      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1998

                                                     REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CLEARVIEW CINEMA GROUP, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                DELAWARE                               7832                              22-3338356
    (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                            ------------------------
                                  97 MAIN STREET
                               CHATHAM, NJ 07928
                                 (973) 377-4646
              (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE
                    OFFICES AND PRINCIPAL PLACE OF BUSINESS)
                            ------------------------
                                   A. DALE MAYO
                          CLEARVIEW CINEMA GROUP, INC.
                                 97 MAIN STREET
                               CHATHAM, NJ 07928
                                 (973) 377-4646
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

         JANICE C. HARTMAN                             ROBERT L. MAZZEO
     KIRKPATRICK & LOCKHART LLP                  SOLOMAN, ZAUDERER, ELLENHORN
        1500 OLIVER BUILDING                           FRISCHER & SHARP
     PITTSBURGH, PA 15222-2312                       45 ROCKEFELLER PLAZA
           (412) 355-6500                                 SUITE 730
                                                      NEW YORK, NY 10111
                                                        (212) 956-3700

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plan, please check the following box. /x/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                              AMOUNT         PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS                  TO BE             OFFERING         AGGREGATE OFFERING     AMOUNT OF
    OF SECURITIES TO BE REGISTERED          REGISTERED       PRICE PER SHARE(1)        PRICE(1)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share................................   257,143 shares          $20.25         $5,207,145.75         $1,536.11
======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(c) on the basis of the average of the high and low sales prices for the Common Stock on June 30, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 1, 1998
PROSPECTUS
        , 1998

                                 257,143 SHARES


                                     [LOGO]


                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                               ------------------

     This prospectus provides for the offering by Marshall Capital Management, Inc. (the 'Selling Stockholder') of up to an aggregate of 257,143 shares (the 'Shares') of the Common Stock, par value $.01 per share ('Common Stock'), of Clearview Cinema Group, Inc. (the 'Company'). The Shares represent shares of Common Stock into which the 3,000 outstanding shares of Class C Convertible Preferred Stock, $.01 par value (the 'Class C Preferred Stock') of the Company were convertible on June 30, 1998. All of the outstanding Class C Preferred Stock was acquired by the Selling Stockholder on April 23, 1998. See 'Selling Stockholder.'

     The Shares may be offered or sold by or for the account of the Selling Stockholder from time to time or at one time, on one or more exchanges or otherwise, at prices and on terms to be determined at the time of sale, to purchasers directly or by or through brokers or dealers, who may receive compensation in the form of discounts, commissions or concessions. The Selling Stockholder and any such brokers or dealers may be deemed to be 'underwriters' within the meaning of the United States Securities Act of 1933, as amended (the 'Securities Act'), and any discounts, concessions and commissions received by any such brokers and dealers may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not receive any of the proceeds from any sale of the Shares offered hereby. See 'Use of Proceeds,' 'Selling Stockholder' and 'Plan of Distribution.'

     The Common Stock is listed on the American Stock Exchange (the 'AMEX') and traded under the symbol 'CLV.' The last reported sale price of the Common Stock on the AMEX on June 30, 1998 was $20.25 per share.

                               ------------------

     SEE 'RISK FACTORS' BEGINNING ON PAGE EIGHT FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                               ------------------

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934 (the 'Exchange Act') and in accordance therewith files periodic reports, proxy solicitation materials and other information with the United States Securities and Exchange Commission (the 'Commission'). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. The Common Stock is listed on the AMEX. Such reports, proxy solicitation materials and other information can also be inspected and copied at the offices of the AMEX at 86 Trinity Place, New York, New York 10006.

                             CAUTIONARY STATEMENTS

     This Prospectus includes 'forward-looking statements' within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the 'Exchange Act'). All statements other than statements of historical facts included in this Prospectus, including, without limitation, the statements under 'Prospectus Summary,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business' and located elsewhere herein regarding industry prospects, the Company's prospects and the Company's financial position are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ('Cautionary Statements') are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus under 'Risk Factors.' All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                      (i)

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus. As used in this Prospectus, unless the context indicates otherwise, the terms the 'Company' and 'Clearview' refer to Clearview Cinema Group, Inc. and its subsidiaries.

                                  THE COMPANY

     Clearview is a major regional first run motion picture exhibitor that operates primarily community-based multiplex theaters in affluent suburban communities in the New York/New Jersey metropolitan area. Clearview offers a broad mix of first run films with a particular focus on films designed to appeal to sophisticated moviegoers and families with younger children residing in these communities. As of June 30, 1998, the Company operated 40 theaters with a total of 193 screens. As of the same date, after giving effect to the Pending Acquisitions (as defined), the Company would have had 42 theaters with a total of 200 screens. Through additions of screens to existing theaters and new theater development, the Company also plans to add a total of 71 new screens by March 31, 1999. Based on the number of screens currently operated, the Company believes that it is one of the largest motion picture exhibitors in the New York/New Jersey metropolitan region and the second largest in New Jersey, thus enabling it to compete effectively with the major national theater circuits in its markets. As of June 30, 1998, approximately 70.0% of the Company's theaters were the sole exhibitors in their film zones, and approximately 18.0% were the leading exhibitors in their film zones. For the year ended December 31, 1997, on a pro forma basis after giving effect to the 1997 Acquisitions (as defined), the 1998 Acquisitions (as defined) and the Pending Acquisitions, the Company's revenues and EBITDA (as defined) would have been approximately $47.6 million and $9.2 million, respectively. For the three months ended March 31, 1998, on a pro forma basis after giving effect to the 1998 Acquisitions, other than the Cobble Hill Acquisition (as defined), and the Pending Acquisitions, the Company's revenues and EBITDA would have been approximately $11.9 million and $2.3 million, respectively.

     Clearview operates clean, comfortable, visually appealing and service-oriented theaters predominantly located in affluent towns and communities rather than in shopping malls or near highways. The Company believes that, in many suburban communities in the Middle Atlantic and New England states, theaters located in town or in community-based retail centers serve audiences that prefer the convenience and familiarity of such theaters to the larger out-of-town megaplex theaters that appear to be the focus of the major theater circuits. Many of the Company's target markets are in densely populated, affluent areas consisting of numerous small municipalities with local business districts that are well-suited to the Company's strategy of operating community-based theaters. In many of these areas it can be difficult for theater circuit operators to build or expand theaters into large multiplexes or megaplexes due to a lack of affordable real estate, zoning laws and community resistance.

     Founded in 1994 with four theaters and eight screens, the Company has grown through both acquisitions and theater development. Since May 1996, the Company has completed 13 acquisitions, representing 30 theaters with a total of 158 screens, and entered into agreements to operate or lease an additional five theaters with a total of 15 screens. Management has successfully integrated these theaters into its operations by reducing operating expenses and implementing new operating standards, management controls and information systems. The Company has also upgraded the seating, improved the sound and projection equipment, refurbished the interior furnishings and broadened the concession offerings in most locations. Additionally, since early 1995 the Company has added seven screens to existing theaters and constructed a new five-screen theater in an existing building, resulting in an aggregate of 40 theaters with a total of 193 screens as of June 30, 1998. See 'Business-- Existing Theaters and Pending Acquisitions.'

     During the past ten years, overall movie theater attendance in the United States has grown from 1,089 million in 1987 to 1,388 million in 1997. Admission revenue increased from a total of approximately $4.3 billion in 1987 to approximately $6.4 billion in 1997, or a compound annual growth rate of 4.1%. The theatrical exhibition industry is fragmented. Although the eleven largest theater circuits operated approximately 60% of the screens at May 1, 1997, 268 of the approximately 478 remaining exhibitors operated four or fewer screens. There is also a strong trend toward consolidation in the motion picture exhibition industry. Two recent major transactions combined Cineplex Odeon Corporation ('Cineplex') (approximately 1,729 screens) with Sony/Loews Theater Exhibition Group ('Sony/Loews') (approximately 1,020 screens), and combined Act III Cinemas ('Act III') (approximately 832 screens) with Regal Cinemas, Inc. ('Regal') (approximately 2,337 screens). The Company believes that it has an opportunity to acquire additional theaters as the major circuits seek to divest theaters which do not fit into their strategic plans and independent theater operators find it increasingly difficult to compete with larger circuits.

OPERATING STRATEGY

     The Company's objective is to expand its position as a major regional first run motion picture exhibitor operating multiplex theaters based on strict operating controls, principally at in-town locations or in retail centers that are the focus of community life. The following are the key elements of the Company's operating strategy:

     Maintain and Expand Strong Regional Focus. Based on the number of screens currently operated, the Company believes that it is one of the largest motion picture exhibitors in the New York/New Jersey metropolitan region and is the second largest in New Jersey, thus enabling it to compete effectively with the major national theater circuits in its markets. In addition, at June 30, 1998, based on the number of screens currently operated, the Company is the leading motion picture exhibitor in such upscale suburban areas as Morris County, New Jersey; Essex County, New Jersey; and the North Shore of Long Island. The Company seeks to continue to acquire or develop theaters that are close to the Company's existing theaters and to acquire or develop similar clusters of theaters in other target markets in the Middle Atlantic and New England states. Approximately 80% of the Company's theaters are within a 30 mile radius and all of the Company's theaters are within a 50 mile radius. By developing clusters of theaters, the Company generally reduces its operating expenses through the sharing of skilled personnel and management oversight. Also, with a large number of screens in one area, the Company can operate separate theaters as if they were a single larger multiplex, thereby enabling the Company to offer a wide selection of films, play successful films longer and play films with very strong demand on a number of screens at one time.

     Dominate Film Zones. The Company seeks to operate theaters that will be the sole or leading exhibitors in their geographic film licensing zones. A geographic film licensing zone or 'film zone' is a geographic area (typically having a three to five mile radius in suburban markets) customarily recognized by film distributors, in which a film is licensed for exhibition at only one theater. As of June 30, 1998, approximately 70.0% of the Company's theaters were the sole exhibitors in their film zones and approximately 18.0% were the leading exhibitors in their film zones. Being the sole or leading exhibitor in a film zone allows the Company to choose which films to exhibit from among the various films licensed by the production companies. Management believes that this flexibility in film selection, combined with management's experience and expertise in selecting films for its target markets, is an important factor in the Company's success.

     Pursue Community-Based Niche Strategy. Clearview operates clean, comfortable, visually appealing and service-oriented theaters in predominantly affluent towns and communities rather than in shopping malls or near highways. The Company believes that, in many suburban communities in the Middle Atlantic and New England states, theaters located in town or in community-based retail centers serve audiences that prefer the convenience and familiarity of such theaters to the larger out-of-town megaplex theaters that appear to be the focus of the major theater circuits. By concurrently showing first run commercial, art and family-oriented films, the Company seeks to appeal to three main groups in affluent suburban communities: baby boomers, older moviegoers and families with younger children (10 years of age and younger). Because of its community-based focus, Clearview can adjust its mix of films based on its sensitivity to the tastes of the audiences in each community. Examples of successful releases at Clearview theaters during the past twelve months include Titanic, As Good As It Gets, L.A. Confidential, Good Will Hunting, The Apostle, Sliding Doors, The Horse Whisperer, Mousehunt and Paulie. Also as part of its community-based strategy, Clearview encourages community interaction and involvement through regular participation in local fund-raising and charity functions and through the hiring of local employees. Clearview believes that its community-based, niche strategy is exemplified by the Company's motto, 'We Bring Neighbors to the Movies.'

     Maintain Cost Controls and Pursue Margin Enhancement. The Company seeks to improve the profitability of its theaters by: (i) controlling theater-level costs through centralized management; (ii) increasing efficiencies in concession purchasing; (iii) reducing general and administrative expenses as a percentage of revenues; and (iv) selecting films that appeal to Clearview's target audiences but result in relatively low aggregate film rental costs as a percentage of box office receipts. For the year ended December 31, 1997, Clearview's box office margin (total box office revenues less film rental and booking fees divided by total box office revenues) was 52.3%, its concession margin (total concession revenues less cost of concession sales divided by total concession revenues) was 83.8%, and its theater level cash flow margin (total revenues less film rental and booking fees, cost of concession sales and theater operating expenses divided by total sales) was 22.4%. For the three months ended March 31, 1998, Clearview's box office margin was 56.8%, its concession margin was 84.4% and its theater level cash flow margin was 29.0%. The Company believes that such percentages compared favorably with those of the five largest motion picture exhibitors for the year ended December 31, 1997. The Company believes that its regional focus, centralized management and emphasis on sophisticated management information systems also create efficiencies and reduce operating and general and administrative expenses as a percentage of revenues for most of the theaters it acquires.

     Operate Clean, Modern Theaters which Appeal to Customer Base. Clearview's theaters generally are multiplexes located in towns and communities rather than in shopping malls or near highways. Each of the Company's theaters has at least one auditorium equipped with digital sound. Most locations are surrounded by stores and restaurants, with available parking nearby. An important aspect of Clearview's operating strategy is to provide a clean, comfortable and visually appealing environment, which usually includes chandeliers, a decorative fireplace and silk flower arrangements. When Clearview acquires a theater, it typically refurbishes the existing seats and equips them with cup holders. In addition, Clearview will generally redecorate the lobby, upgrade the concession stand, provide a courtesy phone so that patrons can make free local telephone calls and selectively add digital sound. The concession stand at each theater offers snack and food items designed to appeal to the Company's generally upscale customer base, such as fruit, bottled water, ice cream, cappuccino and Swiss chocolates, as well as more traditional theater concession items such as soft drinks, popcorn and an assortment of candy items. The Company has adopted a set of procedures designed to keep its theaters clean and to ensure proper film presentation.

GROWTH STRATEGY

     The Company intends to increase revenues and cash flow by: (i) selectively acquiring theaters in its target markets; (ii) adding screens to its existing theaters; (iii) developing new theaters; and (iv) increasing other sources of high margin revenues.

     Selectively Acquire Theater Operations. The Company believes that one of its strengths is its ability to identify available theaters at attractive prices in appropriate locations. Clearview identifies many of its potential acquisitions from the following two sources: (i) major circuits seeking to divest theaters which do not fit into their strategic plans and (ii) independent theater operators finding it increasingly difficult to compete with larger circuits. In addition, Clearview believes it is able to acquire these theaters at favorable prices as compared with prices for acquisitions of theaters that fit more closely into the strategic plans of many of the larger theater circuits. Potential acquisition candidates typically exhibit the following characteristics: (i) location that strengthens Clearview's position in an existing market or, when combined with other available acquisitions or new theater development, provides a sufficient entree into a new market; (ii) position as the sole or a leading exhibitor in a film zone; (iii) demographics consistent with the Company's other locations; and (iv) availability at favorable prices. The Company believes that it has improved the profitability of its acquired theaters by aggressively implementing cost controls and other measures to enhance EBITDA margins.

     Add Screens to Existing Theaters. The Company adds screens to existing theaters when the Company believes that such additions will increase revenues and cash flow and provide sufficient return on capital. By adding screens, the Company is able to offer a larger selection of films that can attract more patrons. Depending on the configuration of an existing theater, the Company may add screens without necessarily increasing the overall dimensions of the theater by dividing an individual auditorium into two or more smaller auditoriums. Dividing an auditorium in this fashion can create additional revenue with only a marginal increase in expense. In certain instances, the Company may also add screens by expanding into adjacent space for the buildout of additional screens. The Company currently plans to add 26 screens to existing theaters by March 31, 1999. See 'Business--Theater Expansion and Development.'

     Develop New Theaters. The Company believes that it can successfully identify locations in suitable communities that can be developed into theaters. The Company currently plans to develop four theaters with a total of 45 screens in the New York/New Jersey metropolitan area and the Philadelphia main line by March 31, 1999. See 'Business--Theater Expansion and Development.' From time to time, opportunities are presented to Clearview by real estate developers who wish to enhance the value of their properties with the presence of a movie theater. These opportunities often require limited direct investment by the Company. In addition, due to its reputation for operating community-based theaters, Clearview has been approached by local governments or community development agencies of towns in the New York/New Jersey metropolitan area and the Philadelphia main line that are interested in revitalizing parts of their communities and believe that a movie theater could provide an impetus to such redevelopment.

     Increase Other Sources of Revenues. Clearview seeks to increase revenues and cash flow from sources other than admissions and concessions, including party, theater rental and on-screen advertising revenues. For the year ended December 31, 1997, Clearview had other revenues of approximately $420,000, or 2.4% of total revenues, and for the three months ended March 31, 1998, had other revenues of approximately $320,000, or 3.3% of total revenues. Clearview intends to increase these high margin revenue sources in the future. For example, in May 1998 the Company initiated a children's party program designed to maximize use of its theaters at times when they otherwise would not be operating. In addition, the Company has recently renegotiated its advertising contracts to increase the rates for on-screen advertising. See 'Business--Other Sources of Revenue.'

RECENT AND PENDING ACQUISITIONS

     Since its initial acquisition of four theaters in December 1994, Clearview has completed 13 acquisitions, representing 30 theaters with an aggregate of 158 screens. The Company has agreed to purchase an additional two theaters with an aggregate of 7 screens. See 'Business--Existing Theaters and Pending Acquisitions.' Listed below is a summary of the Company's acquisitions during 1997 and 1998 and of the Pending Acquisitions.

     1997 ACQUISITIONS

     UA I Theaters. On September 12, 1997, the Company purchased from United Artists Theater Circuits, Inc., for total consideration of approximately $8.7 million in cash, the Mamaroneck Playhouse in Mamaroneck, NY (4 screens), the Bronxville Cinemas in Bronxville, NY (3 screens), the Larchmont Cinemas in Larchmont, NY (1 screen), the Cinema 304 in New City, NY (2 screens) and the Wayne Preakness Cinemas in Wayne, NJ (4 screens) (collectively, the 'UA I Theaters').

     Nelson Ferman Theaters. On November 21, 1997, the Company purchased from an independent theater operator, for total consideration of $18.5 million paid in a combination of cash, subordinated notes of the Company and shares of Common Stock, the Parsippany Cinema 12 in Parsippany, NJ (12 screens) and the Succasunna Cinema 10 in Succasunna, NJ (10 screens) (together, the 'Nelson Ferman Theaters').

     CJM Theaters. On December 12, 1997, the Company purchased from an independent theater operator, for total consideration of $8.7 million paid in a combination of cash, shares of the Company's Class B Nonvoting Cumulative Redeemable Preferred Stock, $.01 par value (the 'Class B Preferred Stock'), and shares of Common Stock, the Bellevue Theaters in Upper Monclair, NJ (4 screens), the Kin Mall Cinemas in Kinnelon, NJ (8 screens), the Cinema 23 in Cedar Grove, NJ (5 screens) and the Middlebrook Galleria Cinema in Middlebrook, NJ (10 screens) (collectively, the 'CJM Theaters').

     Other 1997 Acquisitions. Also during 1997, the Company acquired for an aggregate of approximately $2.0 million in cash, the Roslyn Cinemas in Roslyn, NY (3 screens), the Edison Cinemas in Edison, NJ (8 screens) and the Woodbridge Cinemas in Woodbridge, NJ (5 screens) (collectively, the 'Other 1997 Acquisitions'). The acquisitions of the UA I Theaters, the Nelson Ferman Theaters and the CJM Theaters, together with the Other 1997 Acquisitions, are hereinafter referred to as the '1997 Acquisitions.'

     1998 ACQUISITIONS

     During 1998, the Company has purchased for an aggregate of approximately $15.3 million, paid in a combination of cash and shares of Common Stock, the Clairidge Cinemas in Montclair, NJ (6 screens), the Manhasset Cinemas in North Hempstead, NY (3 screens), the Babylon Cinemas in Babylon, NY (3 screens), the Cobble Hill Cinemas in Brooklyn, NY (5 screens) (the 'Cobble Hill Acquisition'), the Headquarters 10 Cinemas in Morristown, NJ (10 screens) (the 'AMC Acquisition') the Great Neck Squire Cinemas in Great Neck, NY (7 screens), and the Franklin Square Cinemas in Franklin Square, NY (6 screens) (together, the 'Great Neck/Franklin Square Acquisition', and, collectively, the '1998 Acquisitions').

     PENDING ACQUISITIONS

     The Company has entered into agreements to purchase, for an aggregate of $1.5 million in cash, the Colony Cinemas in Livingston, NJ (3 screens), and the West Milford Cinemas in West Milford, NJ (4 screens) (collectively, the 'Pending Acquisitions'). As of June 30, 1998, after giving effect to the Pending Acquisitions, the Company would have had 42 theaters with a total of 200 screens. There can be no assurance that the Pending Acquisitions will be completed, or, if completed, will prove profitable.

     Clearview has financed all of its completed acquisitions through a combination of borrowings under the Old Credit Facility (as defined), the issuance of subordinated promissory notes, Class B Preferred Stock and Common Stock, and the net proceeds from its initial public offering of Common Stock in August 1997 (the 'Common Stock Offering'), its sale of the Class C Preferred Stock in April 1998 and its offering of $80,000,000 of 10 7/8% Senior Notes due 2008 (the 'Notes') in June 1998 (the 'Notes Offering'). See the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

RECENT FINANCING TRANSACTIONS

     In August 1997, the Company completed the Common Stock Offering for $7.1 million in aggregate net proceeds. In late 1997 and early 1998, the Company amended its Credit Agreement with The Provident Bank (as amended, the 'Old Credit Facility') to, among other things, increase availability under the Term Loans (as defined) from $11.2 million to $40.8 million, substantially all of which was used to fund in part the acquisition of additional theaters. In April 1998, the Company completed the sale of the Class C Preferred Stock to the Selling Stockholder for aggregate consideration of approximately $3.0 million. See 'Capitalization' and 'Description of Capital Stock--Class C Preferred Stock'. Additionally, in June 1998 the Company completed the Notes Offering for $80,000,000 in gross proceeds before fees and expenses. Concurrent with the closing of the Notes Offering the Company repaid the Old Credit Facility and entered into the New Credit Facility (as defined) with The Provident Bank, which provides for a secured revolving line of credit in the aggregate principal amount of $15.0 million. See 'Description of New Credit Facility.'

     References in this Prospectus to the 'Transactions' are to (i) the Notes Offering and the application of the estimated net proceeds therefrom (including the Pending Acquisitions); (ii) the issuance of the Class C Preferred Stock; and
(iii) the issuance of shares of Common Stock in connection with the acquisition of the leasehold interest and related construction permit for a new theater in Mansfield Township, New Jersey (the 'Mansfield Theater'). The net proceeds from the sale of the Notes have been used to repay the amount outstanding under the Old Credit Facility of $40.2 million along with a prepayment premium of approximately $400,000 and accrued interest of approximately $470,000; to repay other outstanding indebtedness of approximately $6.3 million; to repurchase 600 shares of the outstanding Class B Preferred Stock for approximately $600,000; to pay issuance costs on the New Credit Facility of approximately $155,000; to fund the aggregate purchase price of two acquisitions of approximately $9.3 million; to purchase the fee real estate interest in a property the Company had been operating under lease for approximately $700,000; to fund the $350,000 in construction costs to date of the Mansfield Theater; and to pay $3.4 million in fees and expenses of the Notes Offering. The remaining net proceeds will be used to fund the $1.5 million purchase price of the Pending Acquisitions; to fund a $750,000 escrow account in connection with the acquisition of the CJM Theaters; to purchase for $1.15 million the fee real estate interest in a property the Company is currently operating under lease; to repurchase the remaining 750 shares of outstanding Class B Preferred Stock of approximately $750,000; to fund the $2.75 million remainder of the estimated construction cost of the Mansfield Theater; to pay the remaining fees and expenses of the Notes Offering; and for working capital, capital expenditures and general corporate purposes, including the buildout of additional screens at existing theaters, new theater developments and possible additional theater acquisitions. See 'Business--New Theater Expansion and Development.'

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following summary financial data should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Unaudited Pro Forma Combined Financial Information,' and the historical consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The summary historical financial data for the year ended December 31, 1997 presented below are derived from the Company's consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, whose report covering the Company's consolidated financial statements as of December 31, 1997 and for the year then ended and the related financial statements are included elsewhere herein. The summary historical financial data for the years ended December 31, 1996 and 1995 presented below are derived from the Company's consolidated financial statements audited by Wiss & Company, LLP, independent accountants, whose report covering the Company's consolidated financial statements as of December 31, 1996 and 1995 and for the years then ended and the related financial statements are included elsewhere herein. The summary pro forma combined financial data presented below are derived from the unaudited pro forma combined financial information appearing elsewhere in this Prospectus.

                                              YEAR ENDED DECEMBER 31,                       THREE MONTHS ENDED MARCH 31,
                                ---------------------------------------------------   ----------------------------------------
                                             HISTORICAL                PRO FORMA(2)           HISTORICAL         PRO FORMA(2)
                                ------------------------------------   ------------    -------------------------  ------------
                                  1995       1996(1)       1997(1)         1997           1997          1998          1998
                                --------    ----------    ----------   ------------    -----------   -----------  ------------
                                                                       (UNAUDITED)                                (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Theater revenues:
  Box office..................  $  1,759    $    6,195    $   12,926     $ 35,095      $   2,712    $    7,077      $  8,743
  Concession..................       555         1,861         3,914       11,315            744         2,284         2,828
  Other.......................        31           142           422        1,175             49           320           333
                                --------    ----------    ----------     --------      ---------   -----------      --------
                                   2,345         8,198        17,262       47,585          3,505         9,681        11,904
                                --------    ----------    ----------     --------      ---------   -----------      --------
Operating expenses:
  Film rental and booking
    fees......................       824         3,022         6,168       15,874          1,196         3,060         3,782
  Cost of concession sales....        99           279           635        1,860            108           357           444
  Theater operating
    expenses..................     1,078         3,298         6,591       17,843          1,227         3,455         4,372
  General and administrative
    expenses..................       375           590         1,131        2,805            192         1,010         1,010
  Depreciation and
    amortization..............       100           635         2,051        5,866            413         1,263         1,516
                                --------    ----------    ----------     --------      ---------    -----------     --------
                                   2,476         7,824        16,576       44,248          3,136         9,145        11,124
                                --------    ----------    ----------     --------      ---------    -----------     --------
Operating income (loss).......      (131)          374           686        3,337            369           536           780
Interest expense(3)...........        85           592         2,015        7,707            358         1,161         1,876
                                --------    ----------    ----------     --------      ---------    -----------     --------
Net income (loss).............  $   (216)   $     (218)   $   (1,329)    $ (4,370)     $      11    $     (625)     $ (1,096)
                                ========    ==========    ==========     ========      =========    ==========      ========
Basic and diluted income
  (loss) per share............  $   (.36)   $     (.29)   $    (1.03)    $  (2.72)     $     .01    $     (.30)     $   (.49)
                                ========    ==========    ==========     ========      =========    ==========      ========
OPERATING DATA:
Box office margin(4)..........      53.2%         51.2%         52.3%        54.8%          55.9%         56.8%         56.7%
Concession margin(5)..........      82.2%         85.0%         83.8%        83.6%          85.5%         84.4%         84.3%
Number of theaters............         7            16            31           42             16            37            42
Number of screens.............        21            60           148          200             60           169           200
Attendance....................   315,406     1,167,409     2,322,063                     480,529     1,278,273
Average ticket price(6).......  $   5.58    $     5.31    $     5.57                   $    5.64    $     5.54
Average concession revenue per
  patron(7)...................  $   1.76    $     1.59    $     1.69                   $    1.55    $     1.79

OTHER DATA:
Theater level cash flow(8)....  $    344    $    1,599    $    3,868     $ 12,008      $     974    $    2,809      $  3,306
Theater level cash flow
  margin(9)...................      14.7%         19.5%         22.4%        25.2%          27.8%         29.0%         27.8%
EBITDA(10)....................  $    (31)   $    1,009    $    2,737     $  9,203      $     782    $    1,799      $  2,296
EBITDA margin(11).............      (1.3)%        12.3%         15.9%        19.3%          22.3%         18.6%         19.3%
Capital expenditures(12)......  $    631    $      318    $    3,486                   $     305    $      765
Ratios of:
  EBITDA to cash interest
    expense(13)...............                                                1.3x                                       1.3x
  Net debt to EBITDA(14)......                                                6.6x
  Earnings to fixed charges...                                    --(15)         --(15)

CASH FLOWS FROM:
Operating activities..........  $    119    $    1,147    $    3,934                   $     780    $    1,175
Investing activities..........    (1,239)       (7,295)      (33,647)                       (399)       (6,604)
Financing activities..........       853         6,723        30,608                         299         5,252

                                                                 AS OF MARCH 31, 1998
                                                              ---------------------------
                                                              HISTORICAL     PRO FORMA(2)
                                                              -----------    ------------
                                                              (UNAUDITED)    (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................................     $ 1,470        $ 19,238
Total assets...............................................      63,408          97,610
Total long-term debt, including current maturities.........      46,903          80,039
Redeemable preferred stock.................................       1,350
Total stockholders' equity.................................       9,873          10,295

------------------

 (1) See Note 2 of the Notes to Consolidated Financial Statements of Clearview Cinema Group, Inc. for the year ended December 31, 1997 with respect to its acquisitions in 1996 and 1997.

 (2) For a discussion of assumptions and adjustments underlying the unaudited pro forma combined financial information, see 'Unaudited Pro Forma Combined Financial Information.'

 (3) See Note 11 of the Notes to Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997 and Note 8 of the Notes to Unaudited Pro Forma Combined Statement of Operations for the quarter ended March 31, 1998 for pro forma interest expense and pro forma cash interest expense calculations.

 (4) Box office margin represents total box office revenues less film rental and booking fees divided by total box office revenues.

 (5) Concession margin represents total concession revenues less cost of concession sales divided by total concession revenues.

 (6) Average ticket price represents total box office revenue divided by attendance.

 (7) Average concession revenue per patron represents concession revenue divided by attendance.

 (8) Theater level cash flow represents total revenues less film rental and booking fees, cost of concession sales and theater operating expenses. Although it is not a measure of performance calculated in accordance with generally accepted accounting principles, theater level cash flow is presented because the Company believes that certain investors find it useful in analyzing companies in the motion picture exhibition industry.

 (9) Theater level cash flow margin represents theater level cash flow divided by Total revenues.

(10) Earnings before interest, taxes, depreciation and amortization ('EBITDA') is a financial measure commonly used in the Company's industry. Although it is not a measure of performance calculated in accordance with generally accepted accounting principles, EBITDA is presented as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of the Company's liquidity.

(11) EBITDA margin represents EBITDA divided by total revenues.

(12) Capital expenditures represent purchase of property, equipment and leasehold improvements, excluding acquisitions. For the year ended December 31, 1997, capital expenditures included (a) construction of a new theater in an existing building in Summit, NJ and the addition of four screens to an existing theater in Chester, NJ; (b) upgrades to Clearview's existing theaters and to theaters included in the 1997 Acquisitions; and (c) replacement capital expenditures. For the quarter ended March 31, 1998, capital expenditures included (a) upgrades to theaters included in the 1997 Acquisitions; (b) additional improvements to the Summit, NJ theater; (c) furniture and equipment for the Company's expanded corporate offices; and
     (d) replacement capital expenditures.

(13) EBITDA to cash interest expense represents EBITDA divided by interest expense less non-cash amortization of debt issuance costs and discounts. Non-cash amortization of debt issuance costs and discounts for the year ended December 31, 1997 and the three month period ended March 31, 1998 on a pro forma basis would have been $370,000 and $93,000, respectively. For the pro forma cash interest expense for the periods ended December 31, 1997 and March 31, 1998, pro forma interest expense has been calculated using a rate of interest on the Notes of 10.875% per annum. See Note 11 of the Notes to Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997 and Note 8 of the Notes to Unaudited Pro Forma Combined Statement of Operations for the quarter ended March 31, 1998 for pro forma interest expense and pro forma cash interest expense calculations.

(14) Net debt to EBITDA represents total debt (including redeemable securities) less cash and cash equivalents divided by EBITDA.

(15) The ratio of earnings to fixed charges is computed by dividing operating income (loss) before fixed charges by fixed charges. Fixed charges is calculated as interest expense, including capitalized interest, plus one third of rental expense. Management believes one third of rental expense represents an appropriate portion representative of the interest factor. Earnings were insufficient to cover fixed charges for the historical and pro forma years ended December 31, 1997 by $1,369,868 and $4,410,579, respectively.

                                  RISK FACTORS

     The Shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing any of the Notes offered hereby.

SUBSTANTIAL LEVERAGE; RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS

     The Company is highly leveraged. As of March 31, 1998, on a pro forma basis after giving effect to the Transactions, the Company would have had total consolidated indebtedness of approximately $80.0 million and total stockholders' equity of approximately $10.3 million. For the year ended December 31, 1997, on a pro forma basis after giving effect to the 1997 Acquisitions, the 1998 Acquisitions and the Pending Acquisitions, the Company's earnings would have been insufficient to cover fixed charges by $4,410,579. For the quarter ended March 31, 1998, on a pro forma basis after giving effect to the 1998 Acquisitions, other than the Cobble Hill Acquisition, and Pending Acquisitions, earnings would have been insufficient to cover fixed charges by $1,096,283. Clearview and its subsidiaries will be permitted to incur additional indebtedness in the future, including up to $15.0 million under the New Credit Facility. See 'Capitalization,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources,' 'Description of New Credit Facility' and 'Description of Notes.'

     The degree to which the Company is leveraged could have important consequences to holders of the Shares, including, but not limited to: (i) increasing the Company's vulnerability to general adverse economic and industry conditions, (ii) limiting the Company's ability to obtain additional financing to fund future working capital, acquisitions, capital expenditures and other general corporate requirements, (iii) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, acquisitions, capital expenditures or other general corporate purposes, (iv) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry and (v) placing the Company at a competitive disadvantage compared to less leveraged competitors.

     The Company's ability to make scheduled payments of principal of, or to pay interest on, its debt obligations, and its ability to refinance any such debt obligations, or to fund acquisitions or planned capital expenditures, will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond its control. The Company's growth strategy contemplates substantial expansion of its theaters and screens. Based on the Company's current operations and anticipated revenue growth, management believes that cash flow from operations and other available cash, together with available borrowings under the New Credit Facility, will be sufficient to fund the Company's growth strategy through at least the end of 1998. Thereafter, however, or in the event the Company exceeds its currently anticipated expansion plans, the Company anticipates that it will need to seek additional equity or debt financing to fund its growth strategy. Failure to obtain any such financing could have a material adverse effect on the Company's ability to achieve its growth strategy. In addition, the Company may need to refinance all or a portion of its indebtedness on or prior to its scheduled maturity. There can be no assurance that the Company will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings, equity contributions or loans from affiliates will be available in an amount sufficient to service its indebtedness, fund acquisitions and make anticipated capital expenditures. In addition, there can be no assurance that the Company will be able to effect any required refinancings of its indebtedness on commercially reasonable terms or at all. See '--Expansion Plans' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     The Indenture dated June 12, 1998 pursuant to which the Notes were issued (the 'Indenture') and the New Credit Facility contain numerous restrictive covenants, including but not limited to covenants that restrict the Company's ability to incur indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. In addition, the New Credit Facility requires the Company to maintain certain financial ratios. The ability of the Company to comply with the covenants and other terms of the New Credit Facility and the Indenture and to satisfy its respective debt obligations (including, without limitation, borrowings and other obligations under the New Credit Facility) will depend on the future operating performance of the Company. In the event the Company fails to comply with the various covenants contained in the New Credit Facility or the Indenture, as applicable, it would be in default thereunder, and in any such case, the maturity of substantially all of its long-term indebtedness could be accelerated. A default under the Indenture would also constitute an event of default under the New Credit Facility. See 'Description of New Credit Facility' and 'Description of Notes.'

LIMITED OPERATING HISTORY AND RESULTS; NET LOSSES

     The Company was incorporated on November 23, 1994 and acquired the leaseholds of four theaters with eight screens on December 21, 1994. Since May 1996, the Company has acquired the leaseholds of 26 theaters, acquired eight theaters with the underlying real estate, entered into operating agreements for five theaters and developed one theater resulting in a total of 193 screens in operation as of June 30, 1998. As a result of this rapid growth in the number of screens operated, the Company has a limited combined operating history. In addition, the Company had net losses of $216,316, $218,328 and $1,328,938 for the years ended December 31, 1995, 1996 and 1997, respectively, and net income of $10,622 and a net loss of $625,283 for the quarters ended March 31, 1997 and 1998, respectively. For the year ended December 31, 1997, on a pro forma basis after giving effect to the 1997 Acquisitions, 1998 Acquisitions and the Pending Acquisitions, the Company would have had a net loss of $4,369,954. For the three months ended March 31, 1998, on a pro forma basis after giving effect to the 1998 Acquisitions, other than the Cobble Hill Acquisition, and the Pending Acquisitions, the Company would have had a net loss of $1,095,520. There can be no assurance that the Company will generate net income in the future. See 'Unaudited Pro Forma Combined Financial Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

EXPANSION PLANS

     The Company's growth strategy is to acquire or develop theaters and add screens to its existing theaters where appropriate. The Company's ability to implement its expansion plans will depend on a number of factors, including obtaining any required financing, the selection and availability of suitable locations, the hiring and training of sufficiently skilled management and other personnel and other factors, such as general economic and demographic conditions, that are beyond the control of the Company. There can be no assurance that the Company will be able to execute this strategy or to operate profitably the theaters that it develops or acquires. See 'Business--Operating Strategy' and '--Growth Strategy.'

     Need For Additional Financing. Clearview intends to continue to acquire theaters and is pursuing the acquisition of additional locations. Based on the Company's current operations and anticipated revenue growth, management believes that cash flow from operations and other available cash (including the proceeds of the Notes Offering), together with available borrowings under the New Credit Facility, will be sufficient to fund the Company's growth strategy through at least the end of 1998. Thereafter, however, or in the event the Company exceeds its currently anticipated expansion plans, the Company anticipates that it will need to seek additional equity or debt financing to fund its growth strategy. Failure to obtain any such financing could have a material adverse effect on the Company's ability to achieve its growth strategy. The Company's estimates of its cash requirements to develop or acquire and renovate theaters and service any debts incurred in connection with such development or acquisition and renovation are and will be based upon certain assumptions, including assumptions as to the Company's revenues and cash flows after any such acquisition or development. There can be no assurance that such assumptions will prove to be accurate or that unforeseen costs will not be incurred.

     Dependence on Ability to Secure Favorable Locations and Lease Terms. The success of the Company's growth strategy is dependent on its ability to acquire or develop theaters in favorable locations, with advantageous lease terms in the case of leased locations. There can be no assurance that the Company will be able to locate or develop theaters in appropriate communities or, if it does locate any such theaters, purchase or lease them on favorable terms. The failure of the Company to acquire or develop theaters in favorable locations or to purchase or lease theaters on advantageous terms could result in an inability to achieve the objectives of its growth strategy.

     Possible Risks in Theater Development and Renovation. In connection with the development of new theaters, the Company either will enter into an agreement with the property owner/developer who will oversee most of the construction and completion of a theater or will oversee that construction and completion itself. When acquiring the right to operate an existing theater (either by entering into a lease or purchasing the theater and its underlying real estate), the Company generally will take responsibility for the completion of any proposed renovations or the construction of new screens. As a result, the Company will, at times, be subject to the risks inherent in the development of real estate, many of which are beyond its control. Such risks include changes in federal, state or local laws or regulations, strikes, adverse weather, material shortages, increases in the costs of labor and materials and adverse changes in financial and economic conditions generally. There can be no assurance that any such theater development or renovation will be successfully completed in a timely manner.

DEPENDENCE ON PRESIDENT AND CHIEF EXECUTIVE OFFICER

     The Company's success depends upon the continued contributions of A. Dale Mayo, its Chairman of the Board, President and Chief Executive Officer. The loss or unavailability of Mr. Mayo to the Company for an extended period of time could have a material adverse effect upon the Company's business and development. To the extent that the services of Mr. Mayo are unavailable to the Company for any reason, the Company will be required to hire other personnel to manage and operate the Company. There can be no assurance that the Company will be able to locate qualified personnel to manage and operate the Company or to employ them on acceptable terms. The Company has entered into an employment agreement with Mr. Mayo that provides for his employment through 2003. In addition, the Company maintains key man life insurance in the amount of $2.5 million on the life of Mr. Mayo. See 'Management.'

GEOGRAPHIC CONCENTRATION

     Each of the Company's current theaters is presently located in the New York/New Jersey metropolitan area and the theaters that it has agreed to or is contemplating acquiring or developing are principally in the same area or the Philadelphia main line. As a result, negative economic or demographic changes in that area could have a disproportionately large and adverse effect on the success of the Company's operations when compared to the effect of any such changes on its competitors that have a wider geographic distribution of theaters.

CONFLICTS OF INTEREST

     Brett E. Marks, who is a director of and a consultant to Clearview, is also a licensed real estate salesman with First New York Realty Co. Inc. ('First New York'), a New York City-based realty brokerage firm. Mr. Marks' main consulting work for Clearview relates to the identification of theaters that could be suitable acquisition candidates for the Company, because of their locations and the demographics of their communities, and of communities that could be appropriate for the development of new theaters, given their demographics and the available locations in such communities, and the performance of due diligence with respect thereto. If the Company decides to acquire any such theater, First New York may be entitled to a commission, which Mr. Marks would be entitled to share, from the owner of that theater, or Mr. Marks personally may be entitled to a commission directly from the owner. In connection with Clearview's acquisition of the UA I Theaters in September 1997, First New York and Mr. Marks received approximately $259,500 and $77,850, respectively. In connection with Clearview's acquisitions of a three-screen theater in Roslyn, New York, the CJM Theaters, the Nelson Ferman Theaters, a six-screen theater in Montclair, New Jersey, two three-screen theaters in Manhasset and Babylon, New York, the Cobble Hill Acquisition, and the Great Neck/Franklin Square Acquisition, Mr. Marks received fees of approximately $100,200 in the aggregate. In addition, in connection with the Company's lease of office space in Chatham, New Jersey, Mr. Marks received a fee of approximately $5,000. See 'Certain Transactions.'

COMPETITION

     The motion picture exhibition industry is highly competitive, particularly with respect to licensing films, attracting patrons and finding theater sites. There are a number of well-established theater circuits with substantially greater financial and other resources than the Company that operate in the New York/New Jersey metropolitan area and in the Middle Atlantic and New England states generally. Some of these theater operators have been in existence significantly longer than the Company and may be better established in the Company's markets and better capitalized. Moreover, alternative delivery systems are available for the presentation of filmed entertainment, including cable television, direct satellite delivery, video cassettes and pay-per-view television. An expansion or increase in popularity of such delivery systems could have a material adverse effect on movie theater attendance in general and upon the Company's business and results of operations in particular. See 'Business--Industry Overview' and '--Competition.'

DEPENDENCE ON FILMS

     The ability of the Company to operate successfully depends upon a number of factors, the most important of which is the availability of marketable motion pictures. Poor relationships with film distributors, a disruption in the production of motion pictures or poor commercial success for motion pictures could have a material adverse effect upon the Company. See 'Business--Film Licensing.'

DEPENDENCE ON CONCESSION SALES

     Concession sales accounted for approximately 23% of the Company's revenues in each of the years ended December 31, 1996 and 1997. Accordingly, the financial success of the Company depends, to a significant extent, on its ability to successfully generate concession sales in the future. See 'Business--Concessions.'

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

     Generally, the most marketable motion pictures have been released during the summer and the Thanksgiving through year-end holiday season. Thus, the motion picture exhibition industry's revenues are seasonal, although the emergence of hit films during other periods can alter this traditional trend. In any case, the timing of releases is likely to have a substantial effect on the Company's results of operations and the results for any one quarter may not necessarily be indicative of results of operations for subsequent quarters. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results and Seasonality.'

CERTAIN ANTI-TAKEOVER EFFECTS

     Certain provisions of Clearview's Amended and Restated Certificate of Incorporation (the 'Certificate') and Amended and Restated By-laws (the 'By-laws') could have the effect of delaying, deferring or preventing a change of control of Clearview not approved by Clearview's Board of Directors (the 'Board of Directors') or could affect the prices that investors might be willing to pay in the future for shares of Common Stock. These provisions include (i) the division of the directors to be elected by the holders of the Common Stock into three classes; (ii) the right of the holders of the Class A Convertible Preferred Stock, $.01 par value, of the Company (the 'Class A Preferred Stock') to elect directors separately as a class; (iii) a requirement that any action to be taken by the holders of the Common Stock be taken at a meeting of the stockholders of the Company; (iv) advance notice requirements for stockholder proposals and nominations; (v) a requirement that the holders of two-thirds of the Common Stock and the Class A Preferred Stock, voting together, approve the amendment, alteration or repeal of certain provisions of the Certificate and the By-laws; and (vi) the authority of the Board of Directors to fix the rights and preferences of, and issue, additional shares of the preferred stock, $.01 par value (the 'Preferred Stock'), of the Company without further action by the holders of the Common Stock. See 'Description of Capital Stock.'

OWNERSHIP AND SIGNIFICANT INFLUENCE OF PRINCIPAL STOCKHOLDERS

     The directors and executive officers of the Company (the 'Senior Management') collectively beneficially own approximately 58.5% of the outstanding Common Stock assuming the conversion of the outstanding shares of Class A Preferred Stock (as defined) (approximately 55.2% of the Common Stock assuming the additional conversion of the outstanding shares of Class C Preferred Stock), including approximately 24.3% of the outstanding Common Stock which is subject to voting trusts for which Mr. Mayo is the trustee. As a result of this ownership, if the directors and executive officers as a group or some combination thereof act in concert, they will have the ability to exert significant influence over the policies and affairs of the Company and corporate actions requiring stockholder approval, including the composition of the Board of Directors. This concentration of ownership could have the effect of delaying, deferring or preventing a change of control of the Company, including a business combination with an unaffiliated party. See 'Management' and 'Principal Stockholders.'

SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock could be adversely affected by the availability for public sale of shares held on June 29, 1998 by security holders of the Company, including: (i) a total of 958,800 outstanding shares of Common Stock eligible for sale pursuant to exemptions from registration under the Securities Acts including exemptions provided by Rule 144 thereunder, all of which are also subject to agreements pursuant to which the holders have certain rights to request the Company to register the sale of such holders' Common Stock under the Securities Act and/or, subject to certain conditions, to include such shares in other registration statements filed by the Company ('Registration Rights Agreements'); (ii) 196,002 outstanding shares of Common Stock are subject to agreements pursuant to which the holders have rights, subject to certain conditions, to include such shares in certain registration statements filed by the Company; (iii) 467,400 shares of Common Stock issuable upon conversion of the Class A Preferred Stock at an initial conversion price of $4.26 per share, that are subject to a Registration Rights Agreement; (iv) 100,000 shares of Common Stock issuable pursuant to warrants exercisable for a four-year period commencing August 22, 1998 at an initial exercise price of $9.60 per share, that are subject to a Registration Rights Agreement; (v) 282,600 shares of Common Stock issuable pursuant to the Class A Warrant (the 'Class A Warrant') exercisable after June 1, 2001 at an initial exercise price of $.01 per share, that are subject to a Registration Rights Agreement; and (vi) 183,500 shares of Common Stock issuable upon exercise of options granted pursuant to the Company's 1997 Stock Incentive Plan, becoming exercisable over the four-year period commencing August, 1998, at exercise prices ranging from $8.00 to $13.50 per share, that are covered by an effective registration statement under the Securities Act. None of the foregoing shares may be sold or otherwise disposed of prior to August 22, 1998, and a total of 327,000 of such shares may not be sold or otherwise disposed of prior to April 23, 1999 except that 100,000 of such shares are the subject of a pledge.

YEAR 2000

     The Company is currently evaluating the potential impact of the year 2000 on the electronic data processing and other information systems relevant to the Company's business and is developing a plan to resolve this issue. The year 2000 issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using '00' as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. This issue creates risk for the Company from unforeseen problems in its own computer systems and from third parties with whom the Company deals on various transactions. Based on preliminary information, costs of addressing potential problems are not currently expected to have a material adverse impact on the Company's results of operations, financial position or cash flows.

                                USE OF PROCEEDS

     The Selling Stockholder will receive all of the net proceeds from any sale of the Shares offered hereby, and none of such proceeds will be available for use by the Company.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is listed on the American Stock Exchange and traded under the symbol 'CLV'. The following table sets forth the range of low and high sales price for the Common Stock for each calendar quarter indicated since the Common Stock Offering.

         1997:                                       HIGH      LOW
         -----                                      ------    ------
         Third Quarter
           (from August 19, 1997)................   $17.25    $ 8.25
         Fourth Quarter..........................   $14.50    $10.50


         1998:
         ----
         First Quarter...........................   $14.13    $11.00
         Second Quarter..........................   $22.94    $14.00


     On June 30, 1998, the closing sale price of the Common Stock as reported on the AMEX was $20.25 per share.

     As of March 23, 1998, the Company had approximately 30 holders of record of the Common Stock.

                                DIVIDEND POLICY

     Clearview currently intends to retain its future earnings, if any, to support its operations and to fund the development and growth of its business and does not anticipate paying any cash dividends on its Common Stock or Class A Preferred Stock in the foreseeable future. Clearview paid $30,000 in dividends in the aggregate in 1995 and $10,000 in dividends in the aggregate in 1996. The decision whether to pay future dividends on the Common Stock will be in the discretion of the Board of Directors and will depend upon the Company's earnings, financial condition, capital requirements, level of indebtedness and other factors that the Board of Directors deems relevant, subject to any contractual restrictions with respect to the payment of dividends. The New Credit Facility and the Indenture restrict the payment of any dividends by Clearview. Payment of dividends on the Common Stock is also subject to the requirement that the Company pay dividends on the Class A Preferred Stock at the same time that dividends are paid on the Common Stock in a per share amount equal to the product of the dividend payable per share of Common Stock and the number of shares of Common Stock into which a share of Class A Preferred Stock is then convertible.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1998 the historical capitalization of the Company and the capitalization of the Company as adjusted to give effect to the Transactions. See 'Offering Memorandum Summary--Recent Financing Transactions.' The following table should be read in conjunction with 'Unaudited Pro Forma Combined Financial Information', 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. See also 'Business--Existing Theaters and Pending Acquisitions.'

                                                                                                 MARCH 31, 1998
                                                                                            -------------------------
                                                                                                          PRO FORMA
                                                                                           HISTORICAL    AS ADJUSTED
                                                                                           ----------    -----------
                                                                                                 (IN THOUSANDS)
Cash and cash equivalents, including escrow deposit(1)...................................    $  1,470       $19,238
                                                                                             ========       =======
Debt (including current maturities):
     Senior credit facility(2)...........................................................    $ 40,558
     Senior Notes due 2008...............................................................                   $80,000
     Subordinated notes payable..........................................................       6,000
     Note payable to bank................................................................         305
     Capital lease obligations...........................................................          39            39
Class B Redeemable Preferred Stock.......................................................       1,350
Stockholders' equity:
     Undesignated Preferred Stock, 2,478,697 shares authorized; 2,475,697 shares authorized on a pro forma basis....................................................
     Class A Convertible Preferred Stock, par value $.01, 1,303 shares authorized, 779
      shares issued and outstanding......................................................          --            --
     Class C Convertible Preferred Stock, par value $.01, 3,000 shares authorized, issued
      and outstanding on a pro forma basis(3)............................................          --            --
     Common Stock, par value $.01, 10,000,000 shares authorized, 2,227,879 issued and
      outstanding, 2,304,802 shares outstanding on a pro forma basis(4)..................          22            23
     Additional paid-in-capital(3)(4)....................................................      12,415        18,636
     Accumulated deficit(3)(5)...........................................................      (2,564)       (8,364)
                                                                                             --------       -------
       Total stockholders' equity........................................................       9,873        10,295
                                                                                             --------       -------
       Total capitalization..............................................................    $ 58,125       $90,334
                                                                                             ========       =======

------------------

(1) For a reconciliation of Historical and Pro Forma As Adjusted cash and cash equivalents, see Note 1 of Notes to Unaudited Pro Forma Combined Balance Sheet.

(2) Reflects the aggregate outstanding balance under the Old Credit Facility of $40.8 million, net of debt discount of $242,000 related to a warrant issued to The Provident Bank. The Company made a $600,000 payment of principal on April 1, 1998 under the Old Credit Facility. The Company repaid all amounts outstanding under the Old Credit Facility from the net proceeds of the Notes Offering and currently has $15.0 million of availability under the New Credit Facility.

(3) On April 23, 1998, the Company issued 3,000 shares of Class C Preferred Stock to the Selling Stockholder for aggregate consideration of approximately $3.0 million resulting in a non-cash preferred stock dividend of $1.7 million which has been reflected in stockholders' equity. See Note 7 to Unaudited Pro Forma Combined Balance Sheet.

(4) On April 30, 1998, the Company acquired the leasehold interest and related construction permit for the Mansfield Theater in exchange for the issuance of approximately $1,548,000 in Common Stock (76,923 shares of Common Stock).

(5) In connection with the repayment of the Old Credit Facility, the Company was required to pay a prepayment premium of $412,000. The prepayment premium, taken together with the write-off of unamortized debt discount and debt issuance costs of $242,000 and $1,439,000, respectively, will result in an extraordinary loss of $2,093,000. In addition, interest expense on the $14,658,000 of proceeds of the Notes Offering to be used for the construction of the Mansfield Theater and for general corporate purposes, has been reflected in stockholders' equity, but has not been included in the pro forma combined statements of operations included elsewhere herein. Such interest expense was $1,594,000 for the year ended December 31, 1997 and $399,000 for the three month period ended March 31, 1998.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combined Financial Information presents the Pro Forma Combined Balance Sheet of the Company at March 31, 1998 and the Pro Forma Combined Statements of Operations of the Company for the year ended December 31, 1997 and the three months ended March 31, 1998.

     The Unaudited Pro Forma Combined Balance Sheet is based on the historical consolidated balance sheet of the Company as of March 31, 1998, which includes the 1997 Acquisitions and the 1998 Acquisitions, and gives effect to the Transactions as if they had been consummated at March 31, 1998.

     The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997 is based on the historical combined statements of operations of the Company, the UA I Theaters, the CJM Theaters, the Nelson Ferman Theaters, the Other 1997 Acquisitions, and the 1998 Acquisitions and gives effect to the Transactions, the 1997 Acquisitions and the 1998 Acquisitions as if they had been consummated at January 1, 1997.

     The Unaudited Pro Forma Combined Statement of Operations for the three months ended March 31, 1998 is based on the historical combined statements of operations of the Company and the 1998 Acquisitions and gives effect to the Transactions and the 1998 Acquisitions as if they had been consummated at January 1, 1997.

     In the opinion of the Company's management, all adjustments necessary to present fairly such unaudited pro forma combined financial information have been made.

     The pro forma acquisition adjustments give effect to the acquisitions under the purchase method of accounting and the assumptions and adjustments (which the Company believes to be reasonable) described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information. Under the purchase method of accounting, assets acquired and liabilities assumed will be recorded at their estimated fair value at the date of acquisition. The pro forma adjustments set forth in the following Unaudited Pro Forma Combined Financial Information are estimated and may differ from the actual adjustments when they become known.

     The Pro Forma Combined Financial Information is provided for comparative purposes only. It does not purport to be indicative of the results that actually would have occurred if the acquisitions of the UA I Theaters, the CJM Theaters, the Nelson Ferman Theaters, the Other 1997 Acquisitions, the 1998 Acquisitions, and the Pending Acquisitions had been consummated on the dates indicated or that may be obtained in the future. The Unaudited Pro Forma Combined Financial Information should be read in conjunction with the notes thereto, the financial statements of the UA I Theaters, the CJM Theaters, and the Nelson Ferman Theaters and the notes thereto, included elsewhere herein, and the Company's consolidated financial statements and the notes thereto, included elsewhere herein.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                                    PRO FORMA
                                                                                           ---------------------------
                                                                                            PRO FORMA
                                                                                           OFFERING AND        PRO
                                                                              HISTORICAL   ACQUISITION        FORMA
                                                                              CLEARVIEW    ADJUSTMENTS     AS ADJUSTED
                                                                              ---------    ------------    -----------

                                  ASSETS
Current assets:
  Cash and cash equivalents, including escrow deposit......................    $ 1,470       $ 17,768(1)     $19,238
  Inventories..............................................................        163                           163
  Other current assets.....................................................        434                           434
                                                                               -------       --------        -------
    Total current assets...................................................      2,067         17,768         19,835
Property, equipment and leaseholds, net....................................     36,549          6,672(2)      43,221
Intangible assets, net.....................................................     23,877          9,762(2)      33,639
Other non-current assets...................................................        915                           915
                                                                               -------       --------        -------
                                                                               $63,408       $ 34,202        $97,610
                                                                               =======       ========        =======

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.....................................    $ 5,205       $ (5,205)(3)         --
  Subordinated notes payable...............................................      2,000         (2,000)(3)         --
  Accounts payable and accrued expenses....................................      5,283          1,993 (4)    $ 7,276
                                                                               -------       --------        -------
    Total current liabilities..............................................     12,488         (5,212)         7,276
Long-term debt and capital leases, less current maturities.................     35,697        (35,658)(3)         39
Senior Notes...............................................................                    80,000 (5)     80,000
Subordinated notes payable.................................................      4,000         (4,000)(3)
Class B redeemable preferred stock.........................................      1,350         (1,350)(3)

Stockholders' equity:
  Undesignated Preferred Stock, 2,478,697 shares authorized; 2,475,697
    shares authorized on a pro forma basis.................................         --                            --
  Class A Preferred Stock, par value $.01, 1,303 shares authorized, 779
    shares issued and outstanding..........................................         --                            --
  Class C Preferred Stock, par value $.01, 3,000 shares authorized, issued
    and outstanding on a pro forma basis...................................         --                            --
  Common Stock, par value $.01, 10,000,000 shares authorized; 2,227,879 shares issued and outstanding, 2,304,802 shares issued and outstanding
    on a pro forma basis...................................................         22              1 (6)         23
  Additional paid-in capital...............................................     12,415          6,221 (7)     18,636
  Accumulated deficit......................................................     (2,564)        (5,800)(8)     (8,364)
                                                                               -------       --------        -------
Total stockholders' equity.................................................      9,873            422         10,295
                                                                               -------       --------        -------
                                                                               $63,408       $ 34,202        $97,610
                                                                               =======       ========        =======

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998

(1) Cash and cash equivalents, including escrow deposit, has been adjusted for the following (in thousands):

      Proceeds from issuance of Senior Notes........................................   $ 80,000
      Proceeds from issuance of Class C Preferred Stock, net of issuance costs......      2,960
      Less:
        o Repayment of Old Credit Facility, including a $412,000 prepayment premium
          and a $600,000 principal payment made on April 1, 1998....................    (41,212)
        o Repayment of other indebtedness...........................................     (6,305)
        o Redemption of Class B Preferred Stock.....................................     (1,350)
        o Purchase price of the Great Neck/Franklin Square Acquisition, the AMC
          Acquisition and the Pending Acquisitions..................................    (10,775)
        o Purchase of real estate presently under lease.............................     (1,850)
      Less: estimated fees and expenses.............................................     (3,700)
                                                                                       --------
      Net change in cash............................................................   $ 17,768
                                                                                       ========

    Cash and cash equivalents includes $750,000 which is restricted and which will be held in escrow to fund the contingent additional consideration to be paid to a seller in connection with the acquisition of the CJM Theaters.

(2) Reflects the following:

     (a) Preliminary allocation of purchase price paid in connection with the Great Neck/Franklin Square Acquisition, the AMC Acquisition and the Pending Acquisitions based on the estimated fair values of the assets acquired or to be acquired, which includes only land, buildings and improvements or leasehold interests, furniture and equipment and intangible assets as follows (in thousands):

                                                       GREAT NECK/                   WEST
                                             AMC     FRANKLIN SQUARE   LIVINGSTON   MILFORD    TOTAL
                                            ------   ---------------   ----------   -------   -------
Land......................................                               $  150               $   150
Buildings and improvements................                                  600                   600
Leasehold interests.......................  $  242       $   458                     $  39        739
Furniture and equipment...................     460         1,022            175        128      1,785
                                            ------       -------         ------      -----    -------
       Total property, equipment and
          leaseholds, net.................     702         1,480            925        167      3,274
Covenant non-compete......................                    23                                   23
Goodwill..................................   2,073         4,997            125        283      7,478
                                            ------       -------         ------      -----    -------
       Total intangible assets............   2,073         5,020            125        283      7,501
                                            ------       -------         ------      -----    -------
Total purchase price......................  $2,775       $ 6,500         $1,050      $ 450    $10,775
                                            ======       =======         ======      =====    =======

     (b) The adjustment to property, equipment and leaseholds, net, represents
         (i) the estimated fair value of property, equipment and leaseholds, net, acquired or to be acquired in connection with the Great Neck/Franklin Square Acquisition, the AMC Acquisition and the Pending Acquisitions set forth in (a) above of $3,274,000, (ii) the combined purchase price of $1,850,000 for the underlying real estate of two theaters presently under lease and (iii) the purchase price of $1,548,000 for the acquisition of the Warren County Cinemas which owned the construction permit for the Mansfield Theater. Such purchase price of $1,548,000 has been allocated as such in the pro forma balance sheet because the Company has commenced construction of this theater.

     (c) The adjustment to intangible assets represents (i) the estimated fair value of intangible assets acquired or to be acquired in connection with the Great Neck/Franklin Square Acquisition, the AMC Acquisition and the Pending Acquisitions set forth in (a) above of $7,501,000, (ii) the write-off of unamortized debt issuance costs of $1,439,000 incurred in connection with the issuance of the Old Credit Facility and (iii) the capitalization of $3,700,000 of estimated fees and expenses to be incurred in connection with the Notes Offering.

                                  AS OF MARCH 31, 1998

(3) Reflects the application of the proceeds from the Notes Offering to repay indebtedness and to redeem Class B preferred stock as follows (in thousands):

(a)   Repayment of Old Credit Facility, including $600 principal payment made on
      April 1, 1998, net of discounts of $242........................................   $40,558
      Repayment of note payable to bank..............................................       305
                                                                                        -------
                                                                                         40,863
      Less: current portion..........................................................    (5,205)
                                                                                        -------
                                                                                        $35,658
                                                                                        -------
                                                                                        -------
(b)   Repayment of subordinated notes payable........................................   $ 6,000
      Less: current portion..........................................................    (2,000)
                                                                                        -------
                                                                                        $ 4,000
                                                                                        -------
                                                                                        -------
(c)   Redemption of Class B Preferred Stock..........................................   $ 1,350
                                                                                        -------
                                                                                        -------

(4) Reflects pro forma interest expense for the period from January 1, 1997 through March 31, 1998 of approximately $1,993,000 on the $14,658,000 of the Notes to be used for the construction of the Mansfield Theater and for general corporate purposes. See also note (8) below.

(5) Represents $80 million aggregate principal amount of the Notes.

(6) Reflects the par value of the 76,923 shares of Common Stock issued on April 30, 1998 in connection with the merger with Warren County Cinemas which owned the construction permit for the Mansfield Theater.

(7) Reflects the 76,923 shares of Common Stock issued on April 30, 1998 in connection with the merger with Warren County Cinemas which owned the construction permit for the Mansfield Theater. Such 76,923 shares of Common Stock had an aggregate fair market value of approximately $1,548,000 based upon the quoted market price of the Common Stock on that date. In addition, the adjustment reflects the issuance on April 23, 1998 of 3,000 shares of Class C Preferred Stock in exchange for approximately $2,960,000 in cash, net of offering costs. In accordance with the Emerging Issues Task Force Abstract D-60: Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Non-Detachable Conversion Feature, the intrinsic value of the beneficial conversion feature of the Class C Preferred Stock, which is measured as the difference between the conversion price and fair value of the Common Stock on the date of issuance, is recognized as a non-cash preferred stock dividend over the period from issuance to earliest conversion (90 days) in the statement of changes in shareholders' equity. Based on the Company's stock price on April 23, 1998, the fair value of the conversion feature is $1,714,000, which will be reflected as a preferred stock dividend over the period from issuance through July 21, 1998, the earliest conversion date. Such preferred stock dividend has been reflected in the adjustment to additional paid-in capital on the pro forma combined balance sheet. The effect on the Company's income (loss) per share through July 21, 1998 will be a reduction in net income (increase in net loss) available to common shareholders to the extent of the preferred stock dividend.

(8) Reflects an adjustment to stockholders' equity (which is not included in the pro forma combined statements of operations) to include an extraordinary loss of $2,093,000, reflecting (i) a prepayment premium on the Old Credit Facility of $412,000, (ii) the write-off of associated unamortized debt discount and debt issuance costs of $242,000 and $1,439,000 respectively. The adjustment also includes pro forma interest expense for the period from January 1, 1997 through March 31, 1998 of approximately $1,993,000 on the $14,658,000 of the Notes to be used for the construction of the Mansfield Theater and for general corporate purposes which has been reflected in accounts payable and accrued expenses. The adjustment also includes the effect of the preferred stock dividend described in note (7) above.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                              HISTORICAL                                      PRO FORMA
                             ----------------------------------------------------------------------------   --------------
                                                                             OTHER                            PRO FORMA
                                                             NELSON        COMPLETED          PENDING        ACQUISITION
                             CLEARVIEW   UA I(1)   CJM(2)   FERMAN(3)   ACQUISITIONS(4)   ACQUISITIONS(5)    ADJUSTMENTS
                             ---------   -------   ------   ---------   ---------------   ---------------   --------------
Theater revenues
  Box office...............  $  12,926   $2,599    $4,382    $ 4,594        $ 9,839           $   755
  Concession...............      3,914      759     1,259      1,095          2,732               292          $  1,264(6)
  Other....................        422      178        15         96            437                27
                             ---------   -------   ------   --------        -------           -------          --------
                                17,262    3,536     5,656      5,785         13,008             1,074             1,264
                             ---------   -------   ------   --------        -------           -------          --------

Operating expenses
  Film rental and booking
    fees...................      6,168    1,167     1,999      1,990          4,486               342              (278)(7)
  Cost of concession
    sales..................        635      126       241                       365                47               446 (6)
  Theater operating
    expenses...............      6,591    1,288     2,101      1,768          5,689               456               (50)(8)
  General and
    administrative
    expenses...............      1,131      181       145        820            603                                 (75)(9)
  Depreciation and
    amortization...........      2,051      132       242        356            867                86             2,132(10)
                             ---------   -------   ------   --------        -------           -------          --------
                                16,576    2,894     4,728      4,934         12,010               931             2,175
                             ---------   -------   ------   ---------       -------           -------          --------

Operating income (loss)....        686      642       928        851            998               143              (911)
Interest expense, net......      2,015      306       191        176            306                12             2,176 (11)
Provision for income
  taxes....................                            26                                                           (26)
                             ---------   -------   ------   --------        -------           -------          --------
Net income (loss)(12)......  $  (1,329)  $  336    $  711    $   675        $   692           $   131          $ (3,061)
                             =========   ======    ======    =======        =======           =======          ========
Basic and diluted loss per
  share(13)................  $   (1.03)
Theater level cash
  flow(14).................
Theatre level cash flow
  margin(15)...............
EBITDA(16).................
EBITDA margin(17)..........
Ratio of EBITDA to cash
  interest expense(18).....
Ratio of net debt to
  EBITDA(19)...............


                                             PRO FORMA
                             PRO FORMA     NOTES OFFERING      PRO FORMA
                             COMBINED        ADJUSTMENT       AS ADJUSTED
                             ---------   ------------------   -----------
Theater revenues
  Box office...............  $ 35,095                          $  35,095
  Concession...............    11,315                             11,315
  Other....................     1,175                              1,175
                             --------         --------         ---------
                               47,585                             47,585
                             --------         --------         ---------
Operating expenses
  Film rental and booking
    fees...................    15,874                             15,874
  Cost of concession
    sales..................     1,860                              1,860
  Theater operating
    expenses...............    17,843                             17,843
  General and
    administrative
    expenses...............     2,805                              2,805
  Depreciation and
    amortization...........     5,866                              5,866
                             --------         --------         ---------
                               44,248                             44,248
                             --------         --------         ---------
Operating income (loss)....     3,337                              3,337
Interest expense, net......     5,182            2,525(11)         7,707
Provision for income
  taxes....................
                             --------         --------         ---------
Net income (loss)(12)......  $ (1,845 )       $ (2,525)        $  (4,370)
                             ========         ========         =========
Basic and diluted loss per
  share(13)................                                    $   (2.72)
Theater level cash
  flow(14).................                                    $  12,008
Theatre level cash flow
  margin(15)...............                                         25.2%
EBITDA(16).................                                    $   9,203
EBITDA margin(17)..........                                         19.3%
Ratio of EBITDA to cash
  interest expense(18).....                                          1.3x
Ratio of net debt to
  EBITDA(19)...............                                          6.6x

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
      (1) Derived from the unaudited financial statements of United Artists
          Theaters at Bronxville, Larchmont, Wayne, New City and Mamaroneck for the period from January 1, 1997 through September 12, 1997, the date of acquisition of the UA I Theaters.

      (2) Derived from the audited combined financial statements of the CJM Theaters at Kin-Mall, Middlebrook, Cedar Grove and Bellevue for the period from January 1, 1997 through September 30, 1997 and the unaudited results for the period from October 1, 1997 through December 11, 1997.

      (3) Derived from the audited combined financial statements of Nelson Ferman Theaters at Parsippany and Roxbury for the period from January 1, 1997 through September 30, 1997 and the unaudited combined financial statements for the period from October 1, 1997 through the acquisition date of November 21, 1997.

      (4) Other Completed Acquisitions includes combined results of the Other 1997 Acquisitions and the 1998 Acquisitions. The historical results were derived from:

          (a) Unaudited historical financial information of the Roslyn Cinemas in Roslyn, NY for the period from January 1, 1997 through the acquisition date of November 3, 1997.

          (b) Unaudited historical financial information for Edison Cinemas in Edison, NJ and Woodbridge Cinemas in Woodbridge, NJ for the period from January 1, 1997 through the acquisition dates of December 12, 1997.

          (c) Unaudited historical financial information for Clairidge Cinemas in Montclair, NJ; Manhasset Cinemas in North Hempstead, NY; Babylon Cinemas in Babylon, NY; and Cobble Hill Cinemas in Brooklyn, NY for the year ended December 31, 1997.

          (d) Unaudited historical financial information of the Great Neck Squire Cinemas in Great Neck, NY for the twelve month period from February 14, 1997 through February 11, 1998.

          (e) Unaudited historical financial information of the Franklin Square Cinemas in Franklin Square, NY for the year ended December 31, 1997.

          (f) Unaudited historical financial information of the Headquarters 10 Cinemas in Morristown, NJ for the fiscal year period from March 28, 1997 through March 27, 1998.

      (5) Pending Acquisitions include combined historical results derived from unaudited historical financial information of the Colony Cinemas in Livingston, NJ and the West Milford Cinemas in West Milford, NJ for the year ended December 31, 1997.

      (6) Reflects an increase in historical concession revenue of approximately $1,264,000, representing revenues that were not recognized by the sellers for the Nelson Ferman Theaters, Clairidge Cinemas, Franklin Square Cinemas and Great Neck Squire Cinemas because each of the sellers operated the respective concession stands through independent third party concessionaires. The cost of concession sales of approximately $446,000 is estimated based on the historical costs of the concession sales of the Company. Upon acquisition of such theaters by the Company, theater management began operating the concession stands, and the respective agreements with the independent third party concessionaires were terminated.

      (7) In February 1998, the Company employed three professionals to perform film booking services in-house for all screens operated by the Company and, in March 1998, terminated its arrangements for third party film booking services. The pro forma adjustment of approximately $278,000 in film rental and booking fees represents amounts paid for third party film booking services by the Company, the Nelson Ferman Theaters and the CJM Theaters during 1997. The pro forma adjustment to general and administrative expenses includes an increase of approximately $190,000 representing costs of the Company's three film booking professionals assuming that such professionals were hired on January 1, 1997. See note (9) below.

      (8) Reflects a reduction of rent of $50,000 for the Roslyn Cinemas as the application of net proceeds from the Notes Offering includes the acquisition of the underlying fee real estate of this theater.

      (9) The former owners of the Franklin Square Cinemas, the Cobble Hill Cinemas and the CJM Theaters provided management advisory services to the theaters and received compensation for such services of approximately $100,000, $100,000 and $70,000, respectively during the year ended December 31, 1997. Upon acquisition of these theaters, the owner/manager of each no longer provide such services to the theaters as the Company is able to support the operations of these seven theaters under its current

                      FOR THE YEAR ENDED DECEMBER 31, 1997

          management structure. These decreases in expenses have been offset by $190,000 in general and administrative expenses related to the employment of the three film booking professionals referred to in note
          (7) above.

     (10) Reflects an increase in depreciation and amortization expense of $2,132,000 for property and equipment, leasehold interests and intangible assets acquired in the 1997 Acquisitions, the 1998 Acquisitions, and to be acquired in the Pending Acquisitions, including amortization of the excess of the purchase price (or expected purchase price) over the estimated fair values of the assets acquired. The Company estimates the useful lives to be 40 years for buildings and improvements and five to seven years for furniture and equipment. Leasehold interests represent acquired rights to operate theaters under previously existing operating leases. The fair value assigned to these leasehold interests is amortized over the term of the lease. Goodwill represents the excess of the purchase price, including acquisition costs, over the fair value of the tangible and identifiable intangible assets acquired which is amortized over fifteen years.

     (11) Pro forma interest expense is calculated as follows:

               Historical combined interest expense, net (pre-acquisition basis)........................   $3,006
               Interest expense assuming all acquisitions were consummated on January 1, 1997 under the
               Old Credit Facility.......................................................................   2,176
                                                                                                           ------
               Pro forma combined interest expense......................................................    5,182
                                                                                                           ------
               Less: amounts in historical combined interest expense for refinanced debt................   (4,951)
               Add: interest expense on the Notes at 10.875%............................................    7,106
               Amortization of debt issuance costs......................................................      370
                                                                                                           ------
               Pro forma Notes Offering adjustment......................................................    2,525
                                                                                                           ------
               Pro forma interest expense...............................................................   $7,707
                                                                                                           ------
                                                                                                           ------
               Pro forma cash interest expense..........................................................   $7,337
                                                                                                           ------
                                                                                                           ------

          Pro forma interest expense has been calculated based on the amount of the Notes which was or will be used to repay the Old Credit Facility, repay other indebtedness, redeem the Class B Preferred Stock, pay the escrow deposit, close the Great Neck/Franklin Square Acquisition, the AMC Acquisition and the Pending Acquisitions, acquire the real estate presently under lease and pay fees and expenses of the Notes Offering of $65.3 million. Pro forma interest expense is not indicative of results that will actually occur upon issuance of the $80 million of Notes as it does not include interest expense of approximately $1,594,000 on $14,658,000 of the Notes to be used for the construction of the Mansfield Theater and for general corporate purposes. However, such costs have been reflected in stockholders' equity. See the Unaudited Pro Forma Combined Balance Sheet.

     (12) In connection with the repayment of the Old Credit Facility, the Company was required to pay a prepayment premium of $412,000. The prepayment premium, taken together with the write-off of unamortized debt discount and debt issuance costs of $242,000 and $1,439,000, respectively, will result in an extraordinary loss of $2,093,000, which has not been reflected in the pro forma combined statement of operations, but has been reflected in stockholders' equity. See the Unaudited Pro Forma Combined Balance Sheet.

     (13) Basic income (loss) per share is calculated by dividing net income
          (loss) by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period. Unaudited pro forma basic and diluted loss per share has been calculated for the year ended December 31, 1997 by dividing unaudited pro forma net loss available to common shareholders by the weighted average number of shares outstanding during the period. Unaudited pro forma net loss available to common shareholders is computed as unaudited pro forma net loss less preferred stock dividends. Unaudited pro forma net loss available to common shareholders, includes recognition of non-cash preferred stock dividends on the Class C Preferred Stock issued on April 23, 1998. The non-cash preferred stock dividend of $1.7 million represents the amount that will be reflected in

                      FOR THE YEAR ENDED DECEMBER 31, 1997

          stockholders' equity during 1998 (the period from issuance to earliest conversion date in July 1998) based on the fair value of the conversion feature as measured on the date of issuance. The pro forma weighted average number of common shares outstanding used to calculate pro forma basic and diluted loss per share for the year ended December 31, 1997 is 2,304,802 shares.

     (14) Theater level cash flow represents total revenues less film rental and booking fees, cost of concessions and theater operating expenses. Although it is not a measure of performance calculated in accordance with generally accepted accounting principles, theater level cash flow is presented because the Company believes that certain investors find it useful in analyzing companies in the motion pictures exhibition industry.

     (15) Theater level cash flow margin represents theater level cash flow divided by total revenues.

     (16) EBITDA is a financial measure commonly used in the Company's industry. Although it is not a measure of performance calculated in accordance with generally accepted accounting principles, EBITDA is presented as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of the Company's liquidity.

     (17) EBITDA margin represents EBITDA divided by total revenues.

     (18) Ratio of EBITDA to cash interest expense represents EBITDA divided by interest less non-cash amortization of debt issuance costs and discounts. For the pro forma ratio of EBITDA to cash interest expense for the year ended December 31, 1997, pro forma interest expense has been calculated using a rate of interest on the Notes of 10.875% per annum.

     (19) Ratio of Net debt to EBITDA represents total debt (including redeemable securities) less cash and cash equivalents divided by EBITDA.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                              HISTORICAL                              PRO FORMA
                                            -----------------------------------------------    ------------------------
                                                                                                PRO FORMA
                                                              1998              PENDING        ACQUISITION    PRO FORMA
                                            CLEARVIEW    ACQUISITIONS(1)    ACQUISITIONS(2)    ADJUSTMENTS    COMBINED
                                            ---------    ---------------    ---------------    -----------    ---------
Theater revenues
  Box office.............................   $  7,077        $   1,499            167                         $ 8,743
  Concession.............................      2,284              381             64               99(3)       2,828
  Other..................................        320               10              3                             333
                                            --------        ---------          -----            -----        -------
                                               9,681            1,890            234               99         11,904
                                            --------        ---------          -----            -----        -------

Operating expenses
  Film rental and booking fees...........      3,060              700             68              (46)(4)      3,782
  Cost of concession sales...............        357               45             10               32 (3)        444
  Theater operating expenses.............      3,455              818            113              (14)(5)      4,372
  General and administrative expenses....      1,010               89                             (89)(6)      1,010
  Depreciation and amortization..........      1,263              128             20              105 (7)      1,516
                                            --------        ---------          -----            -----        -------
                                               9,145            1,780            211              (12)        11,124
                                            --------        ---------          -----            -----        -------

Operating income (loss)..................        536              110             23              111            780
Interest expense, net....................      1,161               72              5                2 (8)      1,240
Provision for income taxes...............
                                            --------        ---------          -----            -----        -------
Net income (loss)........................   $   (625)       $      38          $  18            $ 109        $  (460)
                                            ========        =========          =====            =====        =======
Basic and diluted loss per share(9)......   $   (.30)
Theater level cash flow(10)..............
Theater level cash flow margin(11).......

EBITDA(12)...............................
EBITDA margin(13)........................

Ratio of EBITDA to cash interest
  expense(14)............................


                                             PRO FORMA
                                             OFFERING        PRO FORMA
                                            ADJUSTMENT      AS ADJUSTED
                                           -------------    -----------
Theater revenues
  Box office.............................                    $   8,743
  Concession.............................                        2,828
  Other..................................                          333
                                                            -----------
                                                                11,904
                                                            -----------
Operating expenses
  Film rental and booking fees...........                        3,782
  Cost of concession sales...............                          444
  Theater operating expenses.............                        4,372
  General and administrative expenses....                        1,010
  Depreciation and amortization..........                        1,516
                                                            -----------
                                                                11,124
                                                            -----------
Operating income (loss)..................                          780
Interest expense, net....................         636(8)         1,876
Provision for income taxes...............
                                              -------        ---------
Net income (loss)........................     $  (636)       $  (1,096)
                                              =======        =========
Basic and diluted loss per share(9)......                    $    (.49)
Theater level cash flow(10)..............                    $   3,306
Theater level cash flow margin(11).......                         27.8%
EBITDA(12)...............................                    $   2,296
EBITDA margin(13)........................                         19.3%
Ratio of EBITDA to cash interest
  expense(14)............................                          1.3x

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

(1) The historical results of the 1998 Acquisitions were derived from:

     (a) Unaudited historical financial information for Clairidge Cinemas in Montclair, NJ for the period from January 1, 1998 through the acquisition date of February 12, 1998.

     (b) Unaudited historical financial information for Manhasset Cinemas in North Hempstead, NY and Babylon Cinemas in Babylon, NY for the period from January 1, 1998 through the acquisition date of March 6, 1998.

     (c) Unaudited historical financial information for the quarter ended March 31, 1998 for Franklin Square Cinemas in Franklin Square, NY and the Great Neck Squire Cinemas in Great Neck, NY.

     (d) Historical financial information for Cobble Hill Cinemas in Brooklyn, NY for the period from January 1, 1998 through the acquisition date of March 23, 1998 has not been included as no financial information was available.

     (e) Unaudited historical financial information for the quarter ended March 31, 1998 for the Headquarters 10 Cinemas in Morristown, NJ.

(2) Pending Acquisitions includes combined historical results derived from unaudited historical financial information for the quarter ended March 31, 1998 of the Colony Cinemas in Livingston, NJ, and the West Milford Cinemas in West Milford, NJ.

(3) Reflects an increase in historical concession revenue of approximately $99,000, representing revenues that were not recognized by the sellers, for the Clairidge Cinemas, Franklin Square Cinemas and Great Neck Squire Cinemas because each of the sellers operated the respective concession stands through independent third party concessionaires. The cost of concession sales of approximately $32,000 is estimated based on the historical costs of the concession sales of the Company. Upon acquisition of such theaters by the Company, theater management began operating the concession stands and the respective agreements with the independent third party concessionaires have been terminated.

(4) In February 1998, the Company employed three professionals to perform film booking services in-house for all screens operated by the Company and, in March 1998, terminated its arrangements for third party film booking services. The pro forma adjustment of approximately $46,000 in film rental and booking fees represents amounts paid for third party film booking services by the Company during 1998. The pro forma adjustment to general and administrative expenses includes an increase of approximately $48,000 representing costs of the Company's three film booking professionals assuming that such professionals were hired on January 1, 1997.

(5) Reflects a reduction of rent of $14,000 for the Roslyn Cinemas as the application of net proceeds of the Offering includes the acquisition of the underlying fee real estate of this theater.

(6) The net decrease in general and administrative expenses is due to management advisory services provided by the former owner of the Franklin Square Cinemas and the addition of film booking professionals for the three months ended March 31, 1998 as more fully described in note (9) to the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997.

(7) Reflects an increase in depreciation and amortization expense of $105,000 for property and equipment, leasehold interests and intangible assets acquired in connection with the 1998 Acquisitions and the Pending Acquisitions, including amortization of the excess of the purchase price (or expected purchase price) over the estimated fair values of the assets acquired. The Company estimates the useful lives to be 40 years for buildings and improvements and five to seven years for furniture and equipment. Leasehold interests represent acquired rights to operate theaters under previously existing operating leases. The fair value assigned to these leasehold interests is amortized over the term of the lease. Goodwill represents the excess of the purchase price, including acquisition costs, over the fair value of the tangible and identifiable intangible assets acquired which is amortized over fifteen years.

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

(8) Pro forma interest expense is calculated as follows:

Historical combined interest expense, net (pre-acquisition basis)..........   $1,238
Interest expense assuming all acquisitions were consummated on January 1,
  1997 under the Old Credit Facility.......................................        2
                                                                              ------
Pro forma combined interest expense, net...................................    1,240
                                                                              ------
Less: amounts in historical combined interest expense
  for refinanced debt......................................................   (1,233)
Add: interest expense on the Notes at 10.875%..............................    1,776
Amortization of debt issuance costs........................................       93
                                                                              ------
Pro forma Notes Offering adjustment........................................      636
                                                                              ------
Pro forma interest expense.................................................   $1,876
                                                                              ======
Pro forma cash interest expense............................................   $1,783
                                                                              ======

   Pro forma interest expense has been calculated based on the amount of the Notes which was or will be used to repay the Old Credit Facility, repay other indebtedness, redeem the Class B Preferred Stock, pay the escrow deposit, close the Great Neck/Franklin Square Acquisition, the AMC Acquisition and the Pending Acquisitions, acquire the real estate presently under lease and pay fees and expenses of the Notes Offering of $65.3 million. Pro forma interest expense is not indicative of results that will actually occur upon issuance of the $80 million of Notes as it does not include interest expense of approximately $399,000 on the $14,658,000 of the Notes to be used for the construction of the Mansfield Theater and for general corporate purposes.

(9) Basic income (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period. Unaudited pro forma basic and diluted loss per share has been calculated for the three months ended March 31, 1998 by dividing unaudited pro forma net loss available to common shareholders by the weighted average number of shares outstanding during the period. Unaudited pro forma net loss available to common shareholders is computed as unaudited pro forma net loss less preferred stock dividends. The pro forma weighted average number of common shares outstanding used to calculate pro forma basic and diluted loss per share for the three month period ended is 2,304,802 shares.

(10) Theater level cash flow represents total revenues less film rental and booking fees, cost of concessions and theater operating expenses. Although it is not a measure of performance calculated in accordance with generally accepted accounting principles, theater level cash flow is presented because the Company believes that certain investors find it useful in analyzing companies in the motion pictures exhibition industry.

(11) Theater level cash flow margin represents theater level cash flow divided by total revenues.

(12) EBITDA is a financial measure commonly used in the Company's industry. Although it is not a measure of performance calculated in accordance with generally accepted accounting principles, EBITDA is presented as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of the Company's liquidity.

(13) EBITDA margin represents EBITDA divided by total revenues.

(14) Ratio of EBITDA to cash interest expense represents EBITDA divided by interest less non-cash amortization of debt issuance costs and discounts. For the pro forma ratio of EBITDA to cash interest expense for the period ended March 31, 1998, pro forma interest expense has been calculated using a rate of interest on the Notes of 10.875% per annum.

                            SELECTED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the historical consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The consolidated financial data for the year ended December 31, 1997 presented below are derived from the Company's consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, whose report covering the Company's consolidated financial statements as of December 31, 1997 and for the year then ended and the related financial statements is included elsewhere herein. The consolidated financial data for the years ended December 31, 1996 and 1995 presented below are derived from the Company's consolidated financial statements audited by Wiss & Company, LLP, independent accountants, whose report covering the Company's consolidated financial statements as of December 31, 1996 and 1995 and for the years then ended and the related financial statements is included elsewhere herein.


                                                             YEAR ENDED DECEMBER 31,       THREE MONTHS ENDED MARCH 31,
                                                         -------------------------------   ---------------------------
                                                          1995       1996(1)     1997(1)       1997           1998
                                                         -------     -------     -------    -----------    -----------
                                                                                            (UNAUDITED)    (UNAUDITED)

                                                          (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA AND PER SHARE
                                                                                     DATA)
STATEMENT OF OPERATIONS DATA:
Theater revenues:
  Box office..........................................   $ 1,759     $ 6,195     $12,926      $ 2,712        $ 7,077
  Concession..........................................       555       1,861       3,914          744          2,284
  Other...............................................        31         142         422           49            320
                                                         -------     -------     -------      -------        -------
                                                           2,345       8,198      17,262        3,505          9,681
                                                         -------     -------     -------      -------        -------
Operating expenses:
  Film rental and booking fees........................       824       3,022       6,168        1,196          3,060
  Cost of concession sales............................        99         279         635          108            357
  Theater operating expenses..........................     1,078       3,298       6,591        1,227          3,455
  General and administrative expenses.................       375         590       1,131          192          1,010
  Depreciation and amortization.......................       100         635       2,051          413          1,263
                                                         -------     -------     -------      -------        -------
                                                           2,476       7,824      16,576        3,136          9,145
                                                         -------     -------     -------      -------        -------
Operating income......................................      (131)        374         686          369            536
Interest expense......................................        85         592       2,015          358          1,161
                                                         -------     -------     -------      -------        -------
Net income (loss).....................................   $  (216)    $  (218)    $(1,329)     $    11        $  (625)
                                                         =======     =======     =======      =======        =======
Basic and diluted income (loss) per share(2)..........   $  (.36)    $  (.29)    $ (1.03)     $   .01        $  (.30)
                                                         =======     =======     =======      =======        =======

OPERATING DATA:
Box office margin(3)..................................      53.2%       51.2%       52.3%        55.9%          56.8%
Concession margin(4)..................................      82.2%       85.0%       83.8%        85.5%          84.4%
Number of theaters....................................         7          16          31           16             37
Number of screens.....................................        21          60         148           60            169
Attendance............................................   315,406   1,167,409   2,322,063      480,529      1,278,273
Average ticket price(5)...............................   $  5.58     $  5.31     $  5.57      $  5.64        $  5.54
Average concession revenue per patron(6)..............   $  1.76     $  1.59     $  1.69      $  1.55        $  1.79
Ratio of earnings to fixed charges(7).................        --          --          --                          --

OTHER DATA:
Theater level cash flow(8)............................   $   344     $ 1,599     $ 3,868      $   974        $ 2,809
Theater level cash flow margin(9).....................      14.7%       19.5%       22.4%        27.8%          29.0%
EBITDA(10)............................................   $   (31)    $ 1,009     $ 2,737      $   782        $ 1,799
EBITDA margin(11).....................................      (1.3)%      12.3%       15.9%        22.3%          18.6%
Capital expenditures(12)..............................   $   631     $   318     $ 3,486      $   305        $   765

CASH FLOWS FROM:
Operating activities..................................   $   119     $ 1,147     $ 3,934      $   780        $ 1,175
Investing activities..................................    (1,239)     (7,295)    (33,647)        (399)        (6,604)
Financing activities..................................       853       6,723      30,608          299          5,252

BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents.............................   $   176     $   751     $ 1,647      $ 1,432        $ 1,470
Total assets..........................................     2,029      15,761      57,352       16,630         63,408
Total long-term debt, including current maturities....       948      10,252      41,112       10,663         46,903
Redeemable preferred stock............................                 2,132                    2,781
Class B redeemable preferred stock....................                             1,350                       1,350
Redeemable common stock...............................       113         357                      357
Total stockholders' equity............................       353       1,792      10,328        1,155          9,873

                        NOTES TO SELECTED FINANCIAL DATA

 (1) See Note 2 of the Notes to Consolidated Financial Statements of Clearview Cinema Group, Inc. with respect to its acquisitions in 1996 and 1997.

 (2) Basic income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period.

 (3) Box office margin represents total box office revenues less film rental and booking fees divided by total box office revenues.

 (4) Concession margin represents total concession revenues less cost of concession sales divided by total concession revenues.

 (5) Average ticket price represents total box office revenue divided by attendance.

 (6) Average concession revenue per patron represents total concession revenues divided by attendance.

 (7) The ratio of earnings to fixed charges is computed by dividing operating income (loss) before fixed charges by fixed charges. Fixed charges is calculated as interest expense, including capitalized interest, plus one third of rental expense. Management believes one third of rental expense represents an appropriate portion representative of the interest factor. Earnings were insufficient to cover fixed charges for the years ended December 31, 1995, 1996 and 1997 by $216,316, $218,328 and $1,369,868,
     respectively, and for the three months ended March 31, 1998 by $625,283.

 (8) Theater level cash flow represents total revenues less film rental and booking fees, cost of concession sales and theater operating expenses. Although it is not a measure of performance calculated in accordance with generally accepted accounting principles, theater level cash flow is presented because the Company believes that certain investors find it useful in analyzing companies in the motion picture exhibition industry.

 (9) Theater level cash flow margin represents theater level cash flow divided by total revenues.

(10) EBITDA is a financial measure commonly used in the Company's industry. Although it is not a measure of performance calculated in accordance with generally accepted accounting principles, EBITDA is presented as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of the Company's liquidity.

(11) EBITDA margin represents EBITDA divided by total revenues.

(12) Capital expenditures represent purchase of property, equipment and leasehold improvements, excluding acquisitions. For the year ended December 31, 1997, capital expenditures included (a) construction of a new theater in an existing building in Summit, NJ and the addition of four screens to an existing theater in Chester, NJ; (b) upgrades to Clearview's existing theaters and to theaters included in the 1997 Acquisitions; and (c) replacement capital expenditures. For the quarter ended March 31, 1998, capital expenditures included (a) upgrades to theaters included in the 1997 Acquisitions; (b) additional improvements to the Summit, NJ theater; (c) furniture and equipment for the Company's expanded corporate offices; and
     (d) replacement capital expenditures.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's results of operations and financial condition should be read in conjunction with the information set forth in the financial statements and the notes thereto included elsewhere in this Prospectus.

OVERVIEW

     Since the inception of its business in December 1994, when the Company acquired the right to operate four theaters with eight screens, through March 31, 1998 the Company had acquired the right to operate an additional 32 theaters with 150 screens, had added six screens to two existing theaters and had constructed a new five-screen theater in an existing building, resulting in a total of 37 theaters and 169 screens operated by the Company at March 31, 1998. The Company operated 16 theaters with 60 screens as of March 31, 1997. The Company expects that its future revenue growth will be derived primarily from the acquisition of additional theaters, the addition of screens to existing theaters and the development of new theaters. In order to fund its plans for continued growth, the Company may need to seek additional debt or equity financing. Failure to obtain any such financing could require the Company to significantly curtail its acquisition activities. The Company has had no theater closings since inception.

     The Company's revenues are predominantly generated from box office receipts, concession sales and on-screen advertising. Direct theater costs include film rental and the cost of concessions. Other theater operating expenses consist primarily of theater labor and related fringe benefit costs and occupancy costs (including rent and/or real estate taxes, utilities, repairs and maintenance, cleaning costs and supplies). Film rental costs are directly related to the popularity of a film and the number of weeks the film has run. Film rental costs generally decline as a percentage of box office receipts the longer a film has been showing. Because certain concession items, such as fountain drinks and popcorn are purchased in bulk and not prepackaged for individual servings, the Company has significant gross profit margins on those items.

     General and administrative expenses consist primarily of corporate overhead costs, such as management and office salaries and related fringe benefits costs, professional fees, insurance costs and general office expenses. The Company believes that its current internal controls and management information system will allow the Company to expand its number of screens significantly without incurring proportionate increases in general and administrative expenses. The management information system has on-line capabilities to collect information concerning box office receipts, ticketing, concession sales, inventory control and booking. This system allows the Company to closely track and manage box office and concession revenues.

     During the three months ended March 31, 1998, the Company purchased the Clairidge Cinemas in Montclair, New Jersey (6 screens) for $2.1 million in cash and 14,782 shares of Common Stock; the Manhasset Cinemas in North Hempstead, NY (3 screens) and the Babylon Cinemas in Babylon, NY (3 screens) for an aggregate of $1.5 million in cash; and the Cobble Hill Cinemas in Brooklyn, NY (5 screens) for $2.2 million in cash. In the first three months of 1998, the Company also leased the Millburn Twin Cinemas in Millburn, New Jersey (2 screens) and The Screening Zone in Montclair, New Jersey (2 screens). The acquisition and lease of these additional theaters increased the Company's total number of theaters to 37 and its screen count to 169, as of March 31, 1998.

     Upon repayment of the Old Credit Facility with a portion of the net proceeds of the Notes Offering, the Company was required to pay a prepayment premium of $412,000. The prepayment premium, taken together with a write-off of unamortized debt discount and debt issuance costs of $242,000 and $1,439,000, respectively, in connection with repayment of the Old Credit Facility, will result in an extraordinary loss of $2,093,000 in the quarter ended June 30, 1998.

RESULTS OF OPERATIONS

     QUARTERS ENDED MARCH 31, 1998 AND 1997

     Total Revenues. Total revenues for the three months ended March 31, 1998 increased 176.2% to $9,680,809 from $3,505,451 for the comparable 1997 period. Box office receipts for the three months ended March 31, 1998 increased 160.9% to $7,077,119 from $2,712,210 for the comparable 1997 period. The increase in box office receipts resulted primarily from an increase in attendance for the three months ended March 31, 1998 of 136.7% to approximately 1,278,000 from 540,000 attendees in the comparable 1997 period. This increase in attendance was attributable primarily to the operation of theaters acquired in the third and fourth quarters of 1997 and the first quarter of 1998. Total concession sales for the three months ended March 31, 1998 increased 207.0% to $2,284,059 from $743,986 for the comparable 1997 period, primarily due to the increase in the number of theaters operated. Other revenue (which consists primarily of advertising revenue and rental income on fee-owned properties) for the three months ended March 31, 1998 increased 548.9% to $319,631 from $49,255 for the comparable 1997 period. The increase in other revenue was the result of operating additional theaters during the period.

     Film Rental and Booking Fees. Film rental and booking fees for the three months ended March 31, 1998 increased 155.8% to $3,060,197 from $1,196,126 for the comparable 1997 period, principally due to the operation of additional theaters as previously discussed. Film rental and booking fees as a percentage of box office receipts decreased to 43.2% for the three months ended March 31, 1998 compared to 44.1% for the comparable 1997 period.

     Cost of Concession Sales. Cost of concession sales for the three months ended March 31, 1998 increased 229.1% to $357,465 from $108,605 for the comparable 1997 period. This increase was attributable primarily to the operation of the theaters acquired in the third and fourth quarters of 1997 and in the first quarter of 1998. As a percentage of concession revenues, the cost of concession sales increased to 15.7% for the three months ended March 31, 1998 compared to 14.6% for the comparable 1997 period. This increase was attributable to the fact that the inventory mix at theaters acquired in the first quarter of 1998 did not match patrons' preferences, and that their cost of concession sales did not reflect purchasing efficiencies available to the Company.

     Theater Operating Expenses. Theater operating expenses for the three months ended March 31, 1998 increased 181.7% to $3,455,314 from $1,226,799 for the comparable 1997 period. This increase was attributable primarily to the operation of the theaters acquired as previously discussed. Theater operating expenses, as a percentage of total revenues, increased to 35.7% for the three months ended March 31, 1998 from 35.0% for the comparable 1997 period. This increase was attributable to the operation of the theaters acquired in the first quarter of 1998 whose operating results did not reflect Clearview's operating efficiencies for the entire period.

     General and Administrative Expenses. General and administrative expenses for the three months ended March 31, 1998 increased 426.4% to $1,009,744 from $191,806 for the comparable 1997 period. The increase was due principally to the hiring of personnel and related increases in salaries to support the Company's transition from 16 theaters and 60 screens as of January 1, 1997 to 37 theaters and 169 screens as of March 31, 1998. General and administrative expenses, as a percentage of total revenues, increased to 10.4% for the three months ended March 31, 1998 from 5.5% for the comparable 1997 period. The increase was partially due to the incremental professional fees incurred during the period in connection with increased external reporting requirements as a result of the Common Stock Offering in August 1997. The increase was also attributable to the hiring of in-house film booking and legal professionals to support the Company's growth and future expansion plans. The Company expects general and administrative expenses as a percentage of total revenues to decline over the remainder of the fiscal year.

     Depreciation and Amortization. Depreciation and amortization expense for the three months ended March 31, 1998 increased 205.7% to $1,262,625 from $413,011 for the comparable 1997 period. The increase was a direct result of the substantial increase in the screen count and number of theaters operated since the end of the first quarter of 1997, which significantly increased the Company's depreciable and amortizable assets.

     Operating Income. Operating income for the three months ended March 31, 1998 increased 45.1% to $535,464 from $369,104 for the comparable 1997 period. Operating income as a percentage of total revenues, decreased to 5.5% for the three months ended March 31, 1998 from 10.5% in the comparable 1997 period. Operating income decreased as a percentage of total revenue due to the increase in general and administrative and depreciation and amortization expenses.

     Interest Expense. Interest expense for the three months ended March 31, 1998 increased 223.8% to $1,160,747 from $358,482 for the comparable 1997 period. The Company's borrowing rate on the Existing Credit Facility decreased from Prime + 2% to Prime + 1.5% in September 1997. This decrease was offset by a significant increase in total debt outstanding during the first quarter of 1998 due to the funding of the Company's acquisitions in 1997 and 1998.

     Net Income (Loss). Net loss for the three months ended March 31, 1998 was $625,283 compared to net income of $10,622 in the comparable 1997 period. The net loss was attributable primarily to substantial increases in both depreciation and amortization expense and interest expense, resulting from the Company's growth through acquisitions and related borrowings.

     Other Financial Data. EBITDA for the three months ended March 31, 1998 increased 129.9% to $1,798,089 from $782,115 for the comparable 1997 period. EBITDA as a percentage of total revenues for the three months ended March 31, 1998 decreased to 18.6% from 22.3% in the comparable 1997 period due primarily to an increase in general and administrative expenses previously discussed. Theater level cash flow increased 188.4% to $2,809,000 for the three months ended March 31, 1998 from $974,000 for the comparable period in 1997. Theater level cash flow margin increased to 29% in 1998 from 27.8% in 1997. These improvements were attributable to increased revenues for new screens without a commensurate increase in theater operating expenses and an improved box office margin, respectively. EBITDA and theater level cash flow are financial measures commonly used in the Company's industry. Although they are not measures of performance calculated in accordance with generally accepted accounting principles, they are presented as alternatives to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of the Company's liquidity.

     YEARS ENDED DECEMBER 31, 1997 AND 1996

     Total Revenues. Total revenues for 1997 increased 110.6% to $17,261,977 from $8,197,974 in 1996. The increase in box office receipts resulted primarily from an increase in attendance of 98.9% to approximately 2,322,000 attendees in 1997 from approximately 1,167,000 attendees in 1996. This increase in attendance is attributable primarily to the Company's operation of the nine theaters acquired during 1996 for a full year in 1997, as well as the operation of the 14 theaters acquired and the one theater developed during 1997. Additionally, the average ticket price increased from $5.31 in 1996 to $5.57 in 1997. Total concession sales increased 110.3% for 1997 to $3,914,416 from $1,861,155 in the comparable 1996 period, primarily due to the increase in the number of theaters operated.

     Film Rental and Booking Fees. Film rental and booking fees for 1997 increased 104.1% to $6,168,380 in 1997 from $3,022,377 in 1996, principally due to the operation of additional theaters as discussed above. Film rental and booking fees, as a percentage of box office receipts, decreased to 47.7% for the year ended December 31, 1997 compared to 48.8% for 1996.

     Cost of Concession Sales. Cost of concession sales for 1997 increased 126.9% to $634,395 from $279,549 for 1996. This increase was attributable primarily to the operation of the additional theaters acquired in 1997 and 1996. As a percentage of concession revenues, the cost of concession sales increased to 16.2% in 1997 from 15.0% in 1996. This increase was attributable to the number of theaters the Company added at the height of the 1997 holiday season when the majority of the concession sales are lower margin candy sales.

     Theater Operating Expenses. Theater operating expenses for 1997 increased 99.8% to $6,590,703 from $3,297,825 for 1996. This increase was attributable primarily to the operation of the additional theaters acquired in 1997 and 1996. As a percentage of total revenues, theater operating expenses decreased to 38.2% in 1997 from 40.2% in 1996. The decrease, as a percentage of total revenues, was primarily due to the Company's ability to control and manage its variable costs, such as labor, and the lower average per-theater fixed costs, such as occupancy costs, property taxes and utilities, of the theaters acquired in 1997 as compared to the Company's other theaters.

     General and Administrative Expenses. General and administrative expenses for 1997 increased 91.7% to $1,130,855 from $589,822 in 1996. This increase was due principally to the hiring of additional personnel and related increases in salaries resulting from the transition from seven locations and 21 screens at January 1, 1996 to 16 locations and 60 screens at January 1, 1997 and to 31 theaters and 148 screens at December 31, 1997. The increase was also due to the increase in certain costs in 1997, such as professional fees, which are typically associated with the transition from a private company to a public company. As a percentage of total revenues, however, general and administrative expenses for 1997 decreased to 6.6% from 7.2% for 1996. This decrease was primarily due to the Company's internal controls and management information system which allowed the Company to expand its number of screens without incurring proportionate increases in general and administrative expenses.

     Depreciation and Amortization. Depreciation and amortization expense for 1997 increased 223.0% to $2,051,163 from $635,007 in 1996. This increase was a direct result of the 14 additional theaters acquired in 1997, which significantly increased the Company's depreciable and amortizable assets, as well as the effect of a full year of depreciation and amortization on the assets of the nine theaters acquired in 1996.

     Operating Income. Operating income for 1997 increased 83.8% to $686,481 from $373,394 for 1996. As a percentage of total revenues, operating income decreased to 4.0% for the year ended December 31, 1997, compared to 4.6% for the year ended December 31, 1996. Operating income decreased as a percentage of total revenues primarily due to the substantial increase in depreciation and amortization expense, which more than tripled in 1997 over 1996, compared to total revenues, which approximately doubled over the same period. Excluding depreciation and amortization, increases in the Company's other operating expenses were less, on a percentage basis, than the growth in total revenues, as summarized below:

                                                                  PERCENTAGE
                                                              INCREASE OVER 1996
                                                              ------------------
Total theater revenues......................................         110.6%
Film rental and booking fees................................         104.1%
Other theater operating expenses............................          99.8%
General and administrative expenses.........................          91.7%
Depreciation and amortization...............................         223.0%

     Interest Expense. Interest expense increased 240.6% in 1997 to $2,015,419 from $591,722 in 1996. The Company's borrowing rate on its credit facility decreased from Prime +2% to Prime +1.5% in September 1997. This decrease was offset by a significant increase in total debt outstanding during 1997 as a result of the funding of the Company's acquisitions.
     Net Loss. Net loss for the year ended December 31, 1997 increased to $1,328,938 from $218,328 in the comparable 1996 period. This increase in net loss was attributable primarily to the substantial increases in both depreciation and amortization ($1,416,156) and interest expense ($1,423,697), together totaling over $2,800,000. These increases were due to the additional screens operated by the Company in 1997 and their related acquisition financing costs, which were offset by reduced film rental costs, theater operating expenses and general and administrative expenses, which were less, on a percentage basis, than the growth in total revenues.
     Other Financial Data. EBITDA for the year ended December 31, 1997 increased 171% to $2,737,000 from $1,009,000 for the year ended December 31, 1996. EBITDA as a percentage of total revenue increased to 15.9% for the year ended December 31, 1997 from 12.3% for the year ended December 31, 1996. This increase was primarily attributable to the reduction of general and administrative expenses from 7.2% of revenues for the year ended December 31, 1996 to 6.6% of revenues for the year ended December 31, 1997. This decrease in general and administrative expenses as a percentage of revenues was a result of Clearview management's cost controls which allowed the Company to expand its revenue base without incurring a proportionate increase in corporate overhead. Theater level cash flow for the year ended December 31, 1997 increased 142% to $3,868,000 from $1,599,000 in 1996. Theater level cash flow margin for the year ended December 31, 1997 increased to 22.4% of revenue from 19.5% of revenue in 1996. This increase was primarily due to the reduction of theater operating expenses as a percentage of revenue from 40.2% for the year ended December 31, 1996 to 38.2% for the year ended 1997. EBITDA and theater level cash flow are financial measures commonly used in the Company's industry. Although they are not measures of performance calculated in accordance with generally accepted accounting principles, they are presented as alternatives to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of the Company's liquidity.

     YEARS ENDED DECEMBER 31, 1996 AND 1995
     Total Revenues. Total revenues for 1996 increased 249.5% to $8,197,974 from $2,345,697 for 1995. This increase in total revenues was primarily a result of an increase in attendance of 270% to approximately 1,167,000 attendees in 1996 from approximately 315,000 attendees in 1995. The increase in attendance occurred principally because of the addition of 39 screens during 1996 and the first full year of operation of the 11 screens added during 1995. Revenues from those theaters operated by the Company throughout 1995 and 1996 increased 15.7% from $1,541,843 to $1,783,260. This increase in same theater revenues was attributable primarily to an overall increase in attendance at two theaters and the conversion from a single-screen to a triplex at another theater location. Average ticket prices for the Company's theaters remained relatively constant during 1995 and 1996. Total concession sales increased 235.5% in 1996 to $1,861,155 from $554,671 in 1995 principally for the same reasons.

     Film Rental and Booking Fees. Film rental and booking fees for 1996 increased 266.9% to $3,022,377 from $823,791 for 1995. As a percentage of box office receipts, film rental and booking fees increased to 48.8% from 46.8% for the years ended December 31, 1996 and 1995, respectively. This increase was primarily attributable to the Company's acquisition of the six theaters acquired in May and July of 1996 (film rental and booking fees as a percentage of box office receipts are generally higher during the summer months than most of the rest of the year).

     Cost of Concession Sales. Cost of concession sales for 1996 increased 181.6% to $279,549 from $99,261 for 1995. As a percentage of concession revenues, the cost of concession sales decreased to 15.0% from 17.9% for the years ended December 31, 1996 and 1995, respectively. The Company's gross margin on concession revenues improved in 1996 when compared to 1995 as a result of obtaining volume discounts.

     Theater Operating Expenses. Theater operating expenses increased for 1996 205.8% to $3,297,825 from $1,078,370 for 1995 primarily due to the Company's acquisitions during 1996. As a percentage of total revenues, theater operating expenses decreased to 40.2% from 46.0% for the years ended December 31, 1996 and 1995, respectively. This reduction was due to the Company's careful management of its theater labor and fringe benefit costs and the lower average per-theater fixed costs, such as occupancy costs, taxes and common area maintenance costs, of the theaters acquired in 1996 as compared to the Company's other theaters. As a percentage of box office receipts, theater labor and fringe benefit costs decreased to 20.9% from 23.2% for the years ended December 31, 1996 and 1995, respectively.

     General and Administrative Expenses. General and administrative expenses for 1996 increased 57.2% to $589,822 from $375,262 for 1995. This increase was due principally to the hiring of additional personnel and increases in salaries resulting from the transition from seven locations and 21 screens at the beginning of 1996 to 16 locations and 60 screens by the end of 1996. As a percentage of total revenues, however, general and administrative expenses decreased to 7.2% from 16.0% for the years ended December 31, 1996 and 1995, respectively. This decrease was primarily due to the Company's internal controls and management information system which allowed the Company to expand its number of screens without incurring proportionate increases in general and administrative expenses.

     Depreciation and Amortization. Depreciation and amortization expense for 1996 increased 537.4% to $635,007 from $99,632 for 1995. This increase was primarily a result of the acquisition of the nine theaters acquired in 1996, which significantly increased the Company's depreciable and amortizable assets.

     Operating Income. Operating income for 1996 increased to $373,394 from an operating loss of $130,619 for 1995. This increase in the Company's operating income was primarily due to certain improvements in operating efficiency, the lower average occupancy costs per theater of the theaters acquired in 1996 as compared to the Company's other theaters, and an increase in general and administrative expenses which was less, on a percentage basis, than the growth in total revenues, offset by higher depreciation and amortization expense.

     Interest Expense. Interest expense for 1996 increased 590.5% to $591,722 from $85,697 for 1995. The increase was primarily attributable to the significant increase in the Company's total debt during 1996, which was primarily incurred to finance the Company's acquisitions during that year.

     Net Loss. Net loss for 1996 increased 1.0% to $218,328 from a net loss of $216,316 for 1995. The increase in net loss was primarily due to the Company's acquisitions during 1996 that resulted in a significant increase in depreciation and amortization expense, which is a non-cash expense, and a large increase in interest expense, offset by better operating efficiencies indicated above.

     Other Financial Data. EBITDA for the year ended December 31, 1996 increased to $1,009,000 from a loss of $31,000 for the year ended December 31, 1995. This increase was due to the screens added in 1996, and to the Company's ability to increase its revenue base while maintaining low corporate overhead. Theater level cash flow for the year ended December 31, 1996 increased 365% to $1,599,000 from $344,000 in 1995. Theater level cash flow margin for the year ended December 31, 1997 increased to 19.5% for the year ended December 31, 1996 from 14.7% for the year ended December 31, 1995. This increase was attributable to the decreased concession costs obtained through volume purchasing and to the implementation of Clearview management's cost controls at the theater level, in particular, the reduction in labor and related fringe benefit costs. EBITDA and theater level cash flow are financial measures commonly used in the Company's industry. Although they are not measures of performance calculated in accordance with generally accepted accounting principles, they are presented as alternatives to operating income (as determined in accordance with generally accepted accounting principles), as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of the Company's liquidity.

LIQUIDITY AND CAPITAL RESOURCES

     The Company receives substantially all of its revenues in cash from box office receipts and concession sales and, therefore, benefits from minimal accounts receivable and inventory requirements. The Company's most significant operating expense, film rental fees, continues to be paid to distributors 30 to 45 days following the receipt of the applicable cash ticket payments. In addition, nearly all of the Company's other operating expenses such as concession purchases, theater payroll and theater rents, are paid bi-weekly or monthly, respectively. The period between the receipt of cash from operations and the use of that cash to pay the related expenses provides certain operating capital to the Company.

     Since the Company is in an industry which is capital intensive, substantially all of its assets are non-current. The Company's primary current asset is cash, while inventories are relatively insignificant throughout the fiscal year. The Company had negative working capital of $10,421,404 and $1,484,683 at March 31, 1998 and March 31, 1997, respectively, and negative working capital of $5,334,136 at December 31, 1997 and $1,710,825 at December 31, 1996, respectively. The increases in negative working capital were attributable to the increase in the current portion of long-term debt used to finance the Company's theater acquisitions during such periods, and the increase in film rental fees payable due to the increase in the number of screens.

     The Company has financed its day-to-day operations principally from the cash flow generated by its operating activities. Such cash flow totaled $1,174,819 for the three months ended March 31, 1998, as compared to $780,455 for the comparable 1997 period, and $3,934,204 in 1997 as compared to $1,147,062 in 1996. The difference between the Company's net losses and its cash flows from operating activities for these periods was principally due to non-cash depreciation and amortization expenses and increases in accounts payable and accrued expenses.

     The Company's primary capital requirements are to fund additional theater acquisitions and for remodeling, expansion and maintenance of existing theaters. While the Company has acquired fee-owned theaters from time to time, the Company prefers to acquire theaters as leasehold properties in order to preserve capital. Clearview also has historically developed, and plans to continue developing, new theaters principally by entering into long-term leases, which provide an opportunity to share construction and development costs with the lessor. All of Clearview's landlords are unaffiliated third parties. As of March 31, 1998, the aggregate annual minimum lease payments for all the Company's theaters over the next five years are as follows: 1998: $2,976,584; 1999:
$3,056,606; 2000: $2,991,443; 2001: $2,865,295; and 2002: $2,909,506. After
giving effect to the Pending Acquisitions, such aggregate annual minimum lease payments would be: 1998: $3,991,672; 1999: $4,290,069; 2000: $4,239,306; 2001:
$4,049,198; and 2002: $4,109,480.

     Capital expenditures, exclusive of theater acquisitions, totaled approximately $765,000 in the first three months of 1998 and $305,000 in the first three months of 1997. During the first quarter of 1998, the Company funded its capital expenditures, other than theater acquisitions, through cash flow from operations.

     The Company's capital requirements in 1997 arose principally in connection with theater acquisitions ($37.9 million), the renovation of acquired and existing theaters ($2.4 million), the development of a new theater ($866,000) and the addition of screens to an existing theater ($258,000). Capital expenditures, exclusive of theater acquisitions, totaled approximately $3,486,000 in 1997 and $318,000 in 1996. During 1997, the Company funded its capital expenditures, including theater acquisitions, through the net proceeds of its initial public offering of approximately $7.1 million approximately $24 million of bank borrowings, issuance of $6.0 million of subordinated debt, the issuance of 750 shares of Class B Preferred Stock valued at $750,000 and the issuance of 104,297 shares of common stock, valued at approximately $1.2 million.

     In February 1998, the Company amended and restated its Old Credit Facility by obtaining a third term note ('Term Note C') totaling $5.8 million which was used to fund in part the 1998 Acquisitions. The aggregate availability under the Old Credit Facility was $41.8 million at March 31, 1998. On June 12, 1998, the Old Credit Facility was repaid, and the Company entered into the New Credit Facility providing for a secured revolving line of credit in the aggregate principal amount of $15.0 million. The New Credit Facility will mature on June 12,

2003. The New Credit Facility is collateralized by substantially all of the assets of the Company and contains various restrictive covenants. See 'Description of New Credit Facility.'

     On April 23, 1998, the Company issued 3,000 shares of Class C Preferred Stock to the Selling Stockholder for approximately $3.0 million.

     On June 12, 1998, the Company received $80 million in aggregate gross proceeds before fees and expenses from the Notes Offering.

     The Company's future capital expenditures for planned maintenance will be funded through cash flow from operations. In accordance with the Company's growth strategy, Clearview intends to continue to acquire theaters and is pursuing the acquisition of additional locations. Based on the Company's current operations and anticipated revenue growth, management believes that cash flow from operations and other available cash (including from the Notes Offering), together with available borrowings under the New Credit Facility, will be sufficient to fund the Company's growth strategy through at least the end of 1998. Thereafter, however, or in the event the Company exceeds its currently anticipated expansion plans, the Company anticipates that it will need to seek additional debt or equity financing to fund its growth strategy. Failure to obtain any such financing could have a material adverse effect on the Company's ability to achieve its growth strategy. In the absence of additional financing, the Company believes that it is capable of funding its current operations (including principal and interest payments as they come due) through internally-generated cash flow from operations and existing debt financing.

QUARTERLY RESULTS AND SEASONALITY

     Historically, the most successful films have been released during the summer months (July and August) and Thanksgiving through the year-end holiday season. Consequently, motion picture exhibitors generally have had proportionally higher revenues during such periods, although seasonality of motion picture exhibition revenues has become less pronounced in recent years as studios have begun to release major motion pictures more evenly throughout the year. The Company believes that its regular exhibition of first run independent films has contributed to a moderation in the seasonality of its own revenues as compared to the seasonality of the revenues of some of its competitors. Nevertheless, the Company's revenues and income in any particular quarter will be substantially the result of the commercial success of the particular films being exhibited during such quarter.

EFFECTS OF INFLATION

     Inflation has not had a significant impact on the Company's operations to date.

YEAR 2000

     The Company is currently evaluating the potential impact of the year 2000 on the electronic data processing and other information systems relevant to the Company's business and is developing a plan to resolve this issue. The year 2000 issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using '00' as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. This issue creates risk for the Company from unforeseen problems in its own computer systems and from third parties with whom the Company deals on various transactions. Based on preliminary information, costs of addressing potential problems are not currently expected to have a material adverse impact on the Company's results of operations, financial position or cash flows.

                                    BUSINESS

     Clearview is a major regional first run motion picture exhibitor that operates primarily community-based multiplex theaters in affluent suburban communities in the New York/New Jersey metropolitan area. Clearview offers a broad mix of first run films with a particular focus on films designed to appeal to sophisticated moviegoers and families with younger children residing in these communities. As of June 30, 1998, the Company operated 40 theaters with a total of 193 screens. As of the same date, after giving effect to the Pending Acquisitions, the Company would have had 42 theaters with a total of 200 screens. Through additions of screens to existing theaters and new theater development, the Company also plans to add a total of 71 new screens by March 31, 1999. Based on the number of screens currently operated, the Company believes that it is one of the largest motion picture exhibitors in the New York/New Jersey metropolitan region and the second largest in New Jersey, thus enabling it to compete effectively with the major national theater circuits in its markets. As of June 30, 1998, approximately 70.0% of the Company's theaters were the sole exhibitors in their film zones, and approximately 18.0% were the leading exhibitors in their film zones. For the year ended December 31, 1997, on a pro forma basis after giving effect to the 1997 Acquisitions, the 1998 Acquisitions and the Pending Acquisitions, the Company's revenues and EBITDA would have been approximately $47.6 million and $9.2 million, respectively. For the three months ended March 31, 1998, on a pro forma basis after giving effect to the 1998 Acquisitions, other than the Cobble Hill Acquisition, and the Pending Acquisitions, the Company's revenues and EBITDA would have been approximately $11.9 million and $2.3 million, respectively.

     Clearview operates clean, comfortable, visually appealing and service-oriented theaters predominantly located in affluent towns and communities rather than in shopping malls or near highways. The Company believes that, in many suburban communities in the Middle Atlantic and New England states, theaters located in town or in community-based retail centers serve audiences that prefer the convenience and familiarity of such theaters to the larger out-of-town megaplex theaters that appear to be the focus of the major theater circuits. Many of the Company's target markets are in densely populated, affluent areas consisting of numerous small municipalities with local business districts that are well-suited to the Company's strategy of operating community-based theaters. In many of these areas it can be difficult for theater circuit operators to build or expand theaters into large multiplexes or megaplexes due to a lack of affordable real estate, zoning laws and community resistance.

     Founded in 1994 with four theaters and eight screens, the Company has remained relatively stable. Since May 1996, the Company has completed 13 acquisitions, representing 30 theaters with a total of 158 screens, and entered into agreements to operate or lease an additional five theaters with a total of 15 screens. Management has successfully integrated these theaters into its operations by reducing operating expenses and implementing new operating standards, management controls and information systems. The Company has also upgraded the seating, improved the sound and projection equipment, refurbished the interior furnishings and broadened the concession offerings in most locations. Additionally, since early 1995 the Company has added seven screens to existing theaters and constructed a new five-screen theater in an existing building, resulting in an aggregate of 40 theaters with a total of 193 screens as of June 30, 1998. See '--Existing Theaters and Pending Acquisitions.'

     During the past ten years, overall movie theater attendance in the United States has remained relatively stable. Admission revenue increased from a total of approximately $4.3 billion in 1987 to approximately $6.4 billion in 1997, or a compound annual growth rate of 4.1%. The theatrical exhibition industry is fragmented. Although the eleven largest theater circuits operated approximately 60% of the screens at May 1, 1997, 268 of the approximately 478 remaining exhibitors operated four or fewer screens. There is also a strong trend toward consolidation in the motion picture exhibition industry. Two recent major transactions combined Cineplex (approximately 1,729 screens) with Sony/Loews (approximately 1,020 screens), and combined Act III (approximately 832 screens) with Regal (approximately 2,337 screens). The Company believes that it has an opportunity to acquire additional theaters as the major circuits seek to divest theaters which do not fit into their strategic plans and independent theater operators find it increasingly difficult to compete with larger circuits.

OPERATING STRATEGY

     The Company's objective is to expand its position as a major regional first run motion picture exhibitor operating multiplex theaters based on strict operating controls, principally at in-town locations or in retail centers that are the focus of community life. The following are the key elements of the Company's operating strategy:

     Maintain and Expand Strong Regional Focus. Based on the number of screens currently operated, the Company believes that it is one of the largest motion picture exhibitors in the New York/New Jersey metropolitan region and is the second largest in New Jersey, thus enabling it to compete effectively with the major national theater circuits in its markets. In addition, at June 30, 1998, based on the number of screens currently operated, the Company is the leading motion picture exhibitor in such upscale suburban areas as Morris County, New Jersey; Essex County, New Jersey; and the North Shore of Long Island. The Company seeks to continue to acquire or develop theaters that are close to the Company's existing theaters and to acquire or develop similar clusters of theaters in other target markets in the Middle Atlantic and New England states. Approximately 80% of the Company's theaters are within a 30 mile radius and all of the Company's theaters are within a 50 mile radius. By developing clusters of theaters, the Company generally reduces its operating expenses through the sharing of skilled personnel and management oversight. Also, with a large number of screens in one area, the Company can operate separate theaters as if they were a single larger multiplex, thereby enabling the Company to offer a wide selection of films, play successful films longer and play films with very strong demand on a number of screens at one time.

     Dominate Film Zones. The Company seeks to operate theaters that will be the sole or leading exhibitors in their geographic film licensing zones. A geographic film licensing zone or 'film zone' is a geographic area (typically having a three to five mile radius in suburban markets) customarily recognized by film distributors, in which a film is licensed for exhibition at only one theater. As of June 30, 1998, approximately 70.0% of the Company's theaters were the sole exhibitors in their film zones and approximately 18.0% were the leading exhibitors in their film zones. Being the sole or leading exhibitor in a film zone allows the Company to choose which films to exhibit from among the various films licensed by the production companies. Management believes that this flexibility in film selection, combined with management's experience and expertise in selecting films for its target markets, is an important factor in the Company's success.

     Pursue Community-Based Niche Strategy. Clearview operates clean, comfortable, visually appealing and service-oriented theaters in predominantly affluent towns and communities rather than in shopping malls or near highways. The Company believes that, in many suburban communities in the Middle Atlantic and New England states, theaters located in town or in community-based retail centers serve audiences that prefer the convenience and familiarity of such theaters to the larger out-of-town megaplex theaters that appear to be the focus of the major theater circuits. By concurrently showing first run commercial, art and family-oriented films, the Company seeks to appeal to three main groups in affluent suburban communities: baby boomers, older moviegoers and families with younger children (10 years of age and younger). Because of its community-based focus, Clearview can adjust its mix of films based on its sensitivity to the tastes of the audiences in each community. Examples of successful releases at Clearview theaters during the past twelve months include Titanic, As Good As It Gets, L.A. Confidential, Good Will Hunting, The Apostle, Sliding Doors, The Horse Whisperer, Mousehunt and Paulie. Also as part of its community-based strategy, Clearview encourages community interaction and involvement through regular participation in local fund-raising and charity functions and through the hiring of local employees. Clearview believes that its community-based, niche strategy is exemplified by the Company's motto, 'We Bring Neighbors to the Movies.'

     Maintain Cost Controls and Pursue Margin Enhancement. The Company seeks to improve the profitability of its theaters by: (i) controlling theater-level costs through centralized management; (ii) increasing efficiencies in concession purchasing; (iii) reducing general and administrative expenses as a percentage of revenues; and (iv) selecting films that appeal to Clearview's target audiences but result in relatively low aggregate film rental costs as a percentage of box office receipts. For the year ended December 31, 1997, Clearview's box office margin (total box office revenues less film rental and booking fees divided by total box office revenues) was 52.3%, its concession margin (total concession revenues less cost of concession sales divided by total concession revenues) was 83.8%, and its theater level cash flow margin (total revenues less film rental and booking fees, cost of concession sales and theater operating expenses divided by total sales) was

22.4%. For the three months ended March 31, 1998, Clearview's box office margin was 56.8%, its concession margin was 84.4% and its theater level cash flow margin was 29.0%. The Company believes that such percentages compared favorably with those of the five largest motion picture exhibitors for the year ended December 31, 1997. The Company believes that its regional focus, centralized management and emphasis on sophisticated management information systems also create efficiencies and reduce operating and general and administrative expenses as a percentage of revenues for most of the theaters it acquires.

     Operate Clean, Modern Theaters which Appeal to Customer Base. Clearview's theaters generally are multiplexes located in towns and communities rather than in shopping malls or near highways. Each of the Company's theaters has at least one auditorium equipped with digital sound. Most locations are surrounded by stores and restaurants, with available parking nearby. An important aspect of Clearview's operating strategy is to provide a clean, comfortable and visually appealing environment, which usually includes chandeliers, a decorative fireplace and silk flower arrangements. When Clearview acquires a theater, it typically refurbishes the existing seats and equips them with cup holders. In addition, Clearview will generally redecorate the lobby, upgrade the concession stand, provide a courtesy phone so that patrons can make free local telephone calls and selectively add digital sound. The concession stand at each theater offers high-margin snack and food items, such as fruit, bottled water, ice cream, cappuccino and Swiss chocolates (items designed to appeal to the Company's generally upscale customer base), as well as more traditional theater concession items such as soft drinks, popcorn and an assortment of candy items. The Company has adopted a set of procedures designed to keep its theaters clean and to ensure proper film presentation.

GROWTH STRATEGY

     The Company intends to increase revenues and cash flow by: (i) selectively acquiring theaters in its target markets; (ii) adding screens to its existing theaters; (iii) developing new theaters; and (iv) increasing other sources of high margin revenues.

     Selectively Acquire Theater Operations. The Company believes that one of its strengths is its ability to identify available theaters at attractive prices in appropriate locations. Clearview identifies many of its potential acquisitions from the following two sources: (i) major circuits seeking to divest theaters which do not fit into their strategic plans and (ii) independent theater operators finding it increasingly difficult to compete with larger circuits. In addition, Clearview believes it is able to acquire these theaters at favorable prices as compared with prices for acquisitions of theaters that fit more closely into the strategic plans of many of the larger theater circuits. Potential acquisition candidates typically exhibit the following characteristics: (i) location that strengthens Clearview's position in an existing market or, when combined with other available acquisitions or new theater development, provides a sufficient entree into a new market; (ii) position as the sole or a leading exhibitor in a film zone; (iii) demographics consistent with the Company's other locations; and (iv) availability at favorable prices. The Company believes that it has improved the profitability of its acquired theaters by aggressively implementing cost controls and other measures to enhance EBITDA margins.

     Add Screens to Existing Theaters. The Company adds screens to existing theaters when the Company believes that such additions will increase revenues and cash flow and provide sufficient return on capital. By adding screens, the Company is able to offer a larger selection of films that can attract more patrons. Depending on the configuration of an existing theater, the Company may add screens without necessarily increasing the overall dimensions of the theater by dividing an individual auditorium into two or more smaller auditoriums. Dividing an auditorium in this fashion can create additional revenue with only a marginal increase in expense. In certain instances, the Company may also add screens by expanding into adjacent space for the buildout of additional screens. The Company currently plans to add 26 screens to existing theaters by March 31, 1999. See '--Theater Expansion and Development.'

     Develop New Theaters. The Company believes that it can successfully identify locations in suitable communities that can be developed into theaters. The Company currently plans to develop four theaters with a total of 45 screens in the New York/New Jersey metropolitan area and the Philadelphia main line by March 31, 1999. See '--Theater Expansion and Development.' From time to time, opportunities are presented to Clearview by real estate developers who wish to enhance the value of their properties with the presence of a movie theater. These opportunities often require limited direct investment by the Company. In addition, due to its reputation for operating community-based theaters, Clearview has been approached by local governments or community development agencies of towns in the New York/New Jersey metropolitan area and the Philadelphia main line that are interested in revitalizing parts of their communities and believe that a movie theater could provide an impetus to such redevelopment.

     Increase Other Sources of Revenues. Clearview seeks to increase revenues and cash flow from sources other than admissions and concessions, including party, theater rental and on-screen advertising revenues. For the year ended December 31, 1997, Clearview had other revenues of approximately $420,000, or 2.4% of total revenues, and for the three months ended March 31, 1998, had other revenues of approximately $320,000, or 3.3% of total revenues. Clearview intends to increase these high margin revenue sources in the future. For example, in May 1998 the Company initiated a children's party program designed to maximize use of its theaters at times when they otherwise would not be operating. In addition, the Company has recently renegotiated its advertising contracts to increase the rates for on-screen advertising. See '--Other Sources of Revenue.'

EXISTING THEATERS AND PENDING ACQUISITIONS

     Founded in 1994 with four theaters and eight screens, the Company has since acquired 30 theaters, entered into agreements to operate or lease five theaters and developed one theater, resulting in an increase in the number of Clearview theaters to 40 and the number of Clearview screens to 193. A list of the theaters currently operated by Clearview and the Company's pending theater acquisitions is set forth in the following table:

DATE OF                                                                      NO. OF      NATURE OF
ACQUISITION OR LEASE       COMMUNITY/THEATER NAME           COUNTY/STATE     SCREENS     OCCUPANCY        EXPIRATION
---------------------  --------------------------------   ----------------   -------    ------------   ----------------
Dec. 21, 1994          Bernardsville                      Somerset, NJ           3      Lease          Dec. 31, 1999(1)
                         (Bernardsville Cinema 3)
Dec. 21, 1994          Chester                            Morris, NJ             6      Lease          Jan. 31, 2008(1)
                         (Chester Cinema 6)
Dec. 21, 1994          Madison                            Morris, NJ             4      Lease          Dec. 31, 2000(1)
                         (Madison Cinema 4)
Dec. 21, 1994          Manasquan                          Monmouth, NJ           1      Lease          Jan. 14, 2002
                         (Algonquin Arts Theater)
Sept. 8, 1995          Baldwin                            Nassau, NY             2      Operating      Aug. 31, 2015(2)
                         (Grand Avenue Cinema)                                            Contract
Sept. 8, 1995          New Hyde Park                      Nassau, NY             2      Operating      Aug. 31, 2022(2)
                         (Herricks Cinemas)                                               Contract
Sept. 8, 1995          Port Washington                    Nassau, NY             7      Operating      Jan. 31, 2010(2)
                         (Port Washington Cinemas)                                        Contract
May 29, 1996           Clifton                            Passaic, NJ            6      Lease          Jan. 14, 2007
                         (Allwood Cinemas)
May 29, 1996           Emerson                            Bergen, NJ             4      Lease          Dec. 31, 2006
                         (Emerson Quad)
May 29, 1996           New City                           Rockland, NY           6      Lease          Dec. 31, 2017
                         (New City Cinemas)
May 29, 1996           Washington Twp.                    Bergen, NJ             3      Lease          Oct. 31, 2006
                         (Washington Twp. Cinemas)
July 18, 1996          Bedford                            Westchester, NY        2      Lease          Dec. 31, 2011
                         (Bedford Cinemas)
July 18, 1996          Mount Kisco                        Westchester, NY        5      Lease          Dec. 31, 2003
                         (Mt. Kisco Cinemas)
Dec. 13, 1996          Bergenfield                        Bergen, NJ             5      Own            (3)
                         (Bergenfield Cinema 5)
Dec. 13, 1996          Closter                            Bergen, NJ             4      Lease          Aug. 31, 1999(1)
                         (Closter Cinema 4)
Dec. 13, 1996          Tenafly                            Bergen, NJ             4      Own            (3)
                         (Tenafly Cinema 4)
July 2, 1997           Summit                             Union, NJ              5      Lease          Dec. 31, 2007(1)
                         (Beacon Hill 5)
Sept. 12, 1997         Bronxville                         Westchester, NY        3      Own            (3)
                         (Bronxville Cinemas)
Sept. 12, 1997         Larchmont                          Westchester, NY        1      Lease          Sep. 30, 2016(1)
                         (Larchmont Cinemas)

DATE OF                                                                      NO. OF      NATURE OF
ACQUISITION OR LEASE       COMMUNITY/THEATER NAME           COUNTY/STATE     SCREENS     OCCUPANCY        EXPIRATION
---------------------  --------------------------------   ----------------   -------    ------------   ----------------
Sept. 12, 1997         Mamaroneck                         Westchester, NY        4      Own            (3)
                         (Mamaroneck Playhouse)
Sept. 12, 1997         New City                           Rockland, NY           2      Own            (3)
                         (Cinema 304 New City)
Sept. 12, 1997         Wayne                              Passaic, NJ            4      Lease          Nov. 2006(1)
                         (Wayne Preakness Cinemas)
Nov. 7, 1997           Roslyn                             Nassau, NY             4      Own            (3)(5)
                         (Roslyn Cinemas)
Nov. 21, 1997          Parsippany                         Morris, NJ            12      Lease          Dec. 2015(1)
                         (Parsippany Cinema 12)
Nov. 21, 1997          Succasunna                         Morris, NJ            10      Lease          Dec. 31, 2019(1)
                         (Succasunna Cinema 10)
Dec. 9, 1997           Edison                             Middlesex, NJ          8      Lease          Dec. 31, 2004(1)
                         (Edison Cinemas)
Dec. 9, 1997           Woodbridge                         Middlesex, NJ          5      Lease          Dec. 30, 2003
                         (Woodbridge Cinemas)
Dec. 12, 1997          Upper Montclair                    Essex, NJ              4      Lease          Nov. 30, 2017(1)
                         (Bellevue Theaters)
Dec. 12, 1997          Cedar Grove                        Essex, NJ              5      Lease          May 31, 2010
                         (Cinema 23)
Dec. 12, 1997          Kinnelon                           Morris, NJ             8      Lease          Apr. 30, 2002(1)
                         (Kin Mall Cinemas)
Dec. 12, 1997          Middlebrook                        Monmouth, NJ          10      Lease          Oct. 31, 1999(1)
                         (Middlebrook Galleria Cinemas)
Jan. 29, 1998          Millburn                           Essex, NJ              2      Operating      July 31, 1998(4)
                         (Millburn Twin Cinemas)                                          Contract
Feb. 13, 1998          Montclair                          Essex, NJ              6      Lease          Dec. 31, 2016(1)
                         (Clairidge Cinemas)
Feb. 15, 1998          Montclair                          Essex, NJ              2      Lease          Feb. 15, 2008
                         (The Screening Zone)
Mar. 6, 1998           Manhasset                          Nassau, NY             3      Own            (3)
                         (Manhasset Cinemas)
Mar. 6, 1998           Babylon                            Suffolk, NY            3      Own            (3)
                         (Babylon Cinemas)
Mar. 23, 1998          Cobble Hill                        Kings, NY              5      Lease          Mar. 23, 2003(1)
                         (Cobble Hill Cinemas)
Jun. 17, 1998          Great Neck                         Nassau, NY             7      Lease          May 31, 2021(1)
                         (Great Neck Squire Cinemas)
Jun. 17, 1998          Franklin Square                    Suffolk, NY            6      Lease          Dec. 31, 2014(1)
                         (Franklin Square Cinemas)
Jun. 24, 1998          Morristown                         Morris, NJ            10      Lease          July 31, 2007(1)
                         (Headquarters 10)
Pending                Livingston                         Essex, NJ              3      Own            (3)
                         (Colony Cinemas)
Pending                West Milford                       Passaic, NJ            4      Lease          Mar. 31, 2000(1)
                         (West Milford Cinemas)

------------------
(1) Under these leases, the Company has one or more renewal options.
(2) The Company has an option expiring in September 2000 to acquire the operations and leaseholds of these theaters. The Company's right to operate these theaters will terminate if the option is not exercised.
(3) Not applicable because the theater is owned by the Company.
(4) The Company currently operates this theater under an agreement with the owner and has an option to purchase the theater operation and leasehold, which it intends to exercise with a portion of the net proceeds of the Notes Offering.
(5) During the second quarter of 1998, the Company added a screen to increase the number of screens from three to four.

THEATER EXPANSION AND DEVELOPMENT

     Part of Clearview's growth strategy is theater expansion and development. When considering theater expansion and development opportunities, the Company typically analyzes the demographics, including population density and household income data, admissions revenue data for existing theaters within a 10 to 15 mile radius of the proposed site, and projected return on investment, to assess a location's desirability for a new theater or additional screens. The Company also researches existing and proposed development plans of its competitors for this purpose.

     Screen Additions. Since inception, the Company has added a total of seven screens to three existing theaters. The following table sets forth the screens which the Company currently plans to add to existing theaters. There can be no assurance that all or any of such additions will be made.

                           PROJECTED SCREEN ADDITIONS

PROJECTED                                     NUMBER OF                TOTAL
OPENING DATE          COMMUNITY          SCREENS TO BE ADDED     RESULTING SCREENS
-------------    --------------------    -------------------     -----------------
Oct. 1998        Mamaroneck, NY                    1                      5
Nov. 1998        Cedar Grove, NJ                   2                      7
Nov. 1998        Millburn, NJ                      2                      4
Nov. 1998        Kinnelon, NJ                      3                     11
Aug. 1998        Larchmont, NY                     2                      3
Nov. 1998        Manhasset, NY                     1                      4
Dec. 1998        Succasunna, NJ                    8                     18
Oct. 1998        Bronxville, NY                    1                      4
Nov. 1998        New Hyde Park, NY                 2                      4
Jan. 1999        Baldwin, NY                       2                      4
Mar. 1999        Port Washington, NY               2                      9
                                                  --                     --
                                                  26                     73

     New Theater Development. The Company has constructed one five-screen theater in an existing building (the Beacon Hill 5 in Summit, New Jersey), and currently plans to develop four theaters with a total of 45 screens in the New York/New Jersey metropolitan area and the Philadelphia main line by March 31, 1999. The following table sets forth the Company's planned new theater development. There can be no assurance that any or all of such projects will be completed or, if completed, that the development ultimately will prove profitable.

                        PLANNED NEW THEATER DEVELOPMENT

PROJECTED
OPENING DATE         COMMUNITY         NUMBER OF THEATERS     PROJECTED NUMBER OF SCREENS
-------------    ------------------    ------------------     ---------------------------
Nov. 1998        Anthony Wayne, PA              1                           5
Nov. 1998        Mansfield, NJ                  1                          15
Dec. 1998        Carmel, NY                     1                          15
Mar. 1999        Bayonne, NJ                    1                          10
                                                -                          --
                                                4                          45

     In April 1998, the Company issued approximately $1.5 million in Common Stock to acquire the leasehold interest and related construction permit for the Mansfield Theater. Construction began in May 1998 and is expected to be completed by the end of October 1998. The estimated cost of development is $3.1 million. The Mansfield Theater will be located in Warren County, New Jersey and currently is planned to be a 15-screen multiplex. The Company began paying 50% of the monthly rental payments of $29,167 as of May 1, 1998 and will become liable for the full monthly rent on the earlier of the opening of the theater and January 1, 1999. Currently there is no multiplex in Warren County, New Jersey, and the Company is not aware of any other proposed development in that county.

     In March 1998, Clearview entered into an agreement with a public real estate investment trust, subject to obtaining certain approvals, to develop a new 15-screen multiplex theater in the Carmel ShopRite Center in Putnam County, New York. The agreement provides that after the theater is constructed Clearview will add the seats, projection equipment and a concession stand at a cost of approximately $1.1 million. Monthly rental payments of $22,500 are payable beginning on the earlier of 120 days after the landlord completes construction and the date that Clearview begins operating the theater. Construction is expected to be completed by the end of 1998.

     In February 1997, the Company entered into an agreement with a private developer to lease a new multiplex theater to be constructed by the landlord on a 'turn key' basis. This theater project is currently planned to include at least 10 screens in Bayonne, New Jersey. The landlord has agreed to install all theater seats, projection and sound equipment, concession stands and final finishes according to the Company's specifications. The Company does not expect to incur any capital costs for this project. Currently there is no multiplex in Bayonne, New Jersey, and the Company is not aware of any other proposed development in that county. Construction is expected to be completed in early 1999, at which time a subsidiary of the Company would be obligated to make monthly rental payments of $41,667. The construction contract for this theater has not yet been signed.

     In June 1998, the Company entered into an agreement with a private developer to develop a new multiplex theater, subject to obtaining certain approvals, in Anthony Wayne, PA, along the Philadelphia main line. The theater is expected to have five screens, and construction is expected to be completed by November 1998. A subsidiary of Clearview will be obligated to make monthly rental payments of $4,500 on the earlier of 120 days after all permits have been obtained or the date that Clearview begins operating the theater. The construction contract has not yet been signed.

FILM LICENSING

     The Company's success depends to a significant extent on its knowledge of movie-viewing trends. To augment its resources in this aspect of its business, the Company has recently hired Mr. Craig Zeltner to serve as its Vice President-Film. Mr. Zeltner has more than 20 years of experience as a film buyer, particularly in film buying for the Company's target market. Clearview also employs two film 'bookers' to assist Mr. Zeltner. The Company licenses films from distributors on a film-by-film and theater-by-theater basis. Prior to negotiating for film licenses, senior management of Clearview evaluates the prospects for upcoming films using many factors, including cast, director, plot, performance of similar films, estimated film rental costs and expected Motion Picture Association of America rating. Clearview's success when licensing particular films depends in large part upon its knowledge of trends and the historical film preferences of the residents in the markets served by its theaters, as well as on the availability of motion pictures that the Company believes will be successful in those markets.

     Films are licensed either from film distributors owned by major film production companies or from one of the independent film distributors that generally distribute films for smaller production companies for exhibition at only one theater in a particular film licensing zone. Film distributors typically recognize geographic film licensing zones with radii of three to five miles in suburban markets, depending primarily on population density. Of Clearview's current theaters, approximately 70.0% are the sole exhibitors in their film zones, permitting the Company to choose which films it wishes to exhibit at these theaters, and approximately 18.0% are the leading exhibitors in their film zones.

     In film zones where Clearview is the sole exhibitor, a film license is generally obtained by Clearview after selecting a film from among those offered and negotiating directly with its distributor. In film zones where there are multiple exhibitors, a distributor will either require the exhibitors in the film zone to bid for a film or will allocate films among the exhibitors in the film zone. When films are licensed under the allocation process, a distributor will choose which exhibitor is to be offered a movie and then that exhibitor will negotiate film rental terms directly with that distributor. Over the past several years, distributors have almost exclusively used the allocation process rather than the bidding process to license their films in the New York/New Jersey metropolitan area. When films are licensed through a bidding process, exhibitors compete for licenses based upon the film rental fees to be paid. The Company currently does not bid for films in any of its film zones, although it may be required to do so in the future.

     Clearview predominantly licenses 'first run' films. If the Company believes that a film has substantial remaining potential following its first run, it may license that film for a 'second run.' Second runs enable Clearview to exhibit a variety of films during periods in which there are few new releases and to offer its target audience an opportunity to see a film that did not fit into Clearview's first run schedule. Film distributors establish second run availability on a national or market-by-market basis after a film's release from first run theaters and generally permit each theater within a market to exhibit that film. Each film license typically specifies that the rental fee is based on either a gross box office receipts formula or a theater admissions revenue formula, depending upon which one results in the larger film rental fee. In addition, if a distributor deems a film to be extremely promising, exhibitors may be required to pay non-refundable guarantees of film rental fees or to make refundable advance payments of film rental fees or both in order to obtain a license for that film. Under a gross box office receipts formula, the distributor receives a specified percentage of box office receipts from the licensed film, with the percentage declining over the term of the film run. First run commercial and family-oriented film rental fees typically begin at approximately 70% to 50% of box office receipts for the licensed film (depending on the type of film and its distributor) and gradually decline, over a period of four to seven weeks, to as low as 30% of box office receipts. First run art film rental fees and second run commercial and family-oriented film rental fees typically begin at 35% to 40% of box office receipts for the licensed film and often decline to 30% to 35% of box office receipts after the first week. Under a theater admissions revenue formula (commonly known as a '90/10' clause), the distributor receives a specified percentage (i.e., 90%) of the excess of box office receipts for a given film over a negotiated allowance for theater overhead expenses. Although generally not specifically contemplated by the provisions of film licenses, the terms of a film license often are adjusted or renegotiated subsequent to the initial release of the film.

     The Company's business is dependent upon the availability of marketable first run commercial, family-oriented and art motion pictures and its relationships with distributors. Although many distributors provide first run movies to the motion picture exhibition industry, distribution has been dominated historically by a limited number of distributors (Warner Brothers, Paramount, 20th Century Fox, Universal, Disney/Touchstone, MGM/UA and Columbia/Tri-Star) which, since 1989, have typically accounted for well over 75% of domestic admission revenues and virtually every one of the top 25 grossing films in a given year. No single major distributor dominates the market. Disruption in the production of motion pictures by the major studios and/or independent producers, poor commercial success of motion pictures or poor relationships with distributors could have a material adverse effect upon the Company's business and results of operations.

     The Company licenses films from each of the major distributors and believes that it has good relationships with these distributors. The Company also licenses films from independent film distributors on a consistent basis. Because these distributors often have difficulty licensing films at theaters that are well-maintained and technologically up-to-date, these distributors have generally cooperated with the Company when it seeks to move prints, modify the length of a film's run or change a film's rental fee. From year to year, the box office revenues of the Company attributable to individual distributors will vary depending upon the films they distribute. Set forth below are the top 15 distributors to the Company for 1996 and 1997, ranked by the number of films shown.

                DISTRIBUTORS RANKED BY NUMBER OF FILMS EXHIBITED

             1996                                 1997
-------------------------------      -------------------------------
NAME                 # OF FILMS      NAME                 # OF FILMS
-----------------    ----------      -----------------    ----------
Buena Vista              31          Buena Vista              29
Sony                     22          Sony                     27
Warner Brothers          21          Warner Brothers          25
Miramax                  20          Paramount                22
Paramount                17          20th Century Fox         21
20th Century Fox         16          Miramax                  18
MCA/Universal            15          New Line                 14
MGM/UA                   13          MCA/Universal            11
New Line                  9          MGM/UA                    7
Gramercy                  6          Gramercy                  6
Fine Line                 4          Sony Classic              5
Orion                     4          October                   5
Samuel Goldwyn            4          Fox Search Light          4
Sony Classic              4          Orion                     3
October                   3          Fine Line                 3
                                     Dream Works               3

CONCESSIONS

     Concession sales are generally the second largest source of revenue for the Company after box office receipts, representing approximately 22.7% of the revenue for the year ended December 31, 1997 and 23.6% of revenue for the three months ended March 31, 1998. The Company has devoted considerable management effort to increasing concession sales and improving concession margins. The Company's concession margin was 83.8% for the year ended December 31, 1997 and 84.4% for the three months ended March 31, 1998. The Company's efforts include implementing the following strategies:

     Tailoring product mix to customer base. The Company's mix of concession items reflects the preferences of its customer base. While Clearview's theaters provide the traditional concession items such as popcorn, soda and candy, the Company also offers items which appeal to more upscale moviegoers. Examples of these products include cappuccino, Swiss chocolates, fruit and bottled water. The Company varies its concessions by theater based on preferences of the particular community. The Company believes its product mix further enhances the appeal of its theaters to its patrons by differentiating its theaters from those of larger circuits.

     Cost control. The Company negotiates its concession supplies on a bulk rate basis for all of its theaters. The Company often realizes improvements in the concession margins of acquired theaters by integrating their concession purchasing with the Company's existing theaters. The Company believes that acquisitions of additional theaters would further increase the Company's ability to obtain more favorable pricing from concession distributors.

OTHER SOURCES OF REVENUE

     Clearview also seeks to increase revenues and cash flow from sources other than admissions and concessions, including party, theater rental and on-screen advertising revenues. For the year ended December 31, 1997, Clearview had other revenues of approximately $420,000, or 2.4% of total revenues, and for the three months ended March 31, 1998 had other revenues of approximately $320,000, or 3.3% of total revenues. Clearview intends to increase these high margin revenue sources in the future. For example, in May 1998 the Company initiated a children's party program which is designed to maximize use of its theaters at times when they otherwise would not be operating. The Company also rents certain of its theaters to special interest groups, receiving a fixed payment for the screen rental and incremental concession income. In addition, the special interest groups supply the films and pay the film rental costs. With respect to on-screen advertising, the Company sells advertising space on its screens prior to the exhibition of films in both slide form, which typically promote local area businesses, and rolling stock form, which focus more on national promotions. The slide and rolling stock promotions are sold through third parties. The Company has recently renegotiated its contracts to increase the rates for slide and rolling stock promotions.

     The following table shows the Company's other revenues for each of the last three years and for the quarter ended March 31, 1998:

                                    YEAR ENDED DECEMBER 31,
                                -------------------------------    QUARTER ENDED
                                 1995        1996        1997      MARCH 31, 1998
                                -------    --------    --------    --------------
Other Revenues                  $31,895    $141,420    $421,427       $319,631
Other Revenues as a
  % of Total Revenues           1.4%       1.7%        2.4%           3.3%

INDUSTRY OVERVIEW

     Theatrical exhibition is the primary initial distribution channel for new motion picture releases. The Company believes that the successful theatrical release of a movie abroad and in 'downstream' distribution channels, such as home video and pay-per-view, network, syndicated and satellite television, is largely dependent upon its successful theatrical release in the United States. The Company further believes that the emergence of new motion picture distribution channels has not adversely affected attendance at theaters and that these distribution channels do not provide an experience comparable to the out-of-home experience of viewing a movie in a theater. The Company also believes that the public will continue to recognize the advantages of viewing a movie on a large screen with superior audio and visual quality, while enjoying a variety of concessions and sharing the experience with a large audience. In addition, when compared with other forms of entertainment, such as many sporting events and cultural events, movies remain one of the best entertainment values for families.

     The theatrical exhibition industry is fragmented. Although the 10 largest theater circuits operated approximately 60% of the screens at May 1, 1997, 268 of the remaining approximately 478 exhibitors operated four or fewer screens. From 1987 through 1997, the net number of indoor screens increased from approximately 21,048 to approximately 30,825. There is a strong trend toward consolidation in the motion picture exhibition industry. Two recent major transactions combined Cineplex (approximately 1,729 screens) with Sony/Loews (approximately 1,020 screens), and combined Act III (approximately 832 screens) with Regal (approximately 2,337 screens).

     The multiplex theater was introduced to the moviegoing public in the 1960's and multiplexes are now considered the industry standard. The advantages of a multiplex format include the following: (i) the ability to play a range of movies to fit the various tastes of the movie-going public; (ii) the ability to accommodate the expected size of the audience for a particular movie; (iii) the ability to run a popular movie for a longer period of time and to exhibit newer films immediately upon their release; and (iv) the ability to show a single film in two or more auditoriums simultaneously, thereby effectively increasing the viewing capacity for a popular film.

     Revenues for the theatrical exhibition industry are a function of theater attendance, ticket prices, trends in movie releases and concession sales. According to data released by the Motion Picture Association of America, overall movie theater attendance in the United States has grown from 1,089 million in 1987 to 1,388 million in 1997. The Company believes that the primary reason for year-to-year variances in attendance is the overall audience appeal of the films released and, to a lesser extent, general economic conditions. Admissions revenues increased from a total of approximately $4.3 billion in 1987 to approximately $6.4 billion in 1997, or a compound annual growth rate of 4.1%. Over the same period, the average ticket price increased at a compound annual growth rate of approximately 1.6%, whereas the U. S. Consumer Price Index increased at a compound annual growth rate of approximately 3.4%. The following table represents the results of a survey by the Motion Picture Association of America outlining the historical trends in U. S. theater attendance, average ticket prices and box office sales for the last eleven years.

                                   AVERAGE TICKET PRICE     U.S. BOX OFFICE SALES
YEAR     ATTENDANCE (MILLIONS)     --------------------     ---------------------
-----    ---------------------         (IN DOLLARS)         (DOLLARS IN BILLIONS)
1987             1,089                     3.91                      4.25
1988             1,085                     4.11                      4.46
1989             1,263                     3.99                      5.03
1990             1,189                     4.23                      5.02
1991             1,141                     4.21                      4.80
1992             1,173                     4.15                      4.87
1993             1,244                     4.14                      5.15
1994             1,292                     4.18                      5.40
1995             1,263                     4.35                      5.49
1996             1,339                     4.42                      5.91
1997             1,388                     4.59                      6.37

------------------
Sources: MPAA; 1989-1997 figures for attendance and average ticket prices based on Ernst & Young survey; previous years based on CPI-W index.

     From 1987 to 1997, the number of movies released remained relatively constant, and the Company expects that trend to continue, with some annual variability. The Company also believes that movies generally are being released to a wider number of screens as studios seek to recover higher costs. Historically, the motion picture industry was somewhat seasonal, as major film distributors generally released the films expected to have the greatest commercial appeal during the summer and during the Thanksgiving through year-end holiday season. The seasonality of motion picture exhibition has become less pronounced in recent years as studios have begun to release major motion pictures somewhat more evenly throughout the year.

     The Company believes that certain demographic trends favor the theater exhibition industry. Information obtained from the U.S. Bureau of Census indicates that the number of 10 to 20 year olds in the United States, the largest moviegoing segment of the population, was projected to grow an aggregate of 5.8% from 1996 through the year 2000. Furthermore, of particular significance for Clearview's target audiences, according to the Motion Picture Association of America, the number of patrons over 40 years old as a percentage of the total movie audience has increased from approximately 20% in 1987 to approximately 33% in 1997. According to American Demographics, film attendance by the age groups 45-54 and 55-64 is expected to grow 14.5% and 12.2%, respectively, in years 1996-2000 and 14.1% and 28.5% in years 2000-2006. Also according to American Demographics, based on 1996 data, the percentage of adults who attend movies at least once a month rises with household income.

COMPETITION

     The motion picture exhibition industry is highly competitive, particularly with respect to licensing films, attracting patrons and acquiring or developing theaters to operate. The Company's theaters compete with theaters operated by national and regional circuits and by smaller independent exhibitors. The Company believes that the principal competitive factors with respect to film licensing include licensing terms, seating capacity, location and reputation of an exhibitor's theaters, quality of projection and sound equipment at an exhibitor's theaters and an exhibitor's ability and willingness to promote films. Competition for patrons is dependent upon factors such as the availability of popular films, the location of theaters, the comfort and quality of theaters and ticket prices. The Company believes that it competes favorably with respect to each of these factors.

     There were approximately 489 domestic motion picture exhibitors as of May 1, 1997. Motion picture exhibitors vary substantially in size, from small independent operators of single-screen theaters to large national chains of multi-screen theaters. Many of the Company's larger competitors have been in existence significantly longer than the Company and may be better established in the markets where the Company's theaters are, or may in the future be, located. Certain of the Company's larger competitors have sought to increase the number of theaters and screens in operation in particular markets. Such increases may cause those markets or portions of those markets to become overscreened, which could negatively impact the earnings of the Company's theaters, if any, in those markets.

     The Company analyzes the level of competition in a geographic area prior to, and in the early stages of, the negotiation of any development or acquisition of a theater. This analysis is critical, as many of the Company's potential theater locations are in well-established communities that have previously experienced the building of large out-of-town multiplexes and the addition of screens to in-town theaters.

     The Company's theaters also face competition from a number of other motion picture delivery systems, such as cable television, direct satellite delivery, video cassettes and pay-per-view television. The impact of such delivery systems on the motion picture exhibition industry is difficult to determine precisely, and there can be no assurance that existing or future delivery systems will not have an adverse impact on attendance at movie theaters. The Company, however, believes that the public will continue to recognize the advantages of viewing a movie on a large screen with superior audio-visual quality as a shared experience in a public forum and that alternative delivery systems do not provide an experience comparable to the out-of-home entertainment experience of attending a movie in a theater. The Company believes that movie theaters also face competition from other forms of outside-the-home entertainment that compete for the public's leisure time and disposable income. Clearview believes that movie exhibition is priced competitively relative to other out-of-home entertainment options, such as music concerts, sporting events and live theater.

EMPLOYEES

     As of March 31, 1998, the Company had 810 employees, of whom 18 were employed at the corporate headquarters, 6 were district managers, 17 were salaried theater managers and 769 were hourly employees, including 216 theater managers and/or projectionists. Clearview employs one primary manager and one or more relief managers at each of its theaters. In most of its theaters, each shift (which is five to six hours) has a manager and a projectionist or a single manager/projectionist. Generally, the theater manager serves as the projectionist if the applicable theater has four or fewer screens. In the larger theaters there are separate managers and projectionists. In addition, the Company's six district managers, each of whom also manages a theater within his district, have certain supervisory obligations. The Company has entered into an agreement with the International Alliance of Theatrical Stage Employees union that provides for a skilled projectionist for every shift at a substantial number of its theaters. The Company believes that it has a positive working relationship with the union.

REGULATORY ENVIRONMENT

     The distribution of motion pictures is in large part regulated by U.S. federal and state antitrust laws and has been the subject of numerous antitrust cases. The Company has never been a party to any of such cases or the resulting decrees, but its licensing operations are subject to those decrees. The consent decrees resulting from such cases bind certain major motion picture distributors and require the films of those distributors to be offered and licensed to exhibitors, including the Company, on a film-by-film and theater-by-theater basis. Consequently, exhibitors such as the Company cannot assure themselves of a supply of films by entering into long-term arrangements with major distributors, but must negotiate for licenses on a film-by-film and theater-by-theater basis.

     The U.S. Americans With Disabilities Act (the 'Disabilities Act') prohibits discrimination on the basis of disability in public accommodations and employment. The Disabilities Act became effective as to public accommodations in January 1992 and as to employment in July 1992. The Company will have new theaters constructed to be accessible to the disabled and believes that it is otherwise in substantial compliance with all current applicable regulations relating to accommodations for the disabled. The Company intends to comply with any future regulations relating to accommodating the needs of the disabled, and the Company currently does not anticipate that such compliance will require the Company to expend substantial funds.

     The Company's theater operations are also subject to U.S. federal, state and local laws governing such matters as wages and working conditions, health and sanitation requirements and licensing. A significant portion of the Company's employees are paid just above the federal minimum wage and, accordingly, further increases in that minimum wage could increase the Company's labor costs.

     In connection with the construction, renovation and operation of its theaters, the Company and its contractors and landlords are required to obtain proper building and operating permits and to comply with the other requirements of local zoning and other laws and regulations. The Company does not anticipate that compliance with such laws and regulations will have a material adverse effect on its business.

PROPERTIES

     The Company leases or otherwise operates under contract all of its theaters other than eight theaters located in Tenafly and Bergenfield, New Jersey, and Bronxville, Mamaroneck, New City, Manhasset, Babylon, and Roslyn, New York. Those eight theaters are owned by the Company. The theaters located in Baldwin, New Hyde Park and Port Washington, New York are being operated under agreements pursuant to which the Company pays rent to the landlords and has the right to acquire the underlying leaseholds and theater operations upon payment of an amount to be calculated based on the operating cash flow of the theaters. This option will expire in September 2000 if not exercised, and the Company's right to lease the theaters would terminate in such event. The Company also leases a theater located in Millburn, New Jersey, that it intends to purchase pursuant to an option for approximately $1.1 million with a portion of the net proceeds of the Notes Offering.

     When Clearview develops a theater or negotiates directly with a landlord, the term of the relevant lease, including all renewal options, is usually more than 25 years. If a lease is acquired from an exhibitor, typically the lease is assigned to Clearview and still has a substantial term. Most of Clearview's current leases have terms, including all renewal options, of at least ten years and provide for periodic rent increases. Only one theater that is leased by the Company has a lease that expires in the next five years under which the Company does not have one or more renewal options or an option to purchase the theater, and that theater is not material to the Company's business and future operations. All of Clearview's landlords are unaffiliated third parties. As of March 31, 1998, the aggregate annual minimum lease payments for all of the Company's theaters over the next five years are as follows: 1998: $2,976,584; 1999: $3,056,606; 2000: $2,991,443; 2001: $2,865,295; and 2002: $2,909,506.
After giving effect to the Pending Acquisitions, such aggregate annual minimum lease payments would be: 1998: $3,991,672; 1999: $4,290,069; 2,000: $4,239,306;
2001: $4,049,198; and 2002: $4,109,480.

     The Company's corporate office is located in approximately 4,000 square feet of space in Chatham, New Jersey, and is subject to a lease agreement, the term of which expires on December 31, 2002.

LEGAL PROCEEDINGS

     From time to time the Company is involved in litigation in the ordinary course of its business. Currently, the Company does not have pending any litigation that management believes would have a material adverse effect upon the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Under the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the members of the Board of Directors are divided into two groups; one group (the 'Common Directors') is elected by the holders of the Common Stock and the other group (the 'Preferred Directors') is elected by the holders of the Class A Preferred Stock. Further, the Common Directors are divided into three classes, with the classes as equal in number as possible. At each annual meeting of stockholders, Common Directors are elected for three-year terms to succeed the Common Directors of the class whose terms are expiring. The Preferred Directors are elected for one-year terms.

     Set forth below is certain information concerning the Company's directors and executive officers.

NAME                              AGE                          POSITION
-------------------------------   ---   ------------------------------------------------------
A. Dale Mayo                      56    Chairman of the Board, President, Chief Executive
                                        Officer and Director
Paul Kay                          57    Senior Vice President--Operations
Craig L. Zeltner                  47    Vice President--Film, and President--Cinema Services
                                        Division
Sueanne Hall Mayo                 51    Vice President--Management Information Systems,
                                        Assistant Secretary and Director
Joan M. Romine                    46    Treasurer and Chief Financial Officer
Robert D. Lister                  29    General Counsel and Secretary
Wayne L. Clevenger                54    Director
Robert G. Davidoff                70    Director
Philip M. Getter                  61    Director
Brett E. Marks                    36    Director
Denis Newman                      67    Director

     A. DALE MAYO has been the Chairman of the Board, President and Chief Executive Officer and a director of the Company since its incorporation in 1994. He was the President of Clearview Cinema Corp. from 1987 to 1993. Mr. Mayo founded and was President of Clearview Leasing Corporation, a lessor of computer peripherals for larger scale computer systems, from 1981 to 1987. Mr. Mayo is a member of the Foundation of Motion Picture Pioneers and the Motion Picture Club. He is the spouse of Sueanne Hall Mayo. Mr. Mayo is a Class III Common Director, with a term expiring in 2000.

     Clearview Cinema Corp. was formed in 1987 by Mr. Mayo and two other persons to operate one theater and it acquired an additional three theaters over the next several years. It was sold in 1993, after Mr. Mayo and his then-partners were unable to agree on its future, with Mr. Mayo retaining the rights to the Clearview name and trademark and one of those theaters through 1994.

     PAUL KAY was appointed Senior Vice President--Operations on February 23, 1998 and had been the Vice President--Operations of the Company since its incorporation. He was the vice president and general manager of Clearview Cinema Corp. from 1987 to 1993. Prior to joining Clearview, Mr. Kay was an independent theater owner and had held various management positions with Universal Pictures and Paramount Pictures. Mr. Kay has over 30 years of experience in the film industry.

     CRAIG ZELTNER was appointed Vice President--Film and President of the Company's Cinema Services Division on February 23, 1998. Prior to joining Clearview, Mr. Zeltner was the President of Cinema Services, Inc., an independent film buying service, for more than 20 years. Prior to that, Mr. Zeltner held various positions as a film buyer and in the advertising and publicity divisions of Loew's Theater, Esquire Theaters and Mid-States Theaters.

     SUEANNE HALL MAYO has been the Vice President--Management Information Systems and Assistant Secretary of the Company since 1997, and a director of the Company since its incorporation. She joined the Company in 1994 as its Vice President--Finance and Treasurer. Ms. Mayo was the Treasurer of Clearview Cinema Corp. from 1987 to 1993. Ms. Mayo has more than 25 years of experience in computerized accounting systems. She is married to A. Dale Mayo. Ms. Mayo is a Class II Common Director, with a term expiring in 1999.

     JOAN M. ROMINE has been the Treasurer and Chief Financial Officer of the Company since 1997. Prior to joining the Company in 1996 as its Controller, she was the Controller of Magic Cinemas, L.L.C. from 1995 through 1996 and Controller and Treasurer of Hanita Cutting Tools, Inc., a U.S. subsidiary of an international metalworking company, from 1988 through 1994.

     ROBERT D. LISTER has been the General Counsel and Secretary of the Company since March 1998. From September 1993 through March 1996, Mr. Lister was an attorney with Kelley Drye & Warren, a New York law firm, and served as associate general counsel of Merit Behavioral Care Corporation, a behavioral healthcare company, from March 1996 until his employment by the Company.

     WAYNE L. CLEVENGER has been a director of the Company since 1996. He has been a managing director of MidMark Advisors, Inc., the general partner of MidMark Equity Partners, L.P., since 1994 and a managing director of MidMark Associates, Inc. ('MidMark Associates'), the general partner of MidMark Capital, L.P. ('MidMark'), a small business investment company registered with the Small Business Administration, since 1994. Mr. Clevenger has been a managing director of MidMark Management, Inc., ('MidMark Management') a private investment management company, since 1989. Mr. Clevenger is a Preferred Director.

     ROBERT G. DAVIDOFF has been a director of the Company since 1994. He has been a managing director of Carl Marks & Co., Inc., a general partner of CMNY Capital II, L.P. ('CMNY'), a small business investment company registered with the Small Business Administration and a managing director of CMCO, Inc. ('CMCO'), a New York corporation, since 1982. Mr. Davidoff also serves on the Boards of Directors of Marisa Christina, Inc., Rex Stores, Inc., Hubco Exploration, Inc., SIDARI Corp., Consco Enterprises, Inc., Paging Partners Corp. and Audio Network Communications, Inc. Mr. Davidoff is a Class II Common Director, with a term expiring in 1999.

     PHILIP M. GETTER has been a director of the Company since October 1997. He has been a Managing Director of Prime Charter Ltd. ('Prime Charter') since April 1996, and was Senior Vice President of Prime Charter for more than five years prior thereto. Mr. Getter is a member of the League of American Theater Owners and Producers. Mr. Getter is a Class III Common Director, with a term expiring in 2000.

     BRETT E. MARKS has been a director of the Company since its incorporation and was its Vice President-- Department of Development from such date to 1997. He has been an executive vice president of First New York, a realty brokerage firm specializing in commercial leasing and investment sales, since 1987, and the president of Marks Capital Management, a real estate management company, since 1989. Mr. Marks is a Class I Common Director, with a term expiring in 1998.

     DENIS NEWMAN has been a director of the Company since 1996. He has been a managing director of MidMark Advisors, Inc., the general partner of MidMark Equity Partners, L.P., since 1994; a managing director of MidMark Associates, the general partner of MidMark, since 1994; and a managing director of MidMark Management since 1989. Mr. Newman also serves on the Board of Directors of First Brands Corporation. Mr. Newman is a Preferred Director.

DIRECTOR COMPENSATION

     The Company does not currently compensate its directors or reimburse them, as such, for their expenses incurred in connection with attendance at Board of Directors' meetings and has no current plans to change this policy. See 'Certain Transactions.'

THE BOARD OF DIRECTORS

      During the fiscal year ended December 31, 1997 ('Fiscal 1997'), the Board of Directors met on one occasion and acted by unanimous written consent fourteen times. The Board has an Audit Committee, but does not have standing compensation or nominating committees.

     The members of the Audit Committee are Messrs. A. Dale Mayo, Robert G. Davidoff and Philip M. Getter. The Audit Committee reviews matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of the audits by the Company's independent auditors, and maintains communications between the Company's auditors and the Board of Directors. The Audit Committee held no meetings in Fiscal 1997, and last met April 15, 1998.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Company's Chairman of the Board, President and Chief Executive Officer, the only executive officer of the Company whose annual salary and bonus exceeded $100,000 during Fiscal 1997.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth compensation information for each of the two fiscal years ended December 31, 1997 for the Company's Chief Executive Officer.

                                                                                                     LONG TERM
                                                                                                   COMPENSATION
                                                                                           -----------------------------
                                                    ANNUAL COMPENSATION                    SECURITIES
                                     --------------------------------------------------    UNDERLYING       ALL OTHER
NAME AND                                                                 OTHER ANNUAL       OPTIONS       COMPENSATION
PRINCIPAL POSITION (1)               YEAR    SALARY ($)    BONUS ($)    COMPENSATION($)       (3)              ($)
----------------------------------   ----    ----------    ---------    ---------------    ----------    ---------------
A. Dale Mayo(2)
  Chairman of the Board, Chief
  Executive Officer and President    1997      120,000      104,500           --            50,000             --
                                     1996       99,167       37,371           --              --               --

------------------
(1) No other officer earned more than $100,000 in total annual salary and bonus for either of the two fiscal years ended December 31, 1997.

(2) Since May 29, 1996, Mr. Mayo's compensation has been determined in accordance with his employment agreement (as described below). Prior to that date, Mr. Mayo's annual compensation was equal to 2% of the first $5,000,000 in gross revenues of the Company, plus 1% of gross revenues in excess of $5,000,000.

(3) Represents options granted pursuant to the Company's 1997 Stock Incentive Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth information with respect to stock options granted to Mr. Mayo during Fiscal 1997 under the Company's 1997 Stock Incentive Plan. The options listed below are included in the Summary Compensation Table above.

                                                        % OF TOTAL OPTIONS
                                NUMBER OF SECURITIES        GRANTED TO         EXERCISE
                                 UNDERLYING OPTIONS     EMPLOYEES IN FISCAL     PRICE      EXPIRATION
NAME                                 GRANTED(1)                YEAR             ($/SH)        DATE
-----------------------------   --------------------    -------------------    --------    ----------
A. Dale Mayo                           50,000                   40.8%            8.00       8/18/2007

------------------
(1) The options were granted under the Company's 1997 Stock Incentive Plan. The exercise price of the options was set at 100% of the fair market value of the shares on the date of grant. The options have a ten-year term and become exercisable over four years from the date of grant in installments of 5,000, 12,500, 15,000 and 17,500 shares, respectively, subject to earlier vesting or termination in certain circumstances. In the event of a change in control (as defined in the 1997 Stock Incentive Plan), options become fully exercisable. The options will remain exercisable for one year following a termination of employment by reason of death, disability or retirement but will expire on the date of termination for any other reason. The exercise price may be paid by delivery of cash or shares owned for more than six months, and any income tax obligations related to exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

     The table below sets forth information with respect to the number of unexercised options held by Mr. Mayo on December 31, 1997 on a pre-tax basis.

                         FISCAL YEAR END OPTION VALUES

                                        NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                FISCAL YEAR END             FISCAL YEAR END ($)(1)
NAME                                       EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
-------------------------------------   -------------------------------    -------------------------
A. Dale Mayo                                       -0-/50,000                     -0-/162,500

------------------
(1) Computed as the difference between the aggregate fair market value of the shares subject to the options on December 31, 1997, based on the closing price of the Common Stock on the AMEX on that date, and the aggregate exercise price of the options.

EMPLOYMENT AGREEMENT

     Pursuant to an Employment Agreement by and between the Company and Mr. Mayo dated May 29, 1996 (the 'Mayo Employment Agreement'), Mr. Mayo has agreed to serve as Chairman of the Board, President and Chief Executive Officer of the Company. As compensation, Mr. Mayo is to receive an annual base salary of not less than $120,000, plus an annual bonus equal to one percent of the Company's annual gross revenues in excess of $7,000,000; provided, however, that such total compensation may not exceed $750,000 in any one year. The initial term of the Mayo Employment Agreement expires on May 29, 2003. Thereafter, the term of the Mayo Employment Agreement will be automatically extended for successive one-year periods ending on May 29 of each year, unless terminated by either party upon at least six months' advance notice. The Mayo Employment Agreement also provides that, for a period of three years after its termination, Mr. Mayo may not, directly or indirectly, engage, have a financial interest in or become interested in any other businesses similar to or in competition with the Company within a 50 mile radius of any theater owned or operated by the Company as of the date of that termination.

                              CERTAIN TRANSACTIONS

     Pursuant to a Contribution and Exchange Agreement dated December 21, 1994, the Company issued to Mr. Mayo and Mr. Marks 330,000 and 120,000 shares of Common Stock, respectively, in exchange for (i) all of the outstanding shares of capital stock of Clearview Theater Group, Inc., CCC Madison Triple Cinema Corp., CCC Chester Twin Cinema Corporation and CCC Manasquan Cinema Corporation (collectively, the 'Subsidiaries') and (ii) promissory notes of certain of the Subsidiaries with an aggregate principal amount of $250,000. The principal assets of the Subsidiaries were the leases for the Company's existing movie theaters in Bernardsville, Chester, Madison and Manasquan, New Jersey and the related leasehold improvements and equipment. Concurrent with that contribution and pursuant to an Investment and Stockholders Agreement dated December 21, 1994 (the 'Investment Agreement'), the Company sold 150,000 shares of Common Stock of the Company to CMNY for an aggregate purchase price of $500,000 in cash. Mr. Davidoff, a Common Director, is a general partner of CMNY and a managing partner of CMCO.

     Mr. Mayo had formed CCC Chester Twin Cinema Corporation in August 1993 to be the lessee of the Chester Twin Theater. In September 1993, as part of the consideration for the sale of Clearview Cinema Corp., Mayo acquired the capital stock of Clearview Theater Group, Inc. The terms of that sale were negotiated at arm's length between the owners of Clearview Cinema Corp. and the purchaser. In February 1994, Mr. Mayo had sold to Mr. Marks 49% of the capital stock of CCC Madison Triple Cinema Corp. and of CCC Chester Twin Cinema Corporation for $10,000 and $5,000, respectively. Simultaneously, Mr. Marks had loaned CCC Madison Triple Cinema Corp. $125,000 and received a promissory note in exchange. In May 1994, Mr. Mayo had formed CCC Manasquan Cinema Corporation to be the lessee of the Algonquin Theater in Manasquan, New Jersey.

     No third party was retained by the Company, CMNY, Messrs. Mayo or Marks to value the interests being exchanged by Messrs. Mayo and Marks for shares of Common Stock or to determine the relationship between those values and the purchase price paid by CMNY for its shares of Common Stock. The valuation to be placed on those interests and that relationship was determined by arm's length negotiations between Messrs. Mayo and Marks and a representative of CMNY. Under the Investment Agreement, CMNY had the right to sell its shares of Common Stock to the Company during a 30-day period commencing in 2002 at a price based upon a formula set forth therein and, if CMNY did not exercise that right, the Company had the right to purchase those shares of Common Stock from CMNY during the 90-day period commencing after the expiration of such 30-day period at a price based upon the same formula. CMNY and the Company terminated such repurchase and sale rights in connection with the Common Stock Offering.

     As of June 1, 1997, Mr. Marks and the Company entered into a consulting and confidentiality agreement pursuant to which Mr. Marks agreed to assist the Company as a consultant in the identification of possible locations for the development of theaters and of potential acquisition candidates and provide other services as requested by the Company. Mr. Marks is also an executive vice president of First New York. To the extent, if any, that Mr. Marks identifies any person who is interested in leasing a site to the Company in his capacity as an employee of First New York and Clearview determines to lease that site, First New York could be entitled to a commission from that person and Mr. Marks could then be entitled to a commission from First New York.

     In connection with the acquisition of the UA I Theaters, First New York and Mr. Marks received commissions of $259,500 and $77,850, respectively, paid by United Artists. In connection with the Company's acquisition of a three-screen theater in Roslyn, New York, the Nelson-Ferman Theaters, the CJM Theaters, a six-screen theater in Montclair, New Jersey, two three-screen theaters in Manhasset and Babylon, New York, the Cobble Hill Acquisition and the Great Neck/Franklin Square Acquisition, NY, Mr. Marks received commissions of approximately $10,000, $3,500, $5,000, $2,500, $34,200, $20,000, and $25,000,
respectively. In addition, in connection with the Company's lease of office space in Chatham, New Jersey, Mr. Marks received a commission of approximately $5,000. In order to formalize the relationships among the parties, First New York, Mr. Marks and Clearview entered into an agreement on September 1, 1997. In that agreement, First New York acknowledged that Mr. Marks, as a consultant to Clearview, may from time to time engage in activities that may, under other circumstances, result in commissions being earned by First New York and Mr. Marks, but that Clearview has sole discretion to determine whether any such activity will result in commissions being payable to First New York or Mr. Marks.

     On August 31, 1995, CMNY, CMCO and Mr. Davidoff each purchased an 8% Note in the principal amounts of $300,000, $50,000 and $50,000, respectively. In connection with the sale of these 8% Notes, the Company issued to each purchaser warrants ('A/B Warrants') to purchase 75 shares, 12.5 shares and 12.5 shares of Common Stock, respectively. On October 11, 1995, Mr. Davidoff and CMCO each purchased an additional 8% Note in the principal amount of $50,000. In connection with the sale of these 8% Notes, the Company issued to each purchaser A/B Warrants to purchase 12.5 shares of Common Stock. On December 13, 1996, Mr. Davidoff and CMCO each purchased an additional 8% Note due December 13, 1998 in the principal amount of $300,000. In connection with the sale of these 8% Notes, the Company issued to each purchaser A/B Warrants to purchase 37.5 shares of Common Stock. In connection with the Common Stock Offering, the holders of the A/B Warrants exchanged 162.5 of the A/B Warrants for an aggregate of 66,000 shares of Common Stock.

     In October 1997, the Company repaid the 8% Notes issued during 1995 from borrowings under the Old Credit Facility. Pursuant to an agreement among the Company, CMCO and Mr. Davidoff dated December 12, 1997, CMCO and Mr. Davidoff each exchanged their 8% Notes issued in 1996 for 300 shares of Class B Preferred Stock. In connection with this exchange, CMCO and Mr. Davidoff terminated the remaining A/B Warrants.

     The terms of the 8% Notes, the A/B Warrants and the agreements related to the termination and exchange transactions described above were negotiated at arm's length by Mr. Davidoff, for himself and as a representative of CMNY and CMCO, and the Company.

     Messrs. Clevenger and Newman, each a Preferred Director, are managing directors of MidMark Associates, which is the general partner of MidMark. MidMark acquired from the Company a total of 779 shares of Class A Preferred Stock and two warrants (the 'Preferred Warrants') to purchase a total of 471 shares of Class A Preferred Stock in two transactions in 1996. Pursuant to the Purchase Agreements under which MidMark acquired its shares of Class A Preferred Stock and the Preferred Warrants, MidMark acquired the right to sell to the Company, under certain circumstances, those shares of Class A Preferred Stock or those shares of Common Stock into which those shares were converted (the 'Put Right'). In connection with the Common Stock Offering, MidMark terminated the Put Right in exchange for 60,000 shares of Common Stock of the Company and exchanged its Preferred Warrants for a new Warrant ('Class A Warrant') exercisable for 282,600 shares of Common Stock of the Company.

     In accordance with a Consulting Agreement between MidMark Associates and the Company dated May 23, 1997 (the 'Consulting Agreement'), MidMark Associates will provide the Company with business and organizational strategy and financial and investment management services for a fee equal to $60,000 per year. The Consulting Agreement terminates on August 22, 2003, unless sooner terminated because no officer of MidMark Associates is on the Board of Directors and the holders of the Class A Preferred Stock are no longer entitled to vote separately for directors.

     Mr. Getter, a Common Director, is a Managing Director of Prime Charter. Prime Charter acted as the representative of the several underwriters (collectively, the 'IPO Underwriters') who purchased an aggregate of 1,150,000 shares (including 150,000 shares purchased solely to cover over-allotments) of the Common Stock in the Common Stock Offering.

     Pursuant to the terms of the Underwriting Agreement between the Company and Prime Charter dated August 18, 1997 (the 'IPO Underwriting Agreement'), the Company paid Prime Charter on behalf of the IPO Underwriters $736,000 for discounts and commissions and $276,940 for additional expenses incurred by Prime Charter in connection with the Common Stock Offering. In addition, the Company sold to Prime Charter for nominal consideration warrants to purchase an aggregate of 100,000 shares of Common Stock (the 'IPO Underwriter Warrants'). The IPO Underwriter Warrants are exercisable for a four-year period commencing on August 12, 1998. Also commencing on August 12, 1998, the Company will (i) be obligated for five years to register, pursuant to the Securities Act, the shares of Common Stock issued or issuable upon exercise of the IPO Underwriter Warrants and (ii) be obliged for seven years to include shares of Common Stock in any appropriate registration statement which may be filed by the Company.

     Prime Charter has the right to send a representative to observe each meeting of the Board of Directors until August 2002. At Prime Charter's election, in lieu of such representative, Prime Charter may require the Company to use its reasonable best efforts to elect one designee of Prime Charter to the Board of Directors for the longer of (i) two years following the consummation of the Common Stock Offering or (ii) up to five years following consummation of the Common Stock Offering. Mr. Getter is Prime Charter's designee on the Board of Directors. Prime Charter and its affiliates are the beneficial owners of at least 50% of the IPO Underwriter Warrants and/or the underlying shares of Common Stock.

     Prior to the Common Stock Offering, there was no public market for the Common Stock. Accordingly, the Common Stock Offering price was determined by negotiation between the Company and Prime Charter.

     All of the transactions described above were negotiated at arm's length among the various parties thereto and the Company believes that each of these transactions has terms that would be appropriate in a transaction between unaffiliated parties and that are fair to the Company as a whole. It is the policy of the Company to have any transaction with an affiliated party reviewed and approved by the directors of the Company who have no relationship with that party or that transaction.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the Common Stock as of June 30, 1998 by each beneficial owner of more than 5% of the outstanding Common Stock, each director, and all of the Company's directors and executive officers as a group. All of the Class A Preferred Stock is owned by MidMark. All of the Class C Preferred Stock is owned by the Selling Stockholder, an affiliate of Credit Suisse First Boston Corporation. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares.

                                                                SHARES OF
                                                               COMMON STOCK
                                                            BENEFICIALLY OWNED
                                                           --------------------
NAME AND ADDRESS(1)                                         NUMBER      PERCENT
------------------                                         ---------    -------
A. Dale Mayo(2)                                              878,802      38.1%
MidMark Capital, L.P.(3)                                     527,400      19.0%
Emerson Cinema, Inc.(2)(4)                                   208,200       9.0%
CMNY Capital II, L.P.(5)                                     184,080       8.0%
Marshall Capital Management, Inc.(6)                         163,916       6.6%
Wayne L. Clevenger(3)(7)                                     527,400      19.0%
Robert G. Davidoff(5)(8)                                     216,000       9.4%
Philip M. Getter(9)                                               --        --
Brett E. Marks(2)(10)                                        117,600       5.1%
Denis Newman(3)(7)                                           527,400      19.0%
Sueanne Hall Mayo(11)                                             --        --
All directors and executive officers as a group(2)         1,622,202      58.5%
------------------
(1) The address of each person set forth above is 97 Main Street, Chatham, New Jersey 07928, except as otherwise noted.

(2) Mr. Mayo owns directly 318,000 shares of Common Stock. The other 560,802 shares are owned by other stockholders of the Company, including Emerson Cinema, Inc. and Mr. Marks, subject to voting trust agreements for which Mr. Mayo is the trustee. Under those agreements, Mr. Mayo has the right to exercise all voting rights with respect to those shares for a period of 20 years or until they are sold in a public offering under the Securities Act or in accordance with Rule 144 under the Securities Act.

(3) The address for MidMark and Messrs. Clevenger and Newman is c/o MidMark Associates, Inc., 466 Southern Boulevard, Chatham, New Jersey 07928. MidMark beneficially owns 527,400 shares of Common Stock by means of its ownership of (i) 60,000 shares of Common Stock and (ii) 779 shares of Class A Preferred Stock, which represent all of the outstanding shares of Class A Preferred Stock, and which are convertible into 467,400 shares of Common Stock.

(4) The address for Emerson Cinema, Inc. is c/o Roxbury Cinemas, Inc., Route 10, Succasunna, New Jersey 07054.

(5) The address for CMNY and Mr. Davidoff is c/o Carl Marks & Co., Inc., 135 East 57th Street, New York, New York 10022.

(6) Represents the shares of Common Stock into which the Class C Preferred Stock was convertible at June 30, 1998. See 'Description of Capital Stock--Class C Preferred Stock.' The address for Marshall Capital Management, Inc. is 11 Madison Avenue, New York, New York 10010.

(7) Comprises the shares owned by MidMark. Both Mr. Clevenger and Mr. Newman disclaim beneficial ownership of the shares of Common Stock beneficially owned by MidMark.

(8) Includes 184,080 shares owned by CMNY and 15,960 shares owned by CMCO. Mr. Davidoff disclaims beneficial ownership of the shares of Common Stock owned by either CMNY or CMCO.

(9) The address for Philip M. Getter is 810 Seventh Avenue, 9th Floor, New York, New York 10019.

(10) The address for Mr. Marks is c/o First New York, 310 Madison Avenue, New York, New York 10017.

(11) Ms. Mayo disclaims beneficial ownership of all of the shares beneficially owned by Mr. Mayo.

                              SELLING STOCKHOLDER

     The Selling Stockholder acquired 3,000 shares of Class C Preferred Stock on April 23, 1998. The Class C Preferred Stock is convertible at the option of the Selling Stockholder into a number of shares of Common Stock based upon a conversion price equal to the lesser of (i) $21.95 per share and (ii) 87.5% of the fourth, fifth and sixth lowest closing prices of the Common Stock during the 20 trading-day period immediately prior to such conversion, subject to certain limitations and adjustments. As of June 30, 1998, the Class C Preferred Stock was convertible into an aggregate of 163,916 shares of Common Stock, or 6.6% of the shares outstanding on such date. The Selling Stockholder does not beneficially own any other shares of Common Stock. The Selling Stockholder does not, and during the past three years did not have, any position, office or other material relationship with the Company or any of its predecessors or affilates.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be sold from time to time by or for the account of the Selling Stockholder on one or more exchanges or otherwise; directly to purchasers in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which a broker or dealer solicits purchasers; in block trades in which brokers or dealers will attempt to sell Shares as agent but may position and resell a portion of the block as principal; in transactions in which a broker or dealer purchases as principal for resale for its own account; or in any combination of the foregoing methods. Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Brokers or dealers may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions payable by the Company and/or the purchasers of Shares. If required at the time that a particular offer of Shares is made, a supplement to this Prospectus will be delivered that describes any material arrangements for the distribution of Shares and the terms of the offering, including, without limitation, any discounts, commissions or concessions and other items constituting compensation from the Selling Stockholder or otherwise. The Company may agree to indemnify participating brokers or dealers against certain civil liabilities, including liabilities under the Securities Act. The Company and the Selling Stockholder are obligated to indemnify each other against certain civil liabilities arising under the Securities Act.

     The Selling Stockholder and any such brokers or dealers may be deemed to be 'underwriters' within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such brokers or dealers and any profit on the resale of the Shares purchased by such brokers or dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company has informed the Selling Stockholder that the provisions of Regulation M under the Exchange Act may apply to their sales of Shares and has furnished the Selling Stockholder with a copy of that regulation. The Company also has advised the Selling Stockholder of the requirement for delivery of a prospectus in connection with any sale of the Shares.

     Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Stockholder will sell any or all of the Shares. The Selling Stockholder may transfer, devise or gift such Shares by other means not described herein.

     The Company will pay all of the expenses incurred in connection with registration of the Shares, including, without limitation, all registration, printing, qualification and filing fees and fees and disbursements of counsel for the Company, other than underwriting discounts, selling commissions, stock transfer taxes applicable to registration and sale of the Shares, and expenses of counsel to the Selling Stockholder.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 2,500,000 shares of Preferred Stock. The following is a summary description of the Common Stock, Preferred Stock and Class A Warrants. This summary description does not purport to be complete and is qualified in its entirety by reference to the Certificate and the Warrant Agreement dated as of May 23, 1997 by and between the Company and MidMark.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the holders of the Common Stock and the Class A Preferred Stock and do not have cumulative voting rights. Holders of shares of Common Stock are entitled to receive dividends, if any, as declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in the net assets of the Company available after the payment of all debts and other liabilities of the Company, subject to the prior rights of outstanding shares of Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock or any other series of Preferred Stock the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue shares of Preferred Stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications thereof, subject to the rights of the holders of the Class A Preferred Stock discussed below. The rights, preferences, privileges and powers of each series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The following is a description of the two Classes of Preferred Stock that are currently outstanding.

  Class A Preferred Stock

     In May 1996, the Company authorized 1,303 shares and issued 779 shares of Class A Preferred Stock. Each share of Class A Preferred Stock is convertible at any time at the option of the holders into 600 shares of the Common Stock. Upon the occurrence of certain events, the shares of Class A Preferred Stock will automatically convert into shares of Common Stock of the Company. The holders of the Class A Preferred Stock are entitled to receive preferential dividends, when and as declared by the Board of Directors, in a per share amount equal to the product of the dividend payable per share of Common Stock and the number of shares of Common Stock into which a share of Class A Preferred Stock is then convertible. So long as any shares of Class A Preferred Stock are outstanding, unless all dividends on the Class A Preferred Stock have been paid, no dividend or other distribution may be paid or made on the Common Stock or any other capital stock of the Company ranking junior as to dividends to the Class A Preferred Stock and no such capital stock may be acquired by the Company, other than by means of a distribution or exchange of capital stock of the Company ranking junior to the Class A Preferred Stock. In the event of any sale of all or substantially all of the assets of the Company or any liquidation, dissolution or winding up of the Company, the holders of the Class A Preferred Stock will be entitled to receive an amount per share equal to $2,558.85, subject to certain adjustments, plus all declared but unpaid dividends per share on the Class A Preferred Stock, prior to any distribution to holders of the Common Stock or any other capital stock of the Company ranking junior upon liquidation or dissolution to the Class A Preferred Stock.

     Generally, the holders of the Class A Preferred Stock vote with the holders of the Common Stock on all matters submitted to a vote of the stockholders of the Company other than the election of members of the Board of Directors for so long as those holders vote separately for Preferred Directors. The holders of the Class A Preferred Stock will vote separately as a class for two Preferred Directors so long as the outstanding shares of Class A Preferred Stock represent more than 15% of the combined voting power of the outstanding capital stock of the Company or for one Preferred Director so long as the outstanding shares of Class A Preferred Stock represent at least 5% and no more than 15% of the combined voting power of the outstanding capital stock of the Company.

  Class B Preferred Stock

     In December 1997, the Company authorized 20,000 shares and issued 600 shares of its Class B Preferred Stock to Mr. Robert Davidoff and CMCO, Inc. in exchange for 8% subordinated promissory notes in the aggregate principal amount of $600,000. The Company repurchased such shares in June 1998 with the proceeds of the Notes Offering. In March 1998, the Company issued 750 shares of Class B Preferred Stock as a portion of the purchase price in connection with the acquisition of the CJM Theaters.

     The shares of Class B Preferred Stock do not have voting rights, and pay a cumulative quarterly dividend equal to 10 1/2% of the stated value of such shares, subject to certain restrictions. The Class B Preferred Stock is redeemable at any time at the option of the Company or the holder upon giving written notice. Upon certain liquidation events, holders of shares of Class B Preferred Stock are entitled to receive a liquidation value equal to $1,000 per share, subject to adjustment in certain circumstances.

  Class C Preferred Stock

     The Company has authorized and issued 3,000 shares of Class C Preferred Stock to the Selling Stockholder. Each share of Class C Preferred Stock is convertible at any time at the option of the holder after the earlier of (i) July 21, 1998 and (ii) the date on which a registration statement covering the shares of Common Stock into which the Class C Preferred Stock is convertible has been declared effective, into a number of shares of the Common Stock based on a conversion price equal to the lesser (i) $21.95 per share or (ii) 87.5% of the average of the fourth, fifth and sixth lowest closing prices of the Common Stock during the 20-day period immediately prior to such conversion, subject to certain limitations and adjustments. On April 23, 2000, the shares of Class C Preferred Stock will automatically convert into shares of Common Stock on the basis of the conversion price then in effect, subject to certain conditions. The holders of the Class C Preferred Stock are entitled to receive cumulative preferential dividends, when and as declared by the Board of Directors, in a per share amount equal to, on an annualized basis, 5% of the stated value of the Class C Preferred Stock ($1,000 per share), payable in cash or in shares of Common Stock, at the Company's option. In the event of any sale of all or substantially all of the assets of the Company or any liquidation, dissolution or winding up of the Company, the holder of the Class C Preferred Stock will be entitled to receive a liquidation preference of $1,000 per share (subject to adjustment in the event of any stock split, combination or reclassification of the Class C Preferred Stock or other similar event) plus any accrued and unpaid dividends thereon. Upon the occurrence of certain events, as described below, the Class C Preferred Stock will be mandatorily redeemable at the option of the holder of the Class C Preferred Stock, at a redemption price equal to the greater of (i) 125% of the liquidation preference of the shares being redeemed and (ii) an amount determined by dividing the liquidation preference of the shares being redeemed by the conversion price in effect on the date of such redemption multiplied by the closing trading price for the Common Stock on the five trading days immediately preceding the date of such redemption. Events giving rise to mandatory redemption include, among other things, (i) the Company's failure to issue and deliver the shares of Common Stock upon conversion due to voluntary action by the Company or a failure by the Company to take action, (ii) the material breach by the Company, due to voluntary action taken by the Company or a failure by the Company to take action, of any covenant or other material term or condition of any agreement entered into in connection with such issuance, (iii) materially inaccurate or misleading representations or warranties by the Company in connection with the issuance and sale of the Class C Preferred Stock, due to voluntary action taken by the Company or a failure by the Company to take action, (iv) the required registration statement not being declared effective within the required period of time or if the registration statement lapses for any reason or is unavailable to the holder for the sale of the conversion shares, provided that the cause of such lapse or unavailability is not due to factors solely within the control of the holder, and provided further that the failure or lapse or unavailability is due to a voluntary action by the Company or a failure by the Company to take action, (v) the Common Stock not being listed on the AMEX, New York Stock Exchange or the National Association of Securities Dealers, Inc. National Market System due to voluntary action by the Company or a failure by the Company to take action, or (vi) a change in control of the Company, which results in prior stockholders of the Company failing to own at least 50% of the surviving entity, other than a transaction which is not approved by the Board of Directors of the Company.

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CLASS A WARRANT

     The Class A Warrant is initially exercisable for 282,600 shares of Common Stock, at an initial exercise price of $.01 per share, subject to adjustment in certain events. The Class A Warrant is not exercisable until June 1, 2001 unless, prior to that date, the Company sells all or substantially all of its assets, liquidates, dissolves or winds up or merges or consolidates with another corporation in a transaction immediately after which persons who held voting securities of the Company having more than 50% of the combined voting power of the outstanding voting securities of the Company do not hold voting securities of the surviving corporation having more than 50% of the combined voting power of the outstanding voting securities of the surviving corporation or a majority of the outstanding shares of Common Stock are acquired by a single person or group of affiliated persons (other than the Company's current stockholders). The number of shares of Common Stock for which the Class A Warrant is exercisable will be subject to reduction if any of the events described in the preceding sentence occur or if there is an underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act or if the Common Stock is listed on a national securities exchange or registered as a class under the Exchange Act, and the Fair Market Value (as defined below) of the Common Stock is greater than the Floor Price (currently equal to $11.37 per share). Fair Market Value for purposes of any of such transactions is equal to the consideration paid or payable or deemed paid to the holders of the Common Stock assuming the exercise of all warrants to purchase shares of Common Stock and the conversion of all securities convertible into shares of Common Stock (other than the Class A Warrant). Fair Market Value for purposes of a public offering or any such listing or registration of the Common Stock is based on the average closing sale price or last bid price for the Common Stock for any 120-day trading period following the closing of such offering or listing or registration, so long as the closing sale price or last bid price on each day in that period exceeds the Floor Price; provided, that the last day of any such period may not occur during any 'lock up' period agreed to by the holder of the Class A Warrant with respect to any public offering. The reduction in the number of shares of Common Stock purchasable upon exercise of the Class A Warrants is based upon a formula and, if the Fair Market Value is high enough (currently $17.25), could result in the Class A Warrant not being exercisable for any shares. The Floor Price and the number of shares of Common Stock that the Class A Warrant are exercisable for are subject to adjustment for subdivisions or combinations of the Common Stock, the issuance of shares of Common Stock as a dividend and certain reorganizations and reclassifications, mergers and consolidations.

CERTAIN PROVISIONS OF THE CERTIFICATE AND THE BY-LAWS

     The Certificate and the By-laws contain a number of provisions relating to corporate governance and the rights of stockholders. Certain of these provisions may be deemed to have a potential 'anti-takeover' effect insofar as such provisions may delay, defer or prevent a change of control of the Company, including, but not limited, to the following provisions:

     The Certificate provides that the holders of the Common Stock may only take action at a duly called meeting of the stockholders of the Company and may not act by written consent.

     The By-laws contain certain notification requirements relating to nominations to the Board of Directors and to the raising of business matters at stockholder meetings. Such requirements provide that a notice of proposed stockholder business must be timely given in writing to the Secretary of the Company prior to the appropriate meeting. To be timely, notice relating to an annual meeting must be given not less than 60, nor more than 90, days in advance of such meeting; provided, that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the prior annual meeting, written notice must be given no later than the fifth day after the first public disclosure of the date of the meeting. The By-laws provide that special meetings of stockholders may be called only by certain officers of the Company or the Board of Directors.

     The Certificate contains certain provisions permitted under the Delaware General Corporation Law (the 'DCL') regarding the liability of directors. These provisions eliminate the personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director other than for any breach of that director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit or for an unlawful payment of dividends or redemption of stock. Those provisions do not affect the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. The By-laws provide that the Company will indemnify its directors and officers, and may indemnify any authorized representative of the Company, to the fullest extent permitted by the DCL. The Company believes that such provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

     The By-laws provide that the number of directors constituting the entire Board of Directors will be established by the Board of Directors except as otherwise provided in the Certificate, but will consist of not less than three Common Directors. Common Directors may be removed by the holders of the Common Stock only for cause and new Common Directors may be elected simultaneously with such removal. The By-laws further provide that any amendment of the By-laws to permit the removal of Common Directors without cause by the holders of the Common Stock will not apply to any incumbent director for the balance of his or her term.

     The Certificate provides that the Common Directors will be divided into three classes serving staggered three-year terms. Each class will consist, as nearly as possible, of one-third of the whole number of Common Directors. The classification of the Common Directors and the separate voting for the Preferred Directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least three annual meetings of stockholders will generally be required to effect a change in a majority of the Board of Directors.

     The By-laws may be amended by a majority of the Board of Directors, subject to the right of the stockholders to amend the By-laws by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock and Class A Preferred Stock voting as a single class. The Certificate may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Class A Preferred Stock voting as a single class, except that the affirmative vote of the holders of at least two-thirds of such shares is required to amend certain provisions, including the provisions establishing a classified board and prohibiting action by written consent.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is The Bank of New York.

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
                       DESCRIPTION OF NEW CREDIT FACILITY

     Clearview Cinema Group, Inc. (the 'Borrower') has entered into a Senior Bank Credit Facility with The Provident Bank (the 'New Credit Facility'). The following is a summary of certain provisions of the New Credit Facility and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the definitive terms of the New Credit Facility.

     The New Credit Facility provides for revolving credit loans in an aggregate principal amount not to exceed $15.0 million, with all outstanding indebtedness thereunder repayable on the fifth anniversary of the closing of the New Credit Facility. Revolving credit loans will be available for general corporate purposes, including working capital and theater acquisitions. Amounts borrowed under the New Credit Facility may be repaid and reborrowed, provided that the Borrower is in compliance with all covenants under the New Credit Facility, and if, following consummation of such borrowing, the ratios of senior indebtedness under the New Credit Facility to consolidated EBITDA, determined on a pro forma basis with adjustments acceptable to The Provident Bank, does not exceed 3.5 to
1. Availability under the New Credit Facility is $15.0 million.

     In addition, the New Credit Facility provides for mandatory prepayments equal to (i) the net proceeds of certain extraordinary dispositions (unless the Borrower reasonably intends to reinvest the proceeds in specified assets within six months or other exceptions are applicable) and (ii) certain unused condemnation and insurance proceeds.

     The Borrower's obligations under the New Credit Facility are guaranteed by all of the Borrower's present direct and indirect subsidiaries, and secured by the pledge of the stock of all direct and indirect subsidiaries of the Borrower. The subsidiary guarantees are secured by substantially all of the assets of each such subsidiary.

     Loans under the New Credit Facility will bear interest at a rate equal to The Provident Bank's prime rate. Following the occurrence and during the continuation of an event of default under the New Credit Facility, the loans will bear interest at the applicable rate plus 2%.

     The New Credit Facility ranks pari passu in right of payment with the Notes, except that the Notes are unsecured. The New Credit Facility contains covenants that, among other things, restrict the ability of the Borrower and its subsidiaries to materially change the nature of their business, consolidate with or merge with or into other entities, make payments of principal or interest on contractually subordinated debt (in each case subject to certain exceptions), incur lease obligations, pay management compensation in excess of specified amounts, dispose of assets or businesses, make investments, grant liens, mortgages or other encumbrances, agree to restrictions on payments of dividends or intercompany indebtedness, incur indebtedness, enter into sale-leaseback transactions, enter into transactions with affiliates except on an arm's length basis, incur capital expenditures in excess of specified amounts and otherwise restrict corporate activities. In addition, the New Credit Facility requires compliance with certain financial covenants, including requiring the Borrower and its subsidiaries to maintain a minimum interest coverage ratio, a minimum debt service coverage ratio, and a minimum senior secured indebtedness under the New Credit Facility to consolidated EBITDA ratio. The Borrower does not expect that such covenants will materially impact the ability of the Borrower and its subsidiaries to operate their respective businesses.

     The terms of the New Credit Facility permit the Borrower to make payments on pari passu debt (including the Notes). There are no limitations in the New Credit Facility on the ability of the subsidiaries of the Borrower to make distributions to the Borrower.

     The New Credit Facility contains customary events of default, including the failure to pay principal when due or any interest or other amount that becomes due within three days after the due date thereof, any representation or warranty being made by the Borrower that is incorrect in any material respect on or as of the date made, a default in the performance of any negative covenants or a default in the performance of certain other covenants or agreements for a period of thirty days, default in certain other indebtedness, certain insolvency events, rendering of judgments against the Borrower in specified amounts and failure to satisfy such judgments within specified periods, occurrence of a material adverse effect (i.e. an event which will, or is reasonably likely to, have a material adverse effect on the collateral under the New Credit Facility or upon the financial condition, operations, assets or prospects in the aggregate of the Borrower) and certain change of control events (including a Change of Control as defined in the Indenture). In addition, the New Credit Facility provides that a default under the Indenture will result in a default under the New Credit Facility.

                              DESCRIPTION OF NOTES

GENERAL

     The Notes were issued pursuant to the Indenture between the Company, the Subsidiary Guarantors and The Bank of New York, as trustee (the 'Trustee'), in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the 'Trust Indenture Act'). The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under '--Certain Definitions.' For purposes of this summary, the term 'Company' refers only to Clearview Cinema Group, Inc. and not to any of its Subsidiaries.

     The Notes are general unsecured obligations of the Company and rank pari passu in right of payment with all future senior indebtedness of the Company. As of March 31, 1998, on a pro forma basis giving effect to the Transactions, the Company would have had $80.0 million of indebtedness outstanding, all of which is represented by the Notes, and has up to $15.0 million of secured revolving credit borrowings available under the New Credit Facility. The Indenture permits the incurrence of additional senior indebtedness in the future.

     As of the date of the Indenture, all of the Company's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company is able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $80.0 million and mature on June 1, 2008. Interest on the Notes accrues at the rate of 10 7/8% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 1998, to Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and liquidated damages as set forth in the Indenture (the 'Liquidated Damages') on the Notes are payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes were issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

     The Company's payment obligations under the Notes are fully and unconditionally guaranteed, on a joint and several basis (the 'Subsidiary Guarantees'), by the Subsidiary Guarantors. The Subsidiary Guarantors include all of the Company's Subsidiaries in existence on the date of the Indenture, each of which is currently wholly-owned by the Company. The Subsidiary Guarantee of each Subsidiary Guarantor ranks pari passu with all senior indebtedness of such Subsidiary Guarantor.

     The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Registration Rights Agreement; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption '--Incurrence of Indebtedness and Issuance of Preferred Stock.' Notwithstanding the foregoing clause (iii), each Subsidiary Guarantor may consolidate with or merge into the Company or another Guarantor.

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See 'Repurchase at the Option of Holders--Asset Sales.'

     As of March 31, 1998, on a pro forma basis after giving effect to the Transactions, the Subsidiary Guarantors would have had no indebtedness outstanding other than the Subsidiary Guarantees of the Notes.

OPTIONAL REDEMPTION

     The Notes are not redeemable at the Company's option prior to June 1, 2003. Thereafter, the Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

YEAR                                                             PERCENTAGE
----                                                             ----------
2003..........................................................    105.4375%
2004..........................................................    103.6250
2005..........................................................    101.8125
2006 and thereafter...........................................    100.0000

     Notwithstanding the foregoing, at any time prior to June 1, 2001, the Company may on any one or more occasions redeem up to 33% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of a public offering of common stock of the Company or the net cash proceeds from a Strategic Equity Investment in the Company; provided that at least $53.3 million in aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and provided, further, that such redemption shall occur within 45 days of the date of the closing of such public offering or Strategic Equity Investment.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Notes has the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the 'Change of Control Offer') at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the 'Change of Control Payment'). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the 'Change of Control Payment Date'), pursuant to the procedures required by the Indenture and described in such notice.

     The Change of Control provisions described above are applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The New Credit Facility limits the ability of the Company to purchase any Notes and provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to senior indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute as default under the New Credit Facility.

     The Company is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     'Change of Control' means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any 'person' (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principal (as defined below) or a Related Party (as defined below) of the Principal, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (A) any 'person' (as defined above), other than the Principal and its Related Parties, becomes the 'beneficial owner' (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have 'beneficial ownership' of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 40% of the Voting Stock of the Company (measured by voting power rather than number of shares) and (B) the Principal and its Related Parties 'beneficially own' (as defined above), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of the Company (measured by voting power rather than number of shares) than any such 'person' (as defined above), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors (as defined below) or (v) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of 'all or substantially all' of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase 'substantially all,' there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

     'Continuing Directors' means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) is a designee of the Principal or was nominated by the Principal.

     'Principal' means A. Dale Mayo.

     'Related Party' with respect to the Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefore received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to repay Indebtedness under the New Credit Facility, or (b) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, an entity that is engaged in another Permitted Business and that becomes a Restricted Subsidiary, the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business ('Replacement Assets'); provided, however, that in connection with any repayment of Indebtedness under the New Credit Facility pursuant to clause (a), the Company will retire such Indebtedness and will cause the related commitment to be reduced in an amount equal to the principal amount so repaid. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute 'Excess Proceeds.' When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes (an 'Asset Sale Offer') to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     Notwithstanding the immediately preceding paragraphs, the Company and its Restricted Subsidiaries are permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) 100% of the consideration for such Asset Sale constitutes either Replacement Assets or cash or Cash Equivalents or any combination thereof and (ii) such Asset Sale is for fair market value as determined in good faith by the Company's Board of Directors; provided, that if the total consideration with respect to any such Asset Sale is greater than $10.0 million (as determined in good faith by the Company's Board of Directors), the Company shall obtain a fairness opinion from an independent accounting, appraisal or investment banking firm of national standing; provided further, that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the immediately preceding paragraph.

CERTAIN COVENANTS

     RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as 'Restricted Payments'), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption '--Incurrence of Indebtedness and Issuance of Preferred Stock;' and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi) and (vii) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (ii) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus
     (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) 50% of any dividends received by the Company or a Restricted Subsidiary that is a Subsidiary Guarantor after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (A) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

     The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Subsidiary of the Company to the holders of such Subsidiary's common Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period; (vi) the redemption or repayment on the date of the Indenture of (A) $1,350,000 aggregate liquidation preference of outstanding Series B Preferred Stock and (B) $6,000,000 aggregate principal amount of outstanding subordinated promissory notes issued in connection with the acquisition of the Nelson Ferman Theaters, in each case with the net proceeds from the offering of the Notes; (vii) the payment of dividends to holders of any class or series of Disqualified Stock of the Company issued or incurred after the date of the Indenture in accordance with the covenant 'Incurrence of Indebtedness and Issuance of Preferred Stock,' provided that after giving effect to any such dividend as a Fixed Charge on a pro forma basis, the Company and its Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1; and (viii) other Restricted Payments in an aggregate amount not to exceed $500,000; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted by clauses (ii), (iii), (iv), (v), (vii) and (viii) of this paragraph, no Default or Event of Default shall have occurred and be continuing.

     The Board of Directors may designate any Restricted Subsidiary acquired or created after the date of the Indenture (other than any Restricted Subsidiary created to effect the Pending Acquisitions) to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Upon such designation, the Subsidiary Guarantee, if any, of such designated Unrestricted Subsidiary shall be automatically released.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $1.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant 'Restricted Payments' were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, 'incur') any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of such incurrence or issuance, (i) the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and
(ii) any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt), in each case if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified

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
Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, 'Permitted Debt'):

          (i) the incurrence by the Company of Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) under Credit Facilities; provided that the aggregate principal amount of all Indebtedness outstanding under all Credit Facilities under this clause (i) after giving effect to such incurrence does not exceed an amount equal to $15 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption '--Asset Sales;'

          (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Company of Indebtedness represented by the Notes and by the Subsidiary Guarantors of Indebtedness represented by the Subsidiary Guarantees;

          (iv) the incurrence by the Company or any of the Subsidiary Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary Guarantor, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (ii) and (iv) of this paragraph;

          (vi) the incurrence by the Company or any Subsidiary Guarantor of intercompany Indebtedness between or among the Company and any Subsidiary Guarantor; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and
     (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary Guarantor thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Subsidiary Guarantor thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary Guarantor, as the case may be, that was not permitted by this clause (vi);

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

          (viii) the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

          (ix) the incurrence by the Company or any Subsidiary Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (ix), not to exceed $10.0 million; and

          (x) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (x).

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion,

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
classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest or accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

     The Indenture also provides that the Company will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

     LIENS

     The Indenture provides that the Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture, the Notes and the Subsidiary Guarantees are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Indenture and the Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (e) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole (as determined in good faith by the Company), than those contained in the agreements governing the Indebtedness being refinanced, (i) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption '--Liens' that limits the right of the debtor to dispose of the assets securing such Indebtedness, (j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

     MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption '--Incurrence of Indebtedness and Issuance of Preferred Stock.'

     The entity or the Person formed by or surviving any consolidation or merger (if other than the Company) will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

     TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an 'Affiliate Transaction'), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement approved by the Board of Directors and entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company and (iv) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption '--Restricted Payments.'

     SALE AND LEASEBACK TRANSACTIONS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption '--Incurrence of Indebtedness and Issuance of Preferred Stock' and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption '--Liens,' (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and

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
(iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption '--Asset Sales.'

     LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN RESTRICTED SUBSIDIARIES

     The Indenture provides that the Company (i) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests owned by the Company in such Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption '--Repurchase at the Option of Holders--Asset Sales,' and (ii) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Restricted Subsidiary of the Company, except that any Restricted Subsidiary acquired or created after the date of the Indenture in connection with an acquisition of a theater (other than any Restricted Subsidiary created to effect the Pending Acquisitions) may issue Equity Interests representing not more than 20% of the aggregate Voting Stock of such Restricted Subsidiary to the seller of such theater as part of the consideration for the acquisition thereof.

     BUSINESS ACTIVITIES

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

     ADDITIONAL SUBSIDIARY GUARANTEES

     The Indenture provides that if the Company or any of its Subsidiaries shall acquire or create another Restricted Subsidiary after the date of the Indenture, then such newly acquired or created Restricted Subsidiary shall become a Subsidiary Guarantor and execute a Supplemental Indenture and deliver an Opinion of Counsel, in accordance with the terms of the Indenture.

     PAYMENTS FOR CONSENT

     The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the 'Commission'), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or 10-QSB or 10-KSB, as applicable) if the Company were required to file such Forms, including a 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the

Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes ; (ii) default in payment when due of the principal of or premium, if any, on the Notes (including, without limitation, pursuant to the provisions described under the captions '--Repurchase at the Option of Holders--Change of Control' and '--Repurchase at the Option of Holders--Asset Sales'); (iii) failure by the Company or any of its Subsidiaries to comply with the provisions described under the caption '--Merger, Consolidation or Sale of Assets'; (iv) failure by the Company or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a 'Payment Default') or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture and if the maturity of the Notes is accelerated, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to June 1, 2003 and if the maturity of the Notes is accelerated, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to June 1, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its

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consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

     REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company and the Initial Purchaser are parties to a Registration Rights Agreement dated June 12, 1998 (the 'Notes Registration Rights Agreement'). Pursuant to the Notes Registration Rights Agreement, the Company agreed to file with the Commission an Exchange Offer Registration Statement (the 'Exchange Offer Registration Statement') on the appropriate form under the Securities Act with respect to the new notes exchanged for the Notes (the 'New Notes'). Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company after consummation of the Exchange Offer and on or prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will use its best efforts to file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement and to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, 'Transfer Restricted Securities' means each Note until the earliest to occur of (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

     The Notes Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days thereafter. If (a) the Company fails to file any of the Registration Statements required by the Notes Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the 'Effectiveness Target Date'), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Notes Registration Rights Agreement (other than during a specified suspension period) (each such event referred to in clauses (a) through (d) above a 'Registration Default'), then the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of

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such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 in principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Company on each Interest Payment Date by depositing with the Trustee for the benefit of the Holders entitled thereto immediately available funds in sums sufficient to pay such Liquidated Damages. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     'Acquired Debt' means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     'Affiliate' of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, 'control' (including, with correlative meanings, the terms 'controlling,' 'controlled by' and 'under common control with'), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     'Asset Sale' means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption '--Change of Control' and/or the provisions described above under the caption '--Merger, Consolidation or Sale of Assets' and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $500,000 or (b) for net proceeds in excess of $500,000. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary that is a Subsidiary Guarantor or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary that is a Subsidiary Guarantor, (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption '--Restricted Payments' and (iv) dispositions of Cash Equivalents.

     'Attributable Debt' in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     'Capital Lease Obligation' means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     'Capital Stock' means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests

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(whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses, of, or distributions of assets of, the issuing Person.

     'Cash Equivalents' means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of 'B' or better,
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) - (v) of this definition.

     'Consolidated Cash Flow' means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period (other than any item that was accrued in the ordinary course of business), in each case, on a consolidated basis and determined in accordance with GAAP.

     'Consolidated Net Income' means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof that is a Subsidiary Guarantor, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

     'Consolidated Net Tangible Assets' means, with respect to the Company and its Restricted Subsidiaries, the total amount of consolidated assets of the Company and its Restricted Subsidiaries (less applicable reserves and other properly deductible items), determined on a consolidated basis and in accordance with GAAP, after

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deducting therefrom (i) all current liability items and (ii) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense, and all other intangibles.

     'Consolidated Net Worth' means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     'Credit Facilities' means, with respect to the Company, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt.

     'Default' means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     'Disqualified Stock' means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption '--Certain Covenants--Restricted Payments.'

     'Equity Interests' means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     'Existing Indebtedness' means up to $1.0 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     'Fixed Charge Coverage Ratio' means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the 'Calculation Date'), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-

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quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income (and Consolidated Cash Flow related to any such acquisition shall be calculated on a pro forma basis giving effect to any pro forma expense and cost reductions as determined by the Company in accordance with Article 11 of Regulation S-X under the Securities
Act), and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     'Fixed Charges' means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs (other than debt issuance costs in respect of the Notes and the execution of the New Credit Facility on the date of the Indenture) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     'GAAP' means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     'Guarantee' means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     'Hedging Obligations' means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     'Indebtedness' means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any

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Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     'Investments' means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption '--Restricted Payments.'

     'Lien' means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     'Net Income' means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

     'Net Proceeds' means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     'New Credit Facility' means that certain Credit Agreement, dated as of June 12, 1998, by and among the Company and The Provident Bank, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (including, without limitation, involving any increase in amount or replacement lender).

     'Non-Recourse Debt' means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     'Obligations' means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     'Pending Acquisitions' means the proposed acquisitions of the Colony Cinemas in Livingston, N.J. and the West Milford Cinemas in West Milford, N.J. movie theaters.

     'Permitted Business' means the business being operated by the Company and its Restricted Subsidiaries on the date of the Indenture and any other business related, ancillary or complementary to any such business as determined in good faith by the Board of Directors from time to time.

     'Permitted Investments' means (i) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Subsidiary Guarantor, (ii) any Investment in Cash Equivalents; (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company and a Subsidiary Guarantor or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Subsidiary Guarantor; (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption '--Repurchase at the Option of Holders--Asset Sales;' (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (vi) loans or advances to employees made in the ordinary course of business not to exceed $250,000 at any one time outstanding; and (vii) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, not to exceed the greater of $2.5 million or 5% of the Company's Consolidated Net Tangible Assets determined at the time of each such Investment without giving effect to subsequent changes in value.

     'Permitted Liens' means (i) Liens securing Indebtedness under the New Credit Facility that was permitted by the terms of the Indenture to be incurred;
(ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled 'Incurrence of Indebtedness and Issuance of Preferred Stock' covering only the assets acquired with such Indebtedness; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that
(a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary and (x) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

     'Permitted Refinancing Indebtedness' means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable (as determined in good faith by the Company) to the

Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     'Restricted Investment' means an Investment other than a Permitted Investment.

     'Restricted Subsidiary' of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     'Significant Subsidiary' means any Restricted Subsidiary that would be a 'significant subsidiary' as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     'Stated Maturity' means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     'Strategic Equity Investment' means an Investment in the Company by a Strategic Equity Investor.

     'Strategic Equity Investor' means, as of any date, any Person (other than an Affiliate of the Company) engaged in a Permitted Business which has a Total Equity Market Capitialization of at least $1 billion.

     'Subsidiary' means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     'Subsidiary Guarantors' means (i) each Subsidiary in existence on the date of the Indenture and (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     'Total Equity Market Capitalization' means the product of (i) the average of the reported closing share prices of the referent Person as of the five trading days immediately preceding the date of any Strategic Equity Investment and (ii) the total number of shares outstanding of the referent Person as reported in the last document publicly filed with the Commission by such Person.

     'Unrestricted Subsidiary' means (i) any Subsidiary acquired or created after the date of the Indenture that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption 'Certain Covenants--Restricted Payments.' If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption 'Incurrence of Indebtedness and Issuance of Preferred

Stock,' the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption 'Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock,' calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     'Voting Stock' of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     'Weighted Average Life to Maturity' means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     'Wholly Owned Restricted Subsidiary' of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                                    EXPERTS

     The consolidated financial statements of Clearview Cinema Group, Inc. and its subsidiaries as of December 31, 1997 and for the year then ended included in this Prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein.

     The consolidated financial statements of Clearview Cinema Group, Inc. and its subsidiaries as of December 31, 1996 and for each of the two years in the period then ended, the the combined financial statements of the UA I Theaters as of December 31, 1996 and for each of the two years in the period then ended, the combined financial statements of the Nelson Ferman Theaters as of September 30, 1997 and for the nine months then ended and the year ended December 31, 1996, and the combined financial statements of the CJM Theaters as of September 30, 1997 and for the nine months then ended and for the year ended December 31, 1996 have been audited by Wiss & Company, LLP, independent auditors, as set forth in their respective reports appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
CLEARVIEW CINEMA GROUP, INC.
  Consolidated Balance Sheets as of December 31, 1997 and March 31, 1998...................................    F-2
  Consolidated Statements of Operations for the Three Months Ended March 31, 1997 and 1998.................    F-3
  Consolidated Statement of Changes in Stockholders' Equity for the Three Months Ended
     March 31, 1998........................................................................................    F-4
  Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1997 and 1998.................    F-5
  Notes to Consolidated Financial Information..............................................................    F-6

CLEARVIEW CINEMA GROUP, INC.
  Report of Independent Accountants (Price Waterhouse LLP).................................................    F-9
  Independent Auditors' Report (Wiss & Company, LLP).......................................................   F-10
  Consolidated Balance Sheet as of December 31, 1996 and 1997..............................................   F-11
  Consolidated Statement of Operations for the Years Ended December 31, 1995, 1996 and 1997................   F-12
  Consolidated Statement of Changes in Stockholders' Equity for the Years Ended December 31, 1995, 1996 and
     1997..................................................................................................   F-13
  Consolidated Statement of Cash Flows for the Years Ended December 31, 1995, 1996 and 1997................   F-14
  Notes to Consolidated Financial Statements...............................................................   F-15

THEATERS ACQUIRED FROM UNITED ARTISTS
  Independent Auditors' Report (Wiss & Company, LLP).......................................................   F-28
  Combined Balance Sheets at December 31, 1996 and March 31, 1997 (unaudited)..............................   F-29
  Combined Statements of Income and Divisional Equity for the Years Ended December 31, 1995 and 1996 and
     the Three Months Ended March 31, 1996 and 1997 (unaudited)............................................   F-30
  Combined Statements of Cash Flows for the Years Ended December 31, 1995 and 1996 and the Three Months
     Ended March 31, 1996 and 1997 (unaudited).............................................................   F-31
  Notes to Combined Financial Statements...................................................................   F-32

THEATERS ACQUIRED FROM NELSON FERMAN THEATERS AT PARSIPPANY AND ROXBURY
  Independent Auditors' Report (Wiss & Company, LLP).......................................................   F-35
  Combined Balance Sheet at September 30, 1997.............................................................   F-36
  Combined Statements of Income and Changes in Retained Earnings for the Year Ended December 31, 1996 and
     the Nine Months Ended September 30, 1997..............................................................   F-37
  Combined Statements of Cash Flows for the Year Ended December 31, 1996 and Nine Months Ended September
     30, 1997..............................................................................................   F-38
  Notes to Combined Financial Statements...................................................................   F-39

THEATERS ACQUIRED FROM CJM THEATERS AT KIN-MALL, MIDDLEBROOK, CEDAR GROVE AND BELLEVUE
  Independent Auditors' Report (Wiss & Company, LLP).......................................................   F-42
  Combined Balance Sheet, September 30, 1997...............................................................   F-43
  Combined Statements of Income and Changes in Retained Earnings for the Year Ended December 31, 1996 and
     the Nine Months Ended September 30, 1997..............................................................   F-44
  Combined Statements of Cash Flow for the Year Ended December 31, 1996 and the Nine Months Ended September
     30, 1997..............................................................................................   F-45
  Notes to Combined Financial Statements...................................................................   F-46

CLEARVIEW CINEMA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------



                                                                                     DECEMBER 31,     MARCH 31,
                                                                                         1997            1998
                                                                                     ------------    ------------
                                                                                                     (UNAUDITED)
                                      ASSETS
Current assets:
  Cash and cash equivalents.......................................................   $  1,647,176    $  1,470,083
  Inventories.....................................................................        116,655         163,163
  Other current assets............................................................        341,273         433,257
                                                                                     ------------    ------------
     Total current assets.........................................................      2,105,104       2,066,503
Property, equipment and leaseholds, net...........................................     34,488,714      36,549,295
Intangible assets, net............................................................     19,931,555      23,877,269
Other non-current assets..........................................................        827,019         915,198
                                                                                     ------------    ------------
                                                                                     $ 57,352,392    $ 63,408,265
                                                                                     ============    ============
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt............................................   $  2,876,607    $  5,205,205
  Subordinated notes payable--short term..........................................                      2,000,000
  Accounts payable and accrued expenses...........................................      4,562,633       5,282,702
                                                                                     ------------    ------------
     Total current liabilities....................................................      7,439,240      12,487,907
Long-term debt, less current maturities...........................................     32,234,955      35,697,369
Subordinated notes payable--long term.............................................      6,000,000       4,000,000
Commitments and contingencies (Notes 5 and 6)
Class B Redeemable Preferred Stock................................................      1,350,000       1,350,000
Stockholders' equity:
  Undesignated preferred stock:
     2,478,697 shares authorized..................................................
  Class A Preferred Stock, par value $.01, 1,303 shares authorized; 779 shares
     issued and outstanding.......................................................              8               8
  Common Stock, par value $.01, 10,000,000 shares authorized; 2,213,097 and
     2,227,879 shares issued and outstanding......................................         22,131          22,279
  Additional paid-in capital......................................................     12,214,515      12,414,367
  Accumulated deficit.............................................................     (1,908,457)     (2,563,665)
                                                                                     ------------    ------------
     Total stockholders' equity...................................................     10,328,197       9,872,989
                                                                                     ------------    ------------
                                                                                     $ 57,352,392    $ 63,408,265
                                                                                     ============    ============

         See accompanying notes to consolidated financial information.

CLEARVIEW CINEMA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
--------------------------------------------------------------------------------

                                                                                          THREE MONTHS ENDED
                                                                                       -------------------------
                                                                                               MARCH 31,
                                                                                       -------------------------
                                                                                          1997           1998
                                                                                       ----------     ----------
Theater Revenues:
  Box office.......................................................................    $2,712,210     $7,077,119
  Concession.......................................................................       743,986      2,284,059
  Other............................................................................        49,255        319,631
                                                                                       ----------     ----------
                                                                                        3,505,451      9,680,809
                                                                                       ----------     ----------
Operating Expenses:
  Film rental and booking fees.....................................................     1,196,126      3,060,197
  Cost of concession sales.........................................................       108,605        357,465
  Theater operating expenses.......................................................     1,226,799      3,455,314
  General and administrative expenses..............................................       191,806      1,009,744
  Depreciation and amortization....................................................       413,011      1,262,625
                                                                                       ----------     ----------
                                                                                        3,136,347      9,145,345
                                                                                       ----------     ----------
Operating Income...................................................................       369,104        535,464
Interest expense, net..............................................................       358,482      1,160,747
                                                                                       ----------     ----------
Net Income (Loss)..................................................................    $   10,622     $ (625,283)
                                                                                       ==========     ==========
Basic Income (Loss) Per Share......................................................    $     0.01     $    (0.30)
                                                                                       ==========     ==========
Diluted Income (Loss) Per Share....................................................    $     0.01     $    (0.30)
                                                                                       ==========     ==========

         See accompanying notes to consolidated financial information.

CLEARVIEW CINEMA GROUP, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
THREE MONTHS ENDED MARCH 31, 1998
(UNAUDITED)
--------------------------------------------------------------------------------

                                          CLASS A
                                      PREFERRED STOCK      COMMON STOCK       ADDITIONAL
                                      ---------------   -------------------     PAID-IN     ACCUMULATED
                                      SHARES   AMOUNT    SHARES     AMOUNT      CAPITAL       DEFICIT        TOTAL
                                      ------   ------   ---------   -------   -----------   -----------   -----------
Balance, December 31, 1997..........    779      $8     2,213,097   $22,131   $12,214,515   $(1,908,457)  $10,328,197
  Issuance of common stock for
     assets acquired................                       14,782       148       199,852                     200,000
  Preferred stock dividend..........                                                            (29,925)      (29,925)
  Net loss..........................                                                           (625,283)     (625,283)
                                                 --
                                      ------     --     ---------   -------   -----------   -----------   -----------
Balance, March 31, 1998.............    779      $8     2,227,879   $22,279   $12,414,367   $(2,563,665)  $ 9,872,989
                                        ===      ==     =========   =======   ===========   ===========   ===========

         See accompanying notes to consolidated financial information.

CLEARVIEW CINEMA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
--------------------------------------------------------------------------------

                                                                                            THREE MONTHS ENDED
                                                                                         ------------------------
                                                                                                MARCH 31,
                                                                                         ------------------------
                                                                                            1997          1998
                                                                                         ----------    ----------
Cash Flows From Operating Activities:
  Net income (loss)...................................................................   $   10,622    $ (625,283)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization of property, equipment & leaseholds................      339,415       842,486
     Amortization of intangible assets................................................       73,596       420,139
     Amortization of debt discount and issuance costs.................................       47,493        74,004
     Changes in operating assets and liabilities:
       Inventories....................................................................       (2,522)      (46,508)
       Other current assets...........................................................     (126,141)      (91,984)
       Other non-current assets.......................................................      (10,075)      (88,179)
       Accounts payable and accrued expenses..........................................      448,067       690,144
                                                                                         ----------    ----------
          Net cash provided by operating activities...................................      780,455     1,174,819
                                                                                         ----------    ----------
Cash Flows From Investing Activities:
  Purchase of property, equipment and leaseholds......................................     (305,347)     (765,067)
  Acquisitions of theaters............................................................                 (5,750,000)
  Acquisition costs...................................................................      (93,181)      (88,548)
                                                                                         ----------    ----------
          Net cash used in investing activities.......................................     (398,528)   (6,603,615)
                                                                                         ----------    ----------
Cash Flows From Financing Activities:
  Proceeds from issuance of long term debt............................................      625,000     5,800,000
  Payments on long term debt..........................................................     (261,311)       (8,988)
  Debt issuance costs.................................................................                   (539,309)
  Deferred offering costs.............................................................      (65,179)
                                                                                         ----------    ----------
          Net cash provided by financing activities...................................      298,510     5,251,703
                                                                                         ----------    ----------
Net Change in Cash and Cash Equivalents...............................................      680,437      (177,093)
Cash and Cash Equivalents, Beginning of Period........................................      751,345     1,647,176
                                                                                         ----------    ----------
Cash and Cash Equivalents, End of Period..............................................   $1,431,782    $1,470,083
                                                                                         ==========    ==========
Supplemental Cash Flow Information:
  Interest paid.......................................................................   $  235,371    $1,108,979
                                                                                         ==========    ==========
  Non-cash investing and financing activities:
     Issuance of common stock as consideration for theater acquired...................   $       --    $  200,000
                                                                                         ==========    ==========

         See accompanying notes to consolidated financial information.

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

NOTE 1--BASIS OF PRESENTATION

The balance sheet as of December 31, 1997 has been derived from the audited balance sheet contained in the Form 10-KSB of Clearview Cinema Group, Inc. (the 'Company'), and is presented for comparative purposes. All other financial information is unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented, have been made. Results of operations for interim periods are not necessarily indicative of the operating results for a full year.

Footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. The financial information presented in this report should be read in conjunction with the annual financial statements included in the Annual Report on Form 10-KSB.

Income (Loss) Per Share--In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 128, Earnings Per Share ('SFAS 128') which is effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company adopted SFAS 128 in the fourth quarter of 1997. SFAS 128 replaces the presentation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period and excludes all dilution. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period. Prior period amounts have been restated to conform to the requirements of SFAS 128.

For the three months ended March 31, 1998, the net loss available to common stockholders was $655,208, after giving effect to the preferred stock dividend. For the three months ended March 31, 1997, the net income available to common stockholders was $10,622. For the three months ended March 31, 1998 the weighted average number of shares outstanding used in the computation of basic and diluted loss per share was 2,220,816. For the three months ended March 31, 1997, the weighted average number of shares outstanding used in the computation of basic income per share was 832,800 and for diluted income per share was 1,728,000 including all potentially dilutive common stock.

Reclassification--Certain amounts previously reported have been reclassified to conform to current year presentation.

NOTE 2--STOCK BASED COMPENSATION

During the three months ended March 31, 1998 the Company granted 61,000 incentive stock options, under the 1997 Stock Incentive Plan with exercise prices equal to the quoted market price of the Company's Common Stock on the date of grant.

NOTE 3--LONG-TERM DEBT

In February 1998, the Company amended and restated its Credit Facility by obtaining a third term note ('Term Note C') totaling $5.8 million which was used to acquire four additional theaters. The aggregate availability under the Credit Facility was $41.8 million at March 31, 1998, of which $40.8 million is outstanding at the date hereof. The Credit Facility expires in September 2002. The Credit Facility includes a revolving credit line of $1 million which can be used for refinancing existing debt, financing working capital, financing acquisitions and for general corporate purposes. As of March 31, 1998, principal payments under the term loans are due in April 1998, July 1998, October 1998 and January 1999 and totalled $5.28 million. There were no amounts outstanding under the revolving credit line at March 31, 1998.

The Credit Facility is collateralized by substantially all of the assets of the Company and contains various restrictive covenants, including maintenance of specified levels of net worth and debt coverage ratios. In February 1998, the senior debt coverage ratio under the Credit Facility was amended from 3.7:1 to 4.5:1.

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

NOTE 3--LONG-TERM DEBT--(CONTINUED)
As a result of the February 1998 amendment, all loans under the Credit Facility bear interest at a rate based on the prime rate plus (x) a margin based upon the ratio of the Company's borrowings under the Credit Facility plus capital leases to the Company's EBITDA, and (y) a 'Margin Adjustment Rate'. The Margin Adjustment Rate is defined initially as 0%, increases to 2% on November 10, 1998, and increases by 0.5% every 180 days thereafter. The interest rate at March 31, 1998 was 10%.

NOTE 4--THEATER ACQUISITIONS

During the first three months of 1998, the Company acquired a total of four theaters and twenty one screens located in New Jersey and New York. The acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price for each transaction has been allocated based on the estimated fair value of identifiable tangible and intangible assets (principally property, equipment and leasehold interest) of the respective theaters with the excess purchase price, together with acquisition costs being allocated to goodwill. The results of operations of the acquired theaters are included in the accompanying consolidated financial statements from the respective acquisition dates.

Clairidge Acquisition--In February 1998 the Company acquired substantially all the assets, including leasehold interest, equipment and various operating contracts of one theater from Clairidge Cinemas, Inc. (the 'Clairidge Acquisition') for a total purchase price of $2.3 million. The Company paid $2.1 million in cash from borrowings under the Credit Facility and issued 14,782 shares of common stock with an aggregate market value of $200,000 based on the closing price of the Company's stock on the ten trading days preceding the acquisition. Leasehold interests acquired are to be amortized over the theater lease which has a remaining lease term through December 31, 2016. The purchase price has been allocated as follows:

Leasehold interest..........................................   $  104,500
Equipment...................................................      345,000
Goodwill....................................................    1,850,500
                                                               ----------
                                                               $2,300,000
                                                               ==========

UA II Acquisition--In March 1998 the Company acquired substantially all the assets, including land, building, equipment and various operating contracts of two theaters from United Artists Theater Circuit, Inc. (the 'UA II Acquisition') for a total purchase price of $1.5 million paid in cash from borrowings under the Credit Facility. The purchase price has been allocated as follows:

Land........................................................   $  252,000
Building....................................................    1,008,000
Equipment...................................................      240,000
                                                               ----------
                                                               $1,500,000
                                                               ==========

Cobble Hill Acquisition--In March 1998 the Company acquired substantially all the assets, including equipment and various operating contracts of one theater from Cobble Hill Cinemas, Inc. (the 'Cobble Hill Acquisition') for a total purchase price of $2.15 million, paid in cash from borrowings under the Credit Facility. The purchase price has been allocated as follows:

Equipment...................................................   $  188,500
Non-compete.................................................       14,000
Goodwill....................................................    1,947,500
                                                               ----------
                                                               $2,150,000
                                                               ==========

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

NOTE 5--COMMITMENTS AND CONTINGENCIES

In February 1998, the Company entered into a lease agreement to operate a theater facility in Montclair, N.J. for ten years with four 5-year renewal options. The lease provides for base rent of $37,500 and is adjusted upward each year based on a formula.

In January 1998, the Company entered into an agreement providing for the lease of a theater in Millburn, N.J. with the option to purchase certain assets of the theater for $1.15 million in cash. The lease period is three months with an option to extend for an additional three months, at $9,000 per month, during which time the Company can exercise its option to purchase the theater. It is the Company's intention to exercise this option within the lease period.

In connection with the CJM Acquisition consummated in 1997, the Company agreed to provide to the seller additional consideration of 750 shares of Class B redeemable preferred stock valued at $750,000 if another competing theater is not opened in the operating vicinity of the purchased theaters within two years of the date of the agreement or December 12, 1999. However, such consideration is deemed to be contingent and, as such, will only be recorded on December 12, 1999 if no competing theater has opened.

During September 1995, the Company entered into an agreement providing for the lease of three New York theater locations with annual rent of approximately $300,000 and the option to purchase certain assets of the three theaters through September 2000. Until exercise of the option, the Company is required to make annual payments which are recorded as interest expense. It is the Company's intention to exercise this option.

NOTE 6--SUBSEQUENT EVENTS

Class C Preferred Stock--In April 1998 the Company designated a new series, consisting of 3,000 shares of its preferred stock, $.01 par value, as Class C Convertible Preferred Stock (the 'Class C Preferred Stock'). Concurrently, the Company entered into a Securities Purchase Agreement and issued the 3,000 shares of its Class C Preferred Stock for $3.0 million in cash. The conversion feature grants the holder of the Class C Preferred Stock the right to convert to common stock based on a formula any time after the earlier to occur of (1) the 90th day following the issue date or (2) the date on which the underlying security is registered. The Class C Preferred Stock will be automatically converted two years following the issue date. The Securities Purchase Agreement included a registration rights agreement, which requires the Company to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of at least 150% of the number of shares of common stock then issuable upon conversion of the Class C Preferred Stock no later than July 15, 1998.

Theater Transaction--In November 1997, the Company entered into an agreement to merge with Warren County Cinemas contingent upon Warren County Cinemas obtaining a certain construction permit. During 1998, the construction permit was approved and on April 30, 1998, the Company completed the merger, through the issuance of 76,923 shares of common stock having a fair market value of approximately $1.5 million in exchange for all the outstanding stock of Warren County Cinemas. In addition, the shareholders of Warren County Cinemas have the right to receive additional consideration, dependent upon future earnings of the theater for the next two years, of up to $500,000. The shares of common stock issued are unregistered shares and are subject to a Voting Trust Agreement whereby the President and Chief Executive Officer of the Company has the right to exercise all rights as an owner of the shares, including the right to vote, until the shares are sold or registered. In May 1998, the Company entered into an agreement and began to construct a 15-screen multiplex theater in Mansfield, NJ with a total estimated cost of $3.15 million with a planned opening in November 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Clearview Cinema Group, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Clearview Cinema Group, Inc. and its subsidiaries (the 'Company') at December 31, 1997, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

New York, New York
March 19, 1998

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Clearview Cinema Group, Inc.

We have audited the consolidated balance sheet of Clearview Cinema Group, Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clearview Cinema Group, Inc. and subsidiaries at December 31, 1996 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
February 10, 1997 (except as to
  the stock split described in Note 7
  and as to Note 12, for which the dates
  are August 7, 1997 and February 3, 1998)

CLEARVIEW CINEMA GROUP, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1996 AND 1997
--------------------------------------------------------------------------------

                                                                                           DECEMBER 31,
                                                                                   ----------------------------
                                                                                      1996             1997
                                                                                   -----------      -----------
                                     ASSETS
Current assets
  Cash and cash equivalents.....................................................   $   751,345      $ 1,647,176
  Inventories...................................................................        45,102          116,655
  Other current assets..........................................................        34,866          341,273
                                                                                   -----------      -----------
     Total current assets.......................................................       831,313        2,105,104
Property, equipment and leaseholds, net.........................................    11,412,217       34,488,714
Intangible assets, net..........................................................     2,711,518       19,931,555
Other non-current assets........................................................       805,496          827,019
                                                                                   -----------      -----------
                                                                                   $15,760,544      $57,352,392
                                                                                   ===========      ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt..........................................   $   835,650      $ 2,876,607
  Current maturities of subordinated notes payable..............................       479,986
  Accounts payable and accrued expenses.........................................     1,226,502        4,562,633
                                                                                   -----------      -----------
     Total current liabilities..................................................     2,542,138        7,439,240
Long-term debt, less current maturities.........................................     7,742,611       32,234,955
Subordinated notes payable, less current maturities.............................     1,193,882        6,000,000

Commitments and contingencies (Note 10)

Class A redeemable preferred stock at redemption price..........................     2,132,294
Class B redeemable preferred stock..............................................                      1,350,000
Redeemable common stock at redemption price.....................................       357,305

Stockholders' equity
  Undesignated preferred stock 2,498,697 and 2,478,697 shares authorized, respectively
  Class A preferred stock, par value $.01, 1,303 shares authorized; 779 shares
     issued and outstanding.....................................................             8                8
  Common stock, par value $.01, 10,000,000 shares authorized; 832,800 and
     2,213,097 shares issued and outstanding, respectively......................         8,328           22,131
  Additional paid-in-capital....................................................     4,827,096       12,214,515
  Accumulated deficit...........................................................      (553,519)      (1,908,457)
  Less: Redemption price of redeemable stock....................................    (2,489,599)
                                                                                   -----------      -----------
     Total stockholders' equity.................................................     1,792,314       10,328,197
                                                                                   -----------      -----------
                                                                                   $15,760,544      $57,352,392
                                                                                   ===========      ===========

          See accompanying notes to consolidated financial statements.

CLEARVIEW CINEMA GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
--------------------------------------------------------------------------------

                                                                             1995          1996          1997
                                                                          ----------    ----------    -----------
Theater revenues
  Box office...........................................................   $1,759,131    $6,195,399    $12,926,134
  Concession...........................................................      554,671     1,861,155      3,914,416
  Other................................................................       31,895       141,420        421,427
                                                                          ----------    ----------    -----------
                                                                           2,345,697     8,197,974     17,261,977
                                                                          ----------    ----------    -----------
Operating expenses
  Film rental and booking fees.........................................      823,791     3,022,377      6,168,380
  Cost of concession sales.............................................       99,261       279,549        634,395
  Theater operating expenses...........................................    1,078,370     3,297,825      6,590,703
  General and administrative expenses..................................      375,262       589,822      1,130,855
  Depreciation and amortization........................................       99,632       635,007      2,051,163
                                                                          ----------    ----------    -----------
                                                                           2,476,316     7,824,580     16,575,496
                                                                          ----------    ----------    -----------
  Operating income (loss)..............................................     (130,619)      373,394        686,481
Interest expense, net..................................................       85,697       591,722      2,015,419
                                                                          ----------    ----------    -----------
  Net loss.............................................................   $ (216,316)   $ (218,328)   $(1,328,938)
                                                                          ==========    ==========    ===========
Basic and diluted loss per share.......................................   $     (.36)   $     (.29)   $     (1.03)
                                                                          ==========    ==========    ===========

          See accompanying notes to consolidated financial statements.

CLEARVIEW CINEMA GROUP, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
--------------------------------------------------------------------------------

                                          CLASS A
                                      PREFERRED STOCK       COMMON STOCK       ADDITIONAL
                                      ----------------   -------------------     PAID-IN     ACCUMULATED
                                      SHARES   AMOUNT     SHARES     AMOUNT      CAPITAL       DEFICIT        TOTAL
                                      ------   -------   ---------   -------   -----------   -----------   -----------
Balance, December 31, 1994..........                       600,000   $ 6,000   $   765,200   $  (78,875)  $   692,325
  Dividends paid....................                                                            (30,000)      (30,000)
  Issuance of warrants in connection
    with subordinated debt..........                                                19,610                     19,610
  Net loss..........................                                                           (216,316)     (216,316)
                                      -----    -------   ---------   -------   -----------   -----------   -----------
Balance, December 31, 1995..........                       600,000     6,000       784,810     (325,191)      465,619
  Proceeds from sale of preferred
    stock, net of related costs of
    $154,911........................    779    $     8                           2,345,081                  2,345,089
  Dividends paid....................                                                            (10,000)      (10,000)
  Issuance of common stock
    For cash........................                        12,600       126        69,874                     70,000
    Upon conversion of debt.........                        12,000       120        79,880                     80,000
    For assets acquired.............                       208,200     2,082     1,107,918                  1,110,000
  Issuance of warrants in connection
    with
    Subordinated debt...............                                                23,532                     23,532
    Bank financing..................                                               416,001                    416,001
  Net loss..........................                                                           (218,328)     (218,328)
                                      ------   -------   ---------   -------   -----------   -----------  -----------
Balance, December 31, 1996..........    779          8     832,800     8,328     4,827,096     (553,519)    4,281,913
  Repurchase of warrants held by
    lender..........................                                            (1,000,000)                (1,000,000)
  Sale of underwriter warrants......                                                 1,000                      1,000
  Issuance of common stock
    At initial public offering, net
      of costs......................                     1,150,000    11,500     7,055,597                  7,067,097
    Upon termination of preferred
      stock redemption right........                        60,000       600        25,400      (26,000)
    In exchange for warrants
      surrendered...................                        66,000       660       103,340                    104,000
    In exchange for assets
      acquired......................                       104,297     1,043     1,202,082                  1,203,125
  Net loss..........................                                                         (1,328,938)   (1,328,938)
                                      ------   -------   ---------   -------   -----------  -----------   -----------
Balance, December 31, 1997..........    779    $     8   2,213,097   $22,131   $12,214,515  $(1,908,457)  $10,328,197
                                      =====    =======   =========   =======   ===========  ===========   ===========

          See accompanying notes to consolidated financial statements.

CLEARVIEW CINEMA GROUP, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
--------------------------------------------------------------------------------

                                                                               1995           1996           1997
                                                                            -----------    -----------    -----------
Cash flows from operating activities
  Net loss...............................................................   $  (216,316)   $  (218,328)   $(1,328,938)
  Adjustments to reconcile net loss to net cash provided by
      operating activities
    Depreciation and amortization of property, equipment and
      leaseholds.........................................................        95,445        526,182      1,675,856
    Amortization of intangible assets....................................         4,187        108,825        375,307
    Amortization of debt discount and debt issuance costs................         5,320         42,715        281,190
    Interest expense recognized upon surrender of warrants...............                                     104,000

    Changes in operating assets and liabilities
      Inventories........................................................        (4,938)       (28,455)       (71,553)
      Other current assets...............................................       (62,014)        32,954       (306,407)
      Other non-current assets...........................................        (9,600)       (48,063)      (131,382)
      Accounts payable and accrued expenses..............................       306,736        731,232      3,336,131
                                                                            -----------    -----------    -----------
         Net cash provided by operating activities.......................       118,820      1,147,062      3,934,204
                                                                            -----------    -----------    -----------

Cash flows from investing activities
  Purchase of property, equipment and leaseholds.........................      (630,675)      (317,946)    (3,486,123)
  Acquisitions of theaters...............................................                   (6,499,000)   (29,875,000)
  Acquisition costs and other............................................      (608,315)      (477,906)      (285,499)
                                                                            -----------    -----------    -----------
         Net cash used in investing activities...........................    (1,238,990)    (7,294,852)   (33,646,622)
                                                                            -----------    -----------    -----------

Cash flows from financing activities
  Proceeds from issuance of long-term debt...............................       400,000      4,317,228     30,386,108
  Payments on long-term debt.............................................       (17,448)      (136,543)    (4,995,054)
  Proceeds from issuance of subordinated notes payable...................       580,000        600,000
  Payments on subordinated notes payable.................................                                  (1,100,000)
  Debt issuance costs....................................................                     (342,842)      (750,902)
  Proceeds from issuance of common stock upon initial public offering....                                   9,200,000
  Initial public offering costs..........................................                                  (2,132,903)
  Proceeds from issuance of common stock.................................                       70,000
  Proceeds from issuance of preferred stock..............................                    2,500,000
  Preferred stock issuance costs.........................................                     (154,911)
  Dividends paid.........................................................       (30,000)       (10,000)
  Proceeds from issuance of underwriter warrants.........................                                       1,000
  Payments on option.....................................................       (80,000)      (120,000)
                                                                            -----------    -----------    -----------
         Net cash provided by financing activities.......................       852,552      6,722,932     30,608,249
                                                                            -----------    -----------    -----------

Net change in cash and cash equivalents..................................      (267,618)       575,142        895,831
Cash and cash equivalents, beginning of year.............................       443,821        176,203        751,345
                                                                            -----------    -----------    -----------
Cash and cash equivalents, end of year...................................   $   176,203    $   751,345    $ 1,647,176
                                                                            ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation--The consolidated financial statements include the accounts of Clearview Cinema Group, Inc. ('Clearview') and its wholly-owned subsidiaries (collectively referred to as the 'Company'). All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of the Business--The Company was incorporated November 23, 1994 and is a regional motion picture exhibitor that acquires and operates in-town multiplex theaters primarily located in affluent suburban communities in the New York/New Jersey metropolitan area. As of December 31, 1997, the Company's 31 theaters with 148 screens show a mix of first-run commercial, art and family-oriented films. The Company licenses films from distributors on a film-by-film and theater-by-theater basis. The Company's business is seasonal with a substantial portion of its revenue and operating income being derived during the summer months (June through August) and the holiday season (November and December).

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

Film rental costs owed to distributors are estimated as a percentage of the film's box office receipts and the length of a film's run and are ultimately settled with distributors within a period approximating three months.

Revenue Recognition--The Company recognizes revenues from box office admissions and concession sales at the time of sale.

Cash Equivalents--Cash equivalents include commercial paper investments purchased with original maturities of three months or less.

Inventories--Inventories consist of concession products and are stated at the lower of cost (first-in, first-out method) or market.

Property, Equipment and Leaseholds--Property, equipment and leaseholds are stated at cost less accumulated depreciation and amortization. Buildings and improvements, furniture and equipment are depreciated using the straight line method over the estimated useful lives of the assets as follows: buildings and improvements-- 40 years; furniture and equipment--5 to 7 years. Leasehold interests represent acquired rights to operate theatres under previously existing operating leases. The fair value assigned to these leasehold interests and lease improvements are capitalized and amortized using the straight-line method over the shorter of the term of the lease or the estimated useful life of the assets.

In 1996, the Company adopted Statement of Financial Accounting Standards 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ('SFAS 121'). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount, including associated intangible assets, of such operation. The adoption of SFAS 121 did not have a significant effect on the consolidated financial position or results of operations.

Intangible Assets--Intangible assets consist of cost in excess of the tangible and identifiable intangible assets of the theaters acquired (goodwill), debt issuance costs, covenants not to compete, and organization costs. Costs are amortized on a straight line basis over the following lives: goodwill--15 years, covenants not to compete--3 to 5 years, organization costs--5 years. The Company evaluates the recoverability of goodwill on an ongoing basis in light of changes in any business conditions, events or circumstances that may indicate the potential impairment of intangibles. Debt issuance costs are amortized as interest expense over the term of the related debt.

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
Stock-Based Compensation--The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ('APB 25') and related interpretations in accounting for stock-based compensation. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ('SFAS 123').

Income Taxes--Deferred tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Net Loss Per Share--In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 128, Earnings Per Share ('SFAS 128') which is effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company adopted SFAS 128 in the fourth quarter of 1997. SFAS 128 replaces the presentation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period and excludes all dilution. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period. Prior period amounts have been restated to conform to the requirements of SFAS 128.

Disclosure of Fair Value of Financial Instruments--The carrying amounts reported for cash and cash equivalents and accounts payable and accrued expenses approximate fair value due to the short maturities of these assets and liabilities. The fair value of the long term debt, subordinated notes payable and Class B redeemable preferred stock are estimated based on discounted future cash flows using rates currently available for debt and equity instruments with similar terms. At December 31, 1997, the fair values approximate carrying values.

NOTE 2--THEATER ACQUISITIONS

During 1997, the Company acquired a total of fourteen theaters and 79 screens located in New Jersey and New York. The acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price for each transaction has been allocated based on the estimated fair value of identifiable tangible and intangible assets (principally property, equipment and leasehold interest) of the respective theaters with the excess purchase price, together with acquisition costs approximating $285,000 being allocated to goodwill. The results of operations of the acquired theaters are included in the accompanying consolidated financial statements from the respective acquisition dates.

UA Acquisition--In September 1997 the Company acquired substantially all the assets, including land, building, leasehold interests, equipment and various operating contracts of five theaters from United Artists Theater Circuit, Inc. (the 'UA Acquisition') for a total purchase price of $8.65 million in cash from proceeds of the initial public offering (Note 7) and borrowings under the Credit Facility (Note 6). Leasehold interests acquired

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 2--THEATER ACQUISITIONS--(CONTINUED) are to be amortized over the related theater leases which have remaining lease terms through December 31, 2019. The purchase price has been allocated as follows:

Land...................................................   $1,527,000
Buildings..............................................    3,665,000
Leasehold interests....................................    2,641,000
Equipment..............................................      695,000
Goodwill...............................................      122,000
                                                          ----------
                                                          $8,650,000
                                                          ==========

Nelson Ferman Acquisition--In November 1997 the Company acquired substantially all the assets, including leasehold interests, equipment and various operating contracts of two theaters from F&N Cinema, Inc. (the 'Nelson Ferman Acquisition') for a total purchase price of $18.5 million. The Company paid $12 million in cash from borrowings under the Credit Facility, issued $6 million in subordinated notes payable (Note 6) and issued 41,797 shares of common stock with an aggregate market value of $500,000 based on the closing price of the Company's stock on the ten days preceding the acquisition. Leasehold interests acquired are to be amortized over the related theater leases which have remaining lease terms through December 31, 2016. The purchase price has been allocated as follows:

Leasehold interests......................................$ 6,500,000
Equipment................................................  1,270,000
Non-compete..............................................     10,000
Goodwill................................................. 10,720,000
                                                         -----------
                                                         $18,500,000
                                                         ===========

CJM Acquisition--In December 1997 the Company executed four separate agreements to acquire certain assets, including leasehold interests and equipment of four theaters from CJM Enterprises (the 'CJM Acquisition') for a total purchase price of approximately $8.7 million. Pursuant to the agreements, the Company paid $7.25 million in cash from borrowings under the Credit Facility, issued 62,500 shares of common stock with an aggregate market value of approximately $703,000 (based on the closing price of the Company's stock on the date of acquisition) and agreed to issue either 750 shares of Class B redeemable preferred stock (Note 7) by March 31, 1998 or pay $750,000 in cash in lieu of stock if the Company consummated a private placement offering by such date. As the private placement offering is not likely to occur by March 31, 1998, the 750 shares of Class B redeemable preferred stock will be issued and have been reflected as such in the accompanying financial statements. The agreements also provide for additional consideration of 750 additional shares of Class B redeemable preferred stock valued at $750,000 to be paid to the seller if another competing theater is not opened in the operating vicinity of the purchased theaters within two years. However, such consideration is deemed to be contingent and, as such, will only be recorded on December 12, 1999 if no competing theater has opened. Leasehold interests acquired in the CJM Acquisition are to be amortized over the related theater leases which have remaining lease terms through November 30, 2017. The purchase price has been allocated as follows:

Leasehold interests...................................   $ 1,503,000
Equipment.............................................     1,510,400
Non-compete...........................................        60,000
Goodwill..............................................     5,629,725
                                                         -----------
                                                         $ 8,703,125
                                                         ===========

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 2--THEATER ACQUISITIONS--(CONTINUED)
The shares of common stock issued in the Nelson Ferman Acquisition and the CJM Acquisition are unregistered shares and are subject to Voting Trust Agreements whereby the President and Chief Executive Officer has the right to vote the shares until the shares are sold or registered.

The Company acquired three additional theaters during 1997 in two separate transactions for $1,975,000 in cash from borrowings under the Credit Facility and working capital.

The following unaudited pro forma consolidated results of operations for the years ended December 31, 1996 and 1997 assumes the UA Acquisition, the Nelson Ferman Acquisition and the CJM Acquisition, along with the Company's 1996 acquisitions, had occurred on January 1, 1996 giving effect to purchase accounting adjustments and financing. The pro forma results have been prepared for informational purposes only and do not reflect any benefit from economies which might be achieved from combined operations. The pro forma results do not represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

                                                  YEAR ENDED DECEMBER 31,
                                                 --------------------------
                                                    1996           1997
                                                 (UNAUDITED)    (UNAUDITED)
                                                 -----------    -----------
Revenues.......................................  $28,960,499    $32,105,444
Net loss.......................................   (3,692,950)    (3,692,996)
Basic and diluted loss per share...............  $     (1.68)   $     (1.67)

During 1996, the Company acquired the leaseholds of seven theaters and two theaters with the underlying real estate, all located in New Jersey and New York (the '1996 Acquisitions'). The 1996 Acquisitions have also been accounted for under the purchase method of accounting. The results of operations of the acquired theaters are included in the accompanying consolidated financial statements from their respective acquisition dates. The 1996 Acquisitions are described as follows:

May 1996--The Company purchased the leaseholds of three New Jersey theaters and one New York theater in May 1996 for $5,000,000 in cash and the issuance of 208,200 shares of the Company's Common Stock. The total cost was allocated as follows: $835,000--theater equipment, $5,075,000--leasehold interests and $200,000-- covenant not to compete.

July 1996--The Company purchased the leaseholds of two New York theaters in July 1996. The total cost of $1,499,000 was paid in cash and was allocated as follows: $1,489,000--leasehold interests and $10,000--covenant not to compete.

December 1996--The Company purchased two theaters and the underlying real estate and the leasehold of another theater in New Jersey in December 1996. The total cost of $5,000,000 was paid with a $4,400,000 secured note and $600,000 subordinated note. The purchase price was allocated as follows: $400,000--land, $1,300,000--buildings and leasehold improvements, $832,000--theater equipment, $848,000--leasehold interests and $1,620,000--goodwill.

The following unaudited pro forma results of operations for the years ended December 31, 1995 and 1996 assume the 1996 Acquisitions occurred as of January 1, 1995 after giving effect to certain adjustments, including depreciation and increased interest expense on acquisition debt. The pro forma results have been prepared for

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 2--THEATER ACQUISITIONS--(CONTINUED) comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combinations been in effect on the dates indicated, or which may occur in the future.

                                                                                              YEAR ENDED
                                                                                             DECEMBER 31,
                                                                                      --------------------------
                                                                                         1995           1996
                                                                                      -----------    -----------
                                                                                             (UNAUDITED)
Revenues...........................................................................   $10,754,531    $13,182,481
Net loss...........................................................................   $(1,658,987)   $(1,268,766)
Basic and diluted loss per common share............................................   $     (2.05)   $     (1.55)

NOTE 3--PROPERTY, EQUIPMENT AND LEASEHOLDS

Property, equipment and leaseholds are summarized as follows:

                                                                                             DECEMBER 31,
                                                                                      --------------------------
                                                                                         1996           1997
                                                                                      -----------    -----------
Land...............................................................................   $   400,000    $ 1,927,848
Buildings and improvements.........................................................     1,302,098      5,491,183
Leasehold interest and improvements................................................     8,095,097     21,704,639
Furniture and equipment............................................................     2,347,117      7,772,995
                                                                                      -----------    -----------
                                                                                       12,144,312     36,896,665
Less: Accumulated depreciation and amortization....................................       732,095      2,407,951
                                                                                      -----------    -----------
                                                                                      $11,412,217    $34,488,714
                                                                                      ===========    ===========

NOTE 4--INTANGIBLE ASSETS

Intangible assets are summarized as follows:

                                                                                             DECEMBER 31,
                                                                                      --------------------------
                                                                                         1996           1997
                                                                                      -----------    -----------
Goodwill...........................................................................   $ 2,151,437    $19,004,450
Debt issuance costs................................................................       378,264      1,129,166
Covenants not to compete...........................................................       210,000        305,000
Organization costs.................................................................        36,362         42,234
                                                                                      -----------    -----------
                                                                                        2,776,063     20,480,850
Less: Accumulated amortization.....................................................        64,545        549,295
                                                                                      -----------    -----------
                                                                                      $ 2,711,518    $19,931,555
                                                                                      ===========    ===========

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 5--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are summarized as follows:

                                                                           DECEMBER 31,
                                                                     ------------------------
                                                                        1996          1997
                                                                     ----------    ----------
Film rental and booking fees payable..............................   $  699,444    $1,613,834
Accounts payable..................................................      243,278     1,936,552
Accrued interest..................................................       55,351       369,874
Accrued payroll...................................................       68,632       254,538
Sales taxes payable...............................................       49,228       100,688
Other accrued expenses............................................      110,569       287,147
                                                                     ----------    ----------
                                                                     $1,226,502    $4,562,633
                                                                     ==========    ==========

NOTE 6--LONG-TERM DEBT AND SUBORDINATED NOTES PAYABLE

Long-term debt consists of the following:

                                                                                          DECEMBER 31,
                                                                                   --------------------------
                    DESCRIPTION                              INTEREST RATE            1996           1997
----------------------------------------------------   -------------------------   -----------    -----------
Term notes A & B under Credit Facility, interest
  payable in monthly installments, principal due in
  quarterly installments through September 2002, net   10% at December 31, 1997
  of unamortized debt discount of $384,976 and         (floating rate of 1.5%
  $242,729, respectively............................   above prime)                $ 3,790,024    $34,757,271
Notes payable--Seller, refinanced as described
  below.............................................                                 4,400,000
Note payable to bank, in monthly installments of
  principal and interest of $5,029, due October
  2005..............................................            11 1/4%                337,009        313,096
Other...............................................                                    51,228         41,195
                                                                                   -----------    -----------
                                                                                     8,578,261     35,111,562
Less: Current maturities............................                                   835,650      2,876,607
                                                                                   -----------    -----------
                                                                                   $ 7,742,611    $32,234,955
                                                                                   ===========    ===========

Credit Facility--In September 1997 the Company entered into an amended and restated credit agreement with Provident Bank (the 'Credit Facility') consisting of a revolving credit line of $1.0 million, Term Note A of $12 million and Term Note B of $17 million, the proceeds of which were used to refinance existing term loans with the same bank of $10.4 million and finance acquisitions (Note
2). In December 1997 the Company further increased its Credit Facility to $36 million by increasing the availability under Term Note B to $23 million through the participation of an additional bank, the proceeds of which were used to finance acquisitions (Note 2). In February 1998, the Company increased its Credit Facility by obtaining a $5.8 million Term Note C (Note 14).

The revolving credit line of $1 million bears interest at prime + 1.5%, terminates on September, 2002 and can be used for refinancing existing debt, financing working capital, financing acquisitions and for general corporate purposes. There were no amounts outstanding on the revolving credit line at December 31, 1997.

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 6--LONG-TERM DEBT AND SUBORDINATED NOTES PAYABLE--(CONTINUED)
The Credit Facility is collateralized by substantially all of the assets of the Company and contains various restrictive covenants, including maintenance of specified levels of net worth and debt coverage ratios. All such covenants were satisfied or waived by the bank at December 31, 1997 and 1996. The Credit Facility also restricts certain payments by the Company including the payment of dividends, retirement of equity securities or retirement of any subordinated debt through premium payments.

In accordance with the provisions of the Credit Facility, the Company maintains a $2.5 million key-man life insurance policy on its President and Chief Executive Officer.

Refinancing--In January 1997, seller-financing of $4,400,000 was paid with $100,000 from the Company's operating cash and the proceeds from a $4,300,000 bank term note, issued under the Company's credit agreement with its principal lender. Accordingly, the note payable at December 31, 1996 was classified in accordance with the terms of this new bank term note.

Subordinated Notes--In November 1997, the Company issued $6 million in subordinated notes payable to the seller in connection with the Nelson Ferman Acquisition (Note 2). The notes bear interest at 10 1/2% which is payable monthly. The principal and any unpaid interest on one note in the amount of $2 million is due on the earlier of the consummation of a private debt offering or January 1999. The principal on the $4 million note is due the earlier of the consummation of a private debt offering or November 2002.

During 1995 and 1996, the Company sold 8% subordinated notes totalling $1,100,000 to certain related parties. In October 1997, the Company repaid $500,000 of these subordinated notes payable and in December 1997, the Company converted the remaining $600,000 of subordinated notes payable into 600 shares of Class B redeemable preferred stock valued at $600,000 (Note 7).

The Company had a $600,000 12% subordinated note payable which was issued in connection with its acquisition of certain theaters in December 1996. Such note was repaid in August 1997 upon consummation of the Company's initial public offering.

     Long-term debt and subordinated notes payable at December 31, 1997 mature as follows:

YEAR ENDING DECEMBER 31,
---------------------------------------------------------------------
1998.................................................................   $ 2,876,607
1999.................................................................     8,984,318
2000.................................................................     6,989,036
2001.................................................................     7,024,619
2002.................................................................    15,091,387
2003 and thereafter..................................................       145,595
                                                                        -----------
                                                                        $41,111,562
                                                                        ===========

NOTE 7--STOCKHOLDERS' EQUITY

Stock Split--In May 1997, the Company's Board of Directors approved a 600 to 1 stock split which has been retroactively reflected in the accompanying consolidated financial statements.

Initial Public Offering--In August 1997, the Company consummated an initial public offering (the 'Offering') through the sale of 1,150,000 shares of its common stock, $.01 par value for total proceeds of approximately $7.1 million, net of offering costs of approximately $2.1 million.

Preferred Stock--The Company's Certificate of Incorporation authorizes the issuance of up to 2,500,000 shares of preferred stock. The Board of Directors is authorized to issue shares of preferred stock from time to time in

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 7--STOCKHOLDERS' EQUITY--(CONTINUED) one or more series and to establish and designate any such series and to determine the number of shares and the relative conversion rights, voting rights, terms of redemption and liquidation.

Class A Preferred Stock and Warrant--In May and July 1996, the Company issued 779 shares of Class A preferred stock and warrants in exchange for $2,500,000. Each share of Class A preferred stock is convertible at any time at the option of the holders into 600 shares of common stock. Upon the occurrence of certain events, the shares of Class A preferred stock will automatically convert into shares of common stock. The warrants, which entitled the holder to purchase up to 471 shares of Class A preferred stock were exchanged at the time of the offering for a new warrant exercisable for 282,600 shares of common stock.

The warrant is not exercisable until June 1, 2001 unless, prior to that date, the Company sells all or substantially all of its assets, liquidates, dissolves or merges with another corporation in a transaction which results in a change in control of the Company's voting stock. The number of shares of common stock for which the warrant is exercisable is subject to reduction, including not being exercisable into any shares, based on a formula and the fair value of the Company's stock as defined, upon the occurrence of certain events.

Class B Redeemable Preferred Stock--During 1997 the Company authorized 20,000 shares and issued 1,350 shares of Class B non-voting, 10 1/2% cumulative redeemable preferred stock with a liquidation value of $1,000 per share. The holders of the Class B redeemable preferred stock are entitled to receive preferential dividends, when and as declared by the Board of Directors. So long as any shares of Class B redeemable preferred stock are outstanding, unless all dividends on the Class B redeemable preferred stock have been paid, no dividend or other distribution may be paid or made on the common stock, Class A preferred stock or any other capital stock of the Company ranking junior as to dividends to the Class B redeemable preferred stock. In the event of any sale of all or substantially all of the assets of the Company or any liquidation, dissolution or winding up of the Company, the holders of the Class B redeemable preferred stock will be entitled to receive an amount per share equal to a liquidation value ($1,000) plus all unpaid dividends per share on the Class B redeemable preferred stock, prior to any distribution to holders of the common stock, Class A preferred stock or any other capital stock of the Company ranking junior upon liquidation or dissolution. The holder of Class B redeemable preferred stock can redeem upon the earlier to occur of dissolution of the Company, within ten business days after the date of closing of a private placement offering with aggregate proceeds of $70 million, or five years after the date of issuance of such shares. The Company can redeem these shares at any time.

Warrants--In consideration of services provided at the time of the Offering, the Company issued to the underwriter of the Offering, for a nominal amount of $1,000, warrants to purchase 100,000 shares of common stock with an initial exercise price of $9.60 per share. As provided in the warrant agreement, the exercise price and the number of shares that may be purchased upon the exercise of the warrants are subject to modification and adjustment upon the occurrence of certain events, as defined in the warrant agreement. The warrants are exercisable for a four year period commencing on August 12, 1998. The fair value of services provided of approximately $200,000 has been determined based on the fair value of the warrants using an option pricing model in accordance with SFAS 123 and has no impact on stockholders' equity as the services provided are considered additional offering costs.

During 1995 and 1996, the Company issued 200 warrants, convertible into 120,000 shares of common stock, together with the issuance of certain subordinated debt. Concurrent with the consummation of the Offering, holders of warrants to purchase 97,500 shares of common stock (at exercise prices ranging from $3.33 to $6.67 per share) exchanged such warrants for 66,000 shares of common stock and also amended the terms of certain subordinated notes payable. The fair value of the common stock issued, less the value of the warrants surrendered, was recorded as interest expense of $104,000 in the accompanying financial statements. The remaining warrants were canceled upon retirement of the subordinated debt on December 12, 1997 (Note 6) in accordance with the terms of the debt and warrant agreement.

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 7--STOCKHOLDERS' EQUITY--(CONTINUED)
In connection with the bank financing as described in Note 6 and pursuant to a May 1996 warrant agreement (amended in December 1996), the Company issued seven-year warrants in May and December 1996 to its principal lender to purchase 43,800 and 50,400 shares of the Company's common stock, respectively, at an exercise price of $.01 per share. In June 1997, the Company repurchased those warrants for $1 million which approximated the put price at that time. As a result, the repurchase has been recorded as a charge to additional paid-in-capital.

Terminated Redemption Rights--A certain common stockholder had the right to sell its shares of common stock at a redemption price based upon a formula. If such stockholder did not exercise that right, the Company had the right to purchase those shares of common stock from such stockholder at a price based upon the same formula. Such stockholder and the Company terminated those rights upon consummation of the Offering.

The holder of the outstanding shares of the Company's Class A preferred stock, $.01 par value had the right to sell to the Company all of those shares or the shares of common stock into which those shares had been converted at a redemption price determined in accordance with a specified formula. Such holder terminated that right upon consummation of the Offering in exchange for the issuance of 60,000 shares of common stock. The fair value of the 60,000 shares of common stock issued, less the estimated value of the redemption right terminated, was recorded as a preferred stock dividend of $26,000 during 1997.

     As of December 31, 1996, the Company reported the Class A redeemable preferred stock and the redeemable common stock at the current redemption value separately between liabilities and stockholders' equity, since redemption was outside of the Company's control. A corresponding reduction was made to stockholders' equity, as the equivalent of treasury stock. The per share redemption value of the Class A redeemable preferred stock was based on the greater of gross revenues (as defined) or six times theater operating income before general and administrative expenses, interest and taxes for the preceding twelve months divided by the number of shares of common stock issued and, as if converted or exercised, all convertible securities, options, warrants and similar instruments. The redemption value of the common stock was based on book value per share computed on a fully diluted basis.

NOTE 8--INCOME TAXES

Deferred income taxes reflect the tax consequences on future years of differences between the bases of assets and liabilities for financial reporting purposes and income tax purposes. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company has determined, based on its recurring net losses since inception, that a full valuation allowance of $85,000, $172,000 and $621,000 is appropriate at December 31, 1995, 1996 and 1997.

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 8--INCOME TAXES--(CONTINUED)
The income tax effect of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at December 31, 1997 are as follows:

Deferred tax assets
  Net operating loss carryforwards.....................................   $ 678,000
  Other................................................................      46,000
                                                                          ---------
Gross deferred tax assets..............................................     724,000

Deferred tax liabilities
  Property, equipment and leaseholds...................................    (103,000)
                                                                          ---------
                                                                            621,000
Valuation allowance....................................................    (621,000)
                                                                          ---------
  Net deferred tax assets..............................................   $
                                                                          =========

A reconciliation between the statutory federal income tax rate of 34% and the effective rate of income tax expense for the years ended December 31, 1995, 1996 and 1997 follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1995        1996        1997
                                                            --------    --------    ---------
Income tax benefit at federal statutory rate.............   $(72,000)   $(74,000)   $(452,000)
State income tax benefit, net of federal tax effect......    (13,000)    (13,000)     (79,000)
Increase in net operating loss carryforwards.............     85,000      87,000      531,000
                                                            --------    --------    ---------
Provision (benefit) for income taxes.....................   $           $           $
                                                            ========    ========    =========

     The Company has available at December 31, 1997 net operating loss carryforwards totaling approximately $1,698,000 that may be applied against future consolidated federal and state taxable income of the respective subsidiary companies. The loss carryforwards will expire through 2012.

Certain losses are subject to limitation by the provisions of Section 382 of the Internal Revenue Code due to a more than 50% change in ownership which occurred upon the consummation of the Company's Offering.

NOTE 9--STOCK BASED COMPENSATION

In August 1997, the Company adopted the Stock Incentive Plan (the 'Plan') which provides for the granting of awards to purchase shares of the Company's common stock to officers, directors and key employees and non-employees at the discretion of a committee of the Board of Directors. Awards granted under the Plan may be in the form of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Shares and Performance Awards. The exercise price of each share of stock awarded under the Plan shall be determined by the committee; provided however, that the exercise price shall in all cases be equal to or greater than the quoted market price of the Company's common stock on the date of grant. At December 31, 1997, 200,000 shares of common stock are reserved for issuance under the Plan. Awards granted under the Plan become fully vested upon a change in control of the Company.

During 1997, the Company granted 122,500 incentive stock options with exercise prices ranging from $8 to $12 and with a weighted average exercise price of $8.40 per share. No options became exercisable or were forfeited during 1997. The awards granted during 1997 terminate in 10 years and have a graded vesting schedule that provides for 100% vesting in four years as follows: Year 1--10%, Year 2--35%, Year 3--65%, Year 4--100%.

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 9--STOCK BASED COMPENSATION--(CONTINUED)
Pro forma information, as required by SFAS 123, has been determined as if the Company had accounted for stock options awarded under the Plan under the fair value method as defined by SFAS 123. The fair value of these options was estimated at the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions: risk-free rate of 6.5%; expected common stock market price volatility factor of 30%; and an average expected life of the options of six years. The weighted average fair value of each option on the date of grant using the option pricing model was $3.26. If fair value based accounting in accordance with SFAS 123 had been used to measure stock based compensation cost, the Company's consolidated net loss would have increased by $40,000 or $0.03 per share for the year ended December 31, 1997. This pro forma impact only takes into account options granted since January 1, 1997 and is likely to increase in future years as additional options are granted and amortized ratably over the vesting period.

NOTE 10--COMMITMENTS AND CONTINGENCIES

Theater Leases--A substantial portion of the Company's theaters and the corporate office are operated under lease arrangements with initial lease terms and renewal options. Future minimum rental payments for all non-cancellable operating leases having initial or remaining lease terms in excess of one year as of December 31, 1997 are:

YEAR ENDING DECEMBER 31,
------------------------
1998.................................................................   $ 2,685,334
1999.................................................................     2,699,106
2000.................................................................     2,646,440
2001.................................................................     2,557,795
2002.................................................................     2,602,006
2003 and thereafter..................................................    17,837,239
                                                                        -----------
                                                                        $31,027,920
                                                                        ===========

Certain theaters operated by the company have operating leases that contain escalating clauses. For these leases, the aggregate rent payments over the lease term are recognized on a straight-line basis over the lease term. The differences between the expense charged to operations and amounts payable under such leases are recorded annually as deferred rent expense, which will ultimately reverse over the lease term. In addition, leases require additional amounts to be paid for common area maintenance and/or contingent rental payments based on a percent of net revenues of the theater in excess of a predetermined amount. Total rent expense for the years ended December 31, 1995, 1996 and 1997 was approximately $209,000, $802,000 and $1,287,000, respectively.

Acquisition Commitments--During September 1995, the Company entered into an option agreement providing for the lease of three New York theater locations with the option to purchase certain assets of the three theaters through September 2000. In consideration of the option granted, the Company made an initial $200,000 payment which was financed by the seller. Until exercise of the option, the Company is required to make annual payments which are recorded as interest expense in the accompanying financial statements. It is the Company's intention to ultimately exercise this option.

In November 1997, the Company entered into an agreement to acquire a theater upon completion of construction of such theater for a price of $1 million to be paid in common stock of the Company; provided however, that in no event shall the common shares to be issued be greater than 90,909 or less than 76,923 shares. The closing date under this agreement will occur within ten business days after receipt of a valid construction permit, but in no event later than January 1999. Neither the Company nor the seller is obligated to close on this agreement if a valid construction permit is not obtained by June 1998.

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 10--COMMITMENTS AND CONTINGENCIES--(CONTINUED)
Employment Agreement--The Company is obligated through May 2003 to pay its President and Chief Executive Officer an annual base salary of $120,000, plus an additional amount based on gross revenue, provided that such total does not to exceed $750,000.

NOTE 11--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                              1995          1996          1997
                                                                           ----------    ----------    ----------
Cash paid for interest..................................................   $   42,877    $  623,656    $1,179,000
Non-cash investing and financing activities
  Issuance of common stock as consideration for theaters acquired.......                  1,110,000     1,203,125
  Issuance of subordinated notes payable as consideration for theaters
     acquired...........................................................                  5,000,000     6,000,000
  Issuance of Class B redeemable preferred stock as consideration for
     theaters acquired..................................................                                  750,000
  Conversion of subordinated notes payable into Class B redeemable preferred
     stock..............................................................                                  600,000
  Repurchase of warrants................................................                                1,000,000
  Common stock issued upon termination of preferred stock redemption
     right..............................................................                                   26,000
  Fair value of warrants issued in connection with subordinated debt and
     bank financing.....................................................       19,610       439,533
  Conversion of subordinated note payable (related party) into common
     stock..............................................................                     80,000
  Project acquisition costs in exchange for option payable..............      200,000

NOTE 12--SUPPLEMENTAL DISCLOSURE OF LOSS PER SHARE

                                                                              1995         1996          1997
                                                                            ---------    ---------    -----------
Net Loss.................................................................   $(216,316)   $(218,328)   $(1,328,938)
Less: Preferred stock dividends..........................................                                 (26,000)
                                                                            ---------    ---------    -----------
Loss available to common stockholders....................................   $(216,316)   $(218,328)   $(1,354,938)
                                                                            =========    =========    ===========
Weighted average shares outstanding......................................     600,000      744,038      1,312,865
                                                                            =========    =========    ===========
Basic and diluted loss per share.........................................   $    (.36)   $   (0.29)   $     (1.03)
                                                                            =========    =========    ===========

The Class A preferred stock and warrant, underwriter warrants and incentive stock options outstanding are potentially convertible into 972,500 shares of common stock and have not been included in the computation of diluted loss per share as the effect would have been antidilutive. The Company's loss per share for the years ended December 31, 1995 and 1996 have been restated in accordance with SFAS 128, as described in Note 1.

NOTE 13--RELATED PARTY TRANSACTIONS

In June 1997 the Company entered into a consulting and confidentiality agreement with a director and stockholder of the Company to assist the Company in the identification of theater acquisition candidates and provide other services as requested by the Company. The director/stockholder is also an executive vice president of First New York Realty Co., Inc. ('First New York'). To the extent, if any, that the director/stockholder identifies any person who is interested in leasing a site to the Company in his capacity as an employee of First New York and the Company determines to lease that site, First New York could be entitled to a commission from

CLEARVIEW CINEMA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

NOTE 13--RELATED PARTY TRANSACTIONS--(CONTINUED) that person and the director/stockholder would then be entitled to a commission from First New York. During the years ended December 31, 1995, 1996 and 1997 the Company incurred $0, $12,000 and $17,000, respectively in consulting fees to the director/stockholder.

In May 1997 the Company renewed its agreement with an affiliated entity who is a preferred stockholder and whose managing directors are directors of the Company, to provide business strategy and financial and investment management services for a fee equal to $60,000 per year. The Company incurred fees for such services of $30,000 and $50,000 in 1996 and 1997, respectively. No such fees were paid in 1995.

A director of the Company is an officer of the entity that served as the underwriter for the Offering. The director was appointed to the Company's board of directors subsequent to consummation of the Offering. Amounts paid to the underwriter for services provided at the time of the Offering were $1,013,000.

NOTE 14--SUBSEQUENT EVENTS

In February 1998, the Company extended its existing Credit Facility through the issuance of a Term Note C in the amount of $5.8 million to be used for additional acquisitions. Interest is due quarterly at prime plus 1.5%. Principal payments are to be paid quarterly commencing October 1, 1998 with final payment due September 2002. The Company borrowed $3.8 million under Term Note C to fund the acquisition of three theaters subsequent to December 31, 1997. The Company continues to pursue the acquisition of additional theaters, the development of new theaters and the addition of screens to existing theaters.

In March 1998, the Company adopted the Clearview Cinema Group 401(K) Plan (the '401(K) Plan') that covers all employees of the Company who have reached the age of 21 and have completed one year of service, as defined. The 401(K) Plan provides for employee elective contributions up to 15% of annual compensation, with matching contributions by the Company of 50% of the first 6% of the employees' compensation contributed. Additionally, the Company, at its discretion may make profit-sharing contributions to the 401(K) Plan. Employees vest 100% in the Company's matching contributions and profit sharing contributions after three years of service.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Clearview Cinema Group, Inc.

We have audited the combined balance sheet of the United Artist Theatre Circuit, Inc. Theaters at Bronxville, Larchmont, Wayne, New City and Mamaroneck (the 'UA Theaters'), as of December 31, 1996 and the related combined statements of income and divisional equity and cash flows for each of the two years in the period ended December 31, 1996. These combined financial statements are the responsibility of the management of United Artist Theatre Circuit, Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the UA Theaters at December 31, 1996 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the combined financial statements, United Artist Theatre Circuit, Inc. changed its method of accounting for impairment of long-lived assets in accordance with SFAS 121 in 1996.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
June 4, 1997

UNITED ARTISTS THEATRES AT BRONXVILLE, LARCHMONT, WAYNE,
NEW CITY AND MAMARONECK
COMBINED BALANCE SHEETS
--------------------------------------------------------------------------------



                                                                                        DECEMBER 31,     MARCH 31,
                                                                                            1996            1997
                                                                                        ------------    ------------
                                                                                                        (UNAUDITED)
                                       ASSETS

CURRENT ASSETS:

  Cash...............................................................................    $   61,716      $    65,666

  Inventories........................................................................        22,122           22,930

  Other current assets...............................................................        19,366           43,799
                                                                                        ------------     -----------

     Total current assets............................................................       103,204          132,395
                                                                                        ------------     -----------

PROPERTY AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION................................      4,846,814       4,827,793
                                                                                        ------------     -----------

OTHER ASSETS:

  Due from parent and affiliate......................................................     2,955,667        3,247,520

  Security deposits..................................................................         2,000            2,000
                                                                                        ------------     -----------

                                                                                          2,957,667        3,249,520
                                                                                        ------------     -----------

                                                                                        $ 7,907,685      $ 8,209,708
                                                                                        ===========      ===========

                          LIABILITIES AND DIVISIONAL EQUITY

CURRENT LIABILITIES:

  Accounts payable and accrued expenses..............................................   $   731,595      $   932,282

DIVISIONAL EQUITY....................................................................     7,176,090        7,277,426
                                                                                        ------------     -----------

                                                                                        $ 7,907,685      $ 8,209,708
                                                                                        ===========      ===========

            See accompanying notes to combined financial statements.

UNITED ARTISTS THEATRES AT BRONXVILLE, LARCHMONT, WAYNE,
NEW CITY AND MAMARONECK
COMBINED STATEMENTS OF INCOME AND DIVISIONAL EQUITY
--------------------------------------------------------------------------------

                                                              YEAR ENDED                   THREE MONTHS
                                                             DECEMBER 31,                ENDED MARCH 31,
                                                      --------------------------    --------------------------
                                                         1995            1996          1996            1997
                                                      ----------      ----------    ----------      ----------
                                                                                           (UNAUDITED)
THEATER REVENUES:
  Box office.......................................   $3,503,949      $3,578,346    $  864,313      $  961,187
  Concession.......................................    1,004,651       1,048,292       239,725         278,823
  Other............................................      147,248         174,334        35,051          39,238
                                                      ----------      ----------    ----------      ----------
                                                       4,655,848       4,800,972     1,139,089       1,279,248
                                                      ----------      ----------    ----------      ----------
OPERATING EXPENSES:
  Film rental and booking fees.....................    1,556,970       1,603,729       362,806         482,578
  Cost of concession sales.........................      171,003         176,031        42,005          43,294
  Theater operating expenses.......................    1,734,320       1,828,092       444,099         470,704
  General and administrative.......................       71,634          71,366        16,933          19,890
  Depreciation and amortization....................      224,947         216,154        56,033          49,142
  Impairment of long-lived assets..................           --         224,908            --              --
                                                      ----------      ----------    ----------      ----------
                                                       3,758,874       4,120,280       921,876       1,065,608
                                                      ----------      ----------    ----------      ----------
OPERATING INCOME...................................      896,974         680,692       217,213         213,640
INTEREST EXPENSE...................................      588,577         444,534       111,000         112,304
                                                      ----------      ----------    ----------      ----------
NET INCOME.........................................      308,397         236,158       106,213         101,336

DIVISIONAL EQUITY:
  Beginning of period..............................    6,631,535       6,939,932     6,939,932       7,176,090
                                                      ----------      ----------    ----------      ----------
  End of period....................................   $6,939,932      $7,176,090    $7,046,145      $7,277,426
                                                      ==========      ==========    ==========      ==========

            See accompanying notes to combined financial statements.

UNITED ARTISTS THEATRES AT BRONXVILLE, LARCHMONT, WAYNE,
NEW CITY AND MAMARONECK
COMBINED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                      YEAR ENDED                THREE MONTHS
                                                                     DECEMBER 31,             ENDED MARCH 31,
                                                               ------------------------    ----------------------
                                                                 1995          1996          1996         1997
                                                               ---------    -----------    ---------    ---------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $ 308,397    $   236,158    $ 106,213    $ 101,336
  Adjustments to reconcile net income (loss) to net cash
     flows from operating activities:
     Depreciation and amortization..........................     224,947        216,154       56,033       49,142
     Loss in impairment of long-lived asset.................          --        224,908           --           --
     Changes in operating assets and liabilities:
       Inventories..........................................         299         (1,442)      (1,073)        (808)
       Other current assets.................................         471         19,510       14,586      (24,433)
       Security deposits....................................          --         (2,000)      (2,000)          --
       Accounts payable and accrued expenses................     (73,043)       274,470       51,129      200,687
                                                               ---------    -----------    ---------    ---------
          Net cash flows from operating activities..........     461,071        967,758      224,888      325,924
                                                               ---------    -----------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................    (180,994)       (46,942)     (28,277)     (30,121)
  Advances to parent and affiliate..........................    (250,028)    (1,004,461)    (289,193)    (291,853)
                                                               ---------    -----------    ---------    ---------
          Net cash flows from investing activities..........    (431,022)    (1,051,403)    (317,470)    (321,974)
                                                               ---------    -----------    ---------    ---------
NET CHANGE IN CASH..........................................      30,049        (83,645)     (92,582)       3,950
CASH, BEGINNING OF PERIOD...................................     115,312        145,361      145,361       61,716
                                                               ---------    -----------    ---------    ---------
CASH, END OF PERIOD.........................................   $ 145,361    $    61,716    $  52,779    $  65,666
                                                               =========    ===========    =========    =========
SUPPLEMENTAL CASH FLOW INFORMATION:

  Interest paid.............................................   $      --    $        --    $      --    $      --
                                                               ---------    -----------    ---------    ---------
  Income taxes paid.........................................   $      --    $        --    $      --    $      --
                                                               ---------    -----------    ---------    ---------

            See accompanying notes to combined financial statements.

UNITED ARTISTS THEATRE CIRCUIT, INC. CINEMAS AT
BRONXVILLE, LARCHMONT, WAYNE, NEW CITY AND MAMARONECK
NOTES TO COMBINED FINANCIAL STATEMENTS
(Data relating to March 31, 1997 and 1996 are unaudited)
--------------------------------------------------------------------------------

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Combination--The combined financial statements include the accounts of the United Artist Theatre Circuit, Inc. theaters at Bronxville, Larchmont, Wayne, New City and Mamaroneck (the 'UA Theaters'). All significant inter-location balances and transactions have been eliminated in combination.

     Nature of the Business--The UA Theaters are regional motion picture houses located in suburban communities in the New York/New Jersey metropolitan area.

     Revenues and Film Rental Costs--The UA Theaters recognize revenues from box office admissions and concession sales at the time of sale. Film rental costs are based a film's box office receipts and length of a film's run.

     Seasonality--The UA Theaters' business is seasonal with a large portion of their revenues and profits being derived during the summer months (June through August) and the holiday season (November and December).

     Estimates and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Inventories--Inventories consist of concession products and are stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment--Property and equipment are stated at cost. Buildings and improvements, theater equipment and office furniture and equipment are depreciated using straight line and accelerated methods over the estimated useful lives of the assets. In general, the estimated useful lives used in computing depreciation and amortization are: buildings and improvements--39 years; theater equipment--5 to 10 years; office furniture and equipment--5 to 10 years. Leasehold improvements are amortized using the straight-line method over the term of the related lease or the estimated useful life of the asset, whichever is less.

     Rent Expense--The Wayne theater included in the combined financial statements is operated under a lease that contains predetermined increases in the rent payable during the term of such lease. For this lease, the aggregate rental expense over the lease term is recognized on a straight-line basis over the lease term. The differences between the expense charged to operations and the amount payable under that lease are recorded annually as deferred rent expense, which will ultimately reverse over the lease term.

     Additional rent is paid for common area maintenance and may also be charged based on a percentage of net revenue in excess of a predetermined amount.

     Financial Instruments--Financial instruments include cash, security deposits, accounts payable and accrued expenses The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information concerning financial instruments with similar characteristics available to management.

     Impairment of Long-Lived Assets--In 1996, the United Artists Theatre Circuit, Inc. ('UA') adopted Statement of Financial Accounting Standards ('SFAS') No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of' (See Note 4). SFAS No. 121 prescribes that an impairment loss is recognized in the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable.

UNITED ARTISTS THEATRE CIRCUIT, INC. CINEMAS AT
BRONXVILLE, LARCHMONT, WAYNE, NEW CITY AND MAMARONECK
NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
(Data relating to March 31, 1997 and 1996 are unaudited)
--------------------------------------------------------------------------------

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)
     Interim Reporting--The interim financial statements included herein reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Such adjustments consist solely of normal recurring accruals. Results for interim periods are not necessarily indicative of results for a full year.

NOTE 2--PROPERTY AND EQUIPMENT:

     Property and equipment are summarized as follows:

                                                                    DECEMBER 31,    MARCH 31,
                                                                        1996           1997
                                                                    ------------    ----------
Land.............................................................    $1,520,650     $1,520,650
Buildings and improvements.......................................     1,584,363      1,584,363
Leasehold improvements...........................................     1,922,135      1,928,550
Office furniture and equipment...................................       874,058        897,702
                                                                    ------------    ----------
                                                                      5,901,206      5,931,265
Less: Accumulated depreciation and amortization..................     1,054,392      1,103,472
                                                                    ------------    ----------
                                                                    $ 4,846,814     $4,827,793
                                                                    ===========     ==========

NOTE 3--COMMITMENTS AND CONTINGENCIES:

     Theater Leases--Certain of the UA Theaters are operated under lease arrangements. The following is a schedule of future minimum rental payments required for all non-cancellable operating leases (for theater facilities) that have initial or remaining lease terms in excess of one year at December 31, 1996:

YEAR ENDING DECEMBER 31,
-------------------------------------------------------
1997...................................................    $  121,293
1998...................................................       121,293
1999...................................................       121,293
2000...................................................       121,293
2001...................................................       122,439
2002 and thereafter....................................       961,689
                                                           -----------
                                                           $1,569,300
                                                           ==========

     Rent expense for theater operating leases in 1995 and 1996 was approximately $108,000 and $151,000, respectively.

NOTE 4--IMPAIRMENT OF LONG-LIVED ASSETS:

     In the third quarter of 1996, UA recorded a $224,908 charge for the difference between the fair value and the carrying value of the New City theater location. The fair value was determined based on an offer received by UA to sell such location for approximately $1,300,000, reduced further for estimated sales costs.

NOTE 5--RELATED PARTY TRANSACTIONS:

     Operating Expenses, Management Fees and Interest Expense--The UA Theaters' operations through the date of sale were significantly controlled by UA. In that regard, the cash deposited to the UA Theaters' operating

UNITED ARTISTS THEATRE CIRCUIT, INC. CINEMAS AT
BRONXVILLE, LARCHMONT, WAYNE, NEW CITY AND MAMARONECK
NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
(Data relating to March 31, 1997 and 1996 are unaudited)
--------------------------------------------------------------------------------

NOTE 5--RELATED PARTY TRANSACTIONS:--(CONTINUED) accounts was transferred to UA which used the funds to pay operating expenses, along with the funds from other UA affiliated theaters, on a company-wide basis using an integrated system.

     Interest expense represents an allocation of interest costs incurred by UA and is charged to the UA Theaters based on each theater's respective net assets.

NOTE 6--SUBSEQUENT EVENTS (UNAUDITED):

     In July, 1997, UA entered into an agreement to sell substantially all of the assets, including leasehold interests, equipment and various operating contracts, of the UA Theaters to Clearview Cinema Group, Inc. for $8,650,000.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of
Clearview Cinema Group, Inc.

We have audited the combined balance sheet of the Nelson Ferman Theaters at Parsippany and Roxbury (the 'NF Theaters'), as of September 30, 1997 and the related combined statements of income and changes in retained earnings and cash flows for the nine months ended September 30, 1997 and the year ended December 31, 1996. These combined financial statements are the responsibility of the management of Nelson Ferman, Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financials are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the NF Theaters at September 30, 1997, and the results of their operations and their cash flows for of the nine months ended September 30, 1997 and the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
October 22, 1997

NELSON FERMAN THEATERS AT PARSIPPANY AND ROXBURY
COMBINED BALANCE SHEET
SEPTEMBER 30, 1997
--------------------------------------------------------------------------------

                                        ASSETS

CURRENT ASSETS:
  Cash................................................................................   $   37,017
  Other current assets................................................................       84,415
                                                                                         ----------
     Total current assets.............................................................                 $  121,432
PROPERTY AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION.................................                  3,828,748

OTHER ASSETS:
  Due from affiliate..................................................................      125,488
  Other assets........................................................................       36,403       161,891
                                                                                         ----------    ----------
                                                                                                       $4,112,071
                                                                                                       ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt................................................   $  302,917
  Current portion of deferred income..................................................      100,000
  Accounts payable and accrued expenses...............................................      723,674
                                                                                         ----------
     Total current liabilities........................................................                 $1,126,591

LONG-TERM LIABILITIES:
  Long-term debt, less current maturities.............................................    1,633,333
  Deferred income, net of current portion.............................................      625,000
                                                                                         ----------
                                                                                                        2,258,333

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common Stock........................................................................      504,000
  Additional paid-in capital..........................................................       27,000
  Retained earnings...................................................................      196,147
                                                                                         ----------
     Total Stockholders' Equity.......................................................                    727,147
                                                                                                       ----------
                                                                                                       $4,112,071
                                                                                                       ==========

            See accompanying notes to combined financial statements.

NELSON FERMAN THEATERS AT PARSIPPANY AND ROXBURY
COMBINED STATEMENTS OF INCOME
AND CHANGES IN RETAINED EARNINGS
--------------------------------------------------------------------------------

                                                                                                        NINE MONTHS
                                                                                        YEAR ENDED         ENDED
                                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                                           1996            1997
                                                                                       ------------    -------------
THEATER REVENUES:
  Box office........................................................................    $4,812,495      $ 4,015,770
  Concession........................................................................     1,129,729          989,484
  Other.............................................................................        39,167           35,979
                                                                                        ----------      -----------
                                                                                         5,981,391        5,041,233
                                                                                        ----------      -----------
OPERATING EXPENSES:
  Film rental and booking fees......................................................     2,373,986        1,925,740
  Theater operating expenses........................................................     1,848,016        1,354,756
  General and administrative expenses...............................................     1,103,057          819,520
  Depreciation and amortization.....................................................       403,075          298,980
                                                                                        ----------      -----------
                                                                                         5,728,134        4,398,996
                                                                                        ----------      -----------
OPERATING INCOME....................................................................       253,257          642,237
INTEREST EXPENSE....................................................................       250,156          188,963
                                                                                        ----------      -----------
NET INCOME..........................................................................         3,101          453,274
RETAINED EARNINGS (DEFICIT), BEGINNING OF PERIOD....................................      (260,228)        (257,127)
                                                                                        ----------      -----------
RETAINED EARNINGS (DEFICIT), END OF PERIOD..........................................    $ (257,127)     $   196,147
                                                                                        ==========      ===========

            See accompanying notes to combined financial statements.

NELSON FERMAN THEATERS AT PARSIPPANY AND ROXBURY
COMBINED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                        NINE MONTHS
                                                                                        YEAR ENDED         ENDED
                                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                                           1996            1997
                                                                                       ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income........................................................................    $    3,101       $ 453,274
  Adjustments to reconcile net income (loss) to net cash flows from operating activities:
     Depreciation and amortization..................................................       403,075         298,980
     Recognition of deferred revenue................................................      (100,000)        (75,000)
     Amortization of accrued rent...................................................        25,146          18,860
     Changes in operating assets and liabilities:
       Other current assets.........................................................       (28,286)         32,466
       Other assets.................................................................        10,000          12,000
       Accounts payable and accrued expenses........................................        19,681        (157,215)
                                                                                        ----------       ---------
          Net cash flows from operating activities..................................       332,717         583,365
                                                                                        ----------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment................................................      (114,423)             --
  Advances to parent and affiliate..................................................       (89,878)       (494,209)
                                                                                        ----------       ---------
          Net cash flows from investing activities..................................      (204,301)       (494,209)
                                                                                        ----------       ---------

CASH FLOW FROM FINANCING ACTIVITIES:
  Payments on long-term debt........................................................      (156,604)       (151,250)
                                                                                        ----------       ---------

NET CHANGE IN CASH..................................................................       (28,188)        (62,094)

CASH, BEGINNING OF PERIOD...........................................................       127,299          99,111
                                                                                        ----------       ---------
CASH, END OF PERIOD.................................................................    $   99,111       $  37,017
                                                                                        ==========       =========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.....................................................................    $  250,156       $ 188,963
                                                                                        ==========       =========
  Income taxes paid.................................................................    $       --       $      --
                                                                                        ==========       =========

            See accompanying notes to combined financial statements.

NELSON FERMAN THEATERS AT PARSIPPANY AND ROXBURY
COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Combination--The combined financial statements include the accounts of two theater affiliates of Nelson Ferman, Inc. ('Nelson Ferman') at Parsippany and Roxbury (the 'NF Theaters'). All significant inter-location balances and transactions have been eliminated in combination.

     Nature of the Business--The NF Theaters operated multi-screen theaters in Morris County, New Jersey.

     Revenues and Film Rental Costs--The NF Theaters recognize revenues from box office admissions at the time of sale. Concession sales are recognized as a commission from a third party, when earned. Film rental costs are based on a film's box office receipts and length of a film's run.

     Seasonality--The NF Theaters' business is seasonal with a large portion of their revenues and profits being derived during the summer months (June through August) and the holiday season (November and December).

     Estimates and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Property and Equipment--Property and equipment are stated at cost. Theater equipment and office furniture and equipment are depreciated using straight line and accelerated methods over the estimated useful lives of the assets of 7 years. Leasehold improvements are amortized using the straight-line method over the term of the related lease or the estimated useful life of the asset, whichever is less.

     Rent Expense--The NF Theaters included in the combined financial statements are operated under leases that contain predetermined increases in the rentals payable during the term of such leases. For these leases, the aggregate rental expense over the lease terms is recognized on a straight-line basis over the lease terms. The differences between the expense charged to operations and the amount payable under that lease are recorded annually as deferred rent expense, which will ultimately reverse over the lease terms.

     Additional rent is paid for common area maintenance and may also be charged based on a percentage of net revenue in excess of a predetermined amount.

     Financial Instruments--Financial instruments include cash and accounts payable and accrued expenses. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information of financial instruments with similar characteristics available to management.

     Income taxes--The NF Theaters have elected under Section 1361 of the Internal Revenue Code and under New Jersey corporate statutes to be taxed as small business corporations. Under these provisions, all earnings and losses of the NF Theaters are reported on the tax returns of the shareholders. Accordingly, no provision has been made for federal income taxes and the NF Theaters are subject to state taxes at a nominal rate.

     Impairment of Long-Lived Assets--In 1996, Nelson Ferman adopted Statement of Financial Accounting Standards ('SFAS') No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.' The effect of the adoption of that statement did not have a material effect on the financial statements.

NELSON FERMAN THEATERS AT PARSIPPANY AND ROXBURY
COMBINED FINANCIAL STATEMENTS--(CONTINUED)
--------------------------------------------------------------------------------

NOTE 2--PROPERTY AND EQUIPMENT:

     Property and equipment at September 30, 1997 are summarized as follows:

Leasehold improvements................................  $4,063,081
Furniture and equipment...............................   1,563,084
                                                        ----------
                                                         5,626,165
Less: Accumulated depreciation and amortization.......   1,797,417
                                                        ----------
                                                        $3,828,748
                                                        ==========

NOTE 3--LONG-TERM DEBT:

     Long-Term Debt--A summary of long-term debt at September 30, 1997 follows:

                                                                                          INTEREST
                                      DESCRIPTION                                           RATE
---------------------------------------------------------------------------------------   ---------
Notes payable, due in monthly installments of $14,583 plus interest, through November
  2000 with the remaining balance of $1,239,583 due in                                    Prime
  January 2001.........................................................................   plus .25%    $1,808,333
Other..................................................................................   Various         127,917
                                                                                                       ----------
                                                                                                        1,936,250
Less: Current maturities...............................................................                   302,917
                                                                                                       ----------
                                                                                                       $1,633,333
                                                                                                       ==========

     The above debt is secured by the leasehold interest and other operating assets of the NF Theaters and is guaranteed by all affiliates of Nelson Ferman, including its stockholders.

     Long-term debt matures as follows:

YEAR ENDED SEPTEMBER 30,
------------------------
1998..................................................................   $  302,917
1999..................................................................      175,000
2000..................................................................      175,000
2001..................................................................    1,283,333
                                                                         ----------
                                                                         $1,936,250
                                                                         ==========

NOTE 4--DEFERRED INCOME:

     The NF Theaters entered into an agreement with the concession vendor of the Parsippany location in November, 1994, wherein the concessionaire paid $1,000,000 as advance commissions. The commissions are being recognized as income ratably over the term of the concession agreement, which expires in November 2004. At September 30, 1997, the unamortized deferred commission amounted to approximately $725,000.

     The agreement stipulates that if the NF Theater at Parsippany cancels the agreement prior to its expiration, the remaining unamortized balance must be refunded to the concessionaire.

NELSON FERMAN THEATERS AT PARSIPPANY AND ROXBURY
COMBINED FINANCIAL STATEMENTS--(CONTINUED)
--------------------------------------------------------------------------------

NOTE 5--COMMON STOCK:

     Common stock consists of the following at September 30, 1997:

Parsippany:
  No par value, authorized and issued 100 shares........................   $500,000
Roxbury:
  No par value, authorized and issued 100 shares........................      4,000
                                                                           --------
                                                                           $504,000
                                                                           ========

NOTE 6--COMMITMENTS AND CONTINGENCIES:

     Theater Leases--The following is a schedule of future minimum rental payments required for all non-cancelable operating leases (for theater facilities) that have initial or remaining lease terms in excess of one year at September 30, 1997:

YEAR ENDING SEPTEMBER 30,
------------------------
1997..................................................................   $  353,805
1998..................................................................      353,805
1999..................................................................      361,523
2000..................................................................      361,523
2001..................................................................      375,478
2002 and thereafter...................................................    5,954,209
                                                                         ----------
                                                                         $7,760,343
                                                                         ==========

     Rent expense for theater operating leases for the year ended December 30, 1996 and the nine months ended September 30, 1997 was approximately $570,000 and $384,000, respectively.

NOTE 7--RELATED PARTY TRANSACTIONS:

     Operating Expenses, Management Fees and Interest Expense--The NF Theaters' operations through the date of sale were significantly controlled by Nelson Ferman. In that regard, the cash deposited to the NF Theaters' operating accounts was transferred to Nelson Ferman, which used the funds to pay operating expenses, along with the funds from other Nelson Ferman affiliated theaters, on a company-wide basis using an integrated system.

     Interest expense represents an allocation of interest costs incurred by Nelson Ferman and is charged to the NF Theaters based on each theater's respective net assets.

NOTE 8--SUBSEQUENT EVENT (UNAUDITED):

     In November 1997, Nelson Ferman sold substantially all of the assets, including leasehold interests, equipment and various operating contracts of the NF Theaters at Parsippany and Roxbury to Clearview Cinema Group, Inc. ('Clearview') for $18.5 million; $11.6 million in cash, 10 1/2% subordinated notes aggregating $6.0 million, and common stock of Clearview valued at $500,000, with an additional $400,000 held in escrow until the satisfaction of certain obligations of Nelson Ferman.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Clearview Cinema Group, Inc.

We have audited the combined balance sheet of the CJM Theaters at Kin-Mall, Middlebrook, Cedar Grove and Bellevue (the 'CJM Theaters') as of September 30, 1997 and the related combined statements of income and retained earnings and cash flows for the nine months ended September 30, 1997 and the year ended December 31, 1996. These combined financial statements are the responsibility of the management of CJM Entertainment, Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the CJM Theaters at September 30, 1997, and the results of their operations and their cash flows for the nine months ended September 30, 1997 and the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          WISS & COMPANY, LLP

Woodbridge, New Jersey
December 4, 1997

CJM THEATERS AT KIN-MALL, MIDDLEBROOK,
CEDAR GROVE AND BELLEVUE
COMBINED BALANCE SHEET
SEPTEMBER 30, 1997
--------------------------------------------------------------------------------

                                        ASSETS
CURRENT ASSETS:
  Cash................................................................................   $1,030,467
  Inventories.........................................................................       15,657
  Other current assets................................................................       31,668
                                                                                         ----------
     Total current assets.............................................................                 $1,077,792
PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION...............................                  2,479,993
OTHER ASSETS..........................................................................                     30,280
                                                                                                       ----------
                                                                                                       $3,588,065
                                                                                                       ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
ACCOUNTS PAYABLE AND ACCRUED EXPENSES.................................................                 $  377,445
AMOUNTS DUE TO OFFICER................................................................                  2,313,489
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock........................................................................   $   19,000
  Retained earnings...................................................................      878,131
                                                                                         ----------
     Total stockholders' equity.......................................................                    897,131
                                                                                                       ----------
                                                                                                       $3,588,065
                                                                                                       ==========

            See accompanying notes to combined financial statements.

CJM THEATERS AT KIN-MALL, MIDDLEBROOK,
CEDAR GROVE AND BELLEVUE
COMBINED STATEMENTS OF INCOME AND CHANGES IN RETAINED EARNINGS
--------------------------------------------------------------------------------

                                                                                                        NINE MONTHS
                                                                                        YEAR ENDED         ENDED
                                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                                           1996            1997
                                                                                       ------------    -------------
THEATER REVENUES:
  Box office........................................................................    $3,774,264      $ 3,532,934
  Concession........................................................................     1,211,383        1,015,434
  Other.............................................................................        10,008           12,300
                                                                                        ----------      -----------
                                                                                         4,995,655        4,560,668
                                                                                        ----------      -----------
OPERATING EXPENSES:
  Film rental and booking fees......................................................     1,703,429        1,608,263
  Cost of concessions...............................................................       248,766          194,289
  Theater operating expenses........................................................     1,823,464        1,695,748
  General and administrative expenses...............................................       181,116          114,834
  Depreciation and amortization.....................................................       314,976          191,781
                                                                                        ----------      -----------
                                                                                         4,271,751        3,804,915
                                                                                        ----------      -----------
OPERATING INCOME....................................................................       723,904          755,753
INTEREST EXPENSE....................................................................       182,296          151,409
                                                                                        ----------      -----------
INCOME BEFORE PROVISION FOR INCOME TAXES............................................       541,608          604,344
PROVISION FOR INCOME TAXES..........................................................        18,761           25,500
                                                                                        ----------      -----------
NET INCOME..........................................................................       522,847          578,844
RETAINED EARNINGS, BEGINNING OF PERIOD..............................................       326,579          643,381
DISTRIBUTIONS TO STOCKHOLDERS.......................................................      (206,045)        (344,094)
                                                                                        ----------      -----------
RETAINED EARNINGS, END OF PERIOD....................................................    $  643,381      $   878,131
                                                                                        ==========      ===========

            See accompanying notes to combined financial statements.

CJM THEATERS AT KIN-MALL, MIDDLEBROOK,
CEDAR GROVE AND BELLEVUE
COMBINED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                        NINE MONTHS
                                                                                        YEAR ENDED         ENDED
                                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                                           1996            1997
                                                                                       ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................................    $  522,847      $   578,844
  Adjustments to reconcile net income to net cash flows from operating activities:
     Depreciation and amortization..................................................       314,976          191,781
     Changes in operating assets and liabilities:
       Inventories..................................................................            40           (2,795)
       Other current assets.........................................................         2,060          (10,553)
       Other assets.................................................................       (29,668)           1,501
       Accounts payable and accrued expenses........................................        28,296         (148,958)
                                                                                        ----------      -----------
          Net cash flows from operating activities..................................       838,551          609,820
                                                                                        ----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment................................................      (398,904)        (293,327)
                                                                                        ----------      -----------
          Net cash flows from investing activities..................................      (398,904)        (293,327)
                                                                                        ----------      -----------

CASH FLOW FROM FINANCING ACTIVITIES:
  Distributions to stockholders.....................................................      (206,045)        (344,094)
  Net advances from officer.........................................................        58,418           30,666
  Proceeds from issuance of common stock............................................         2,000
                                                                                        ----------      -----------
          Net cash flows from financing activities..................................      (145,627)        (313,428)
                                                                                        ----------      -----------

NET CHANGE IN CASH..................................................................       294,020            3,065
CASH, BEGINNING OF PERIOD...........................................................       733,382        1,027,402
                                                                                        ----------      -----------
CASH, END OF PERIOD.................................................................    $1,027,402      $ 1,030,467
                                                                                        ==========      ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.....................................................................    $  182,296      $   151,409
                                                                                        ==========      ===========
  Income taxes paid.................................................................    $    8,500      $    18,000
                                                                                        ==========      ===========

            See accompanying notes to combined financial statements.

CJM THEATERS AT KIN-MALL, MIDDLEBROOK,
CEDAR GROVE AND BELLEVUE
NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1--NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Principles of Combination--The combined financial statements include the accounts of certain theater affiliates of CJM Entertainment, Inc. ('CJM') at Kin-Mall, Middlebrook, Cedar Grove and Bellevue (the 'CJM Theaters'). All significant inter-location balances and transactions have been eliminated in combination.

     Nature of the Business--The CJM Theaters operated multi-screen theaters located in Morris, Essex and Monmouth Counties, New Jersey.

     Revenues and Film Rental Costs--The CJM Theaters recognize revenues from box office admissions and concession sales at the time of sale. Film rental costs are based on a film's box office receipts and length of a film's run.

     Seasonality--The CJM Theaters' business is seasonal with a large portion of their revenues and profits being derived during the summer months (June through August) and the holiday season (November and December).

     Estimates and Uncertainties--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

     Property and Equipment--Property and equipment are stated at cost. Theater equipment and office furniture and equipment are depreciated using straight line and accelerated methods over the estimated useful lives of the assets of 7 years. Leasehold improvements are amortized using the straight-line method over the term of the related lease or the estimated useful life of the asset, which ever is less.

     Rent Expense--The CJM Theaters included in the combined financial statements are operated under leases that contain predetermined increases in the rentals payable during the term of such leases. For these leases, the aggregate rental expense over the lease terms is recognized on a straight-line basis over the lease terms. The differences between the expense charged to operations and the amount payable under that lease are recorded annually as deferred rent expense, which will ultimately reverse over the lease term.

     Additional rent is paid for common area maintenance and may also be charged based on a percentage of net revenue in excess of a predetermined amount.

     Financial Instruments--Financial instruments include cash and accounts payable and accrued expenses The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information of financial instruments with similar characteristics available to management.

     Income Taxes--The CJM Theaters have elected under Section 1361 of the Internal Revenue Code and under New Jersey corporate statutes to be taxed as small business corporations. Under these provisions, all earnings and losses of the CJM Theaters are reported on the tax returns of the shareholders. Accordingly, no provision has been made for federal income taxes and the CJM Theaters are subject to state taxes at a nominal rate.

     Impairment of Long-Lived Assets--In 1996, the CJM Theaters adopted Statement of Financial Accounting Standards ('SFAS') No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of'. The effect of adoption of the statement did not have a material effect on the financial statements.

CJM THEATERS AT KIN-MALL, MIDDLEBROOK,
CEDAR GROVE AND BELLEVUE--(CONTINUED)
NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2--PROPERTY AND EQUIPMENT:

     Property and equipment at September 30, 1997 are summarized as follows:

Leasehold improvements....................................... $2,323,240
Furniture and other equipment................................  1,480,472
                                                              ----------
                                                               3,803,712
Less: Accumulated depreciation and amortization..............  1,323,719
                                                              ----------
                                                              $2,479,993
                                                              ==========

NOTE 3--COMMON STOCK:

     Common stock consist of the following at September 30, 1997:

Kin-Mall:
  No par value, authorized 2500 shares, issued and outstanding 200
     shares..............................................................   $ 2,000
Middlebrook:
  No par value, authorized 2500 shares, issued and outstanding 100
     shares..............................................................    10,000
Cedar Grove:
  No par value, authorized 2500 shares, issued and outstanding 200
     shares..............................................................     5,000
Bellevue:
  No par value, authorized 2500 shares, issued and outstanding 200
     shares..............................................................     2,000
                                                                            -------
                                                                            $19,000
                                                                            =======

NOTE 4--COMMITMENTS AND CONTINGENCIES:

     Theater Leases--The following is a schedule of future minimum rental payments required for all non-cancellable operating leases that have initial or remaining lease terms in excess of one year at September 30, 1997:

YEAR ENDING SEPTEMBER 30,
-------------------------
1998..................................................................   $  712,112
1999..................................................................      668,135
2000..................................................................      448,250
2001..................................................................      470,325
2002..................................................................      430,326
2003 and thereafter...................................................    2,249,744
                                                                         ----------
                                                                         $4,978,892
                                                                         ==========

     Rent expense for theater operating leases for the nine months ended September 30, 1997 and the year ended December 31, 1996, was approximately $608,000 and $750,000, respectively.

NOTE 5--RELATED PARTY TRANSACTIONS:

     Due to Officer--The amount due to officer represent advances made to each of the respective CJM Theaters' since their inception. No specified payment terms have been determined.

CJM THEATERS AT KIN-MALL, MIDDLEBROOK,
CEDAR GROVE AND BELLEVUE--(CONTINUED)
NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 6--SUBSEQUENT EVENT (UNAUDITED):

     In December 1997, CJM sold substantially all of the assets, including leasehold interests, equipment and various operating contracts of the CJM Theaters at Kin-Mall, Middlebrook, Cedar Grove and Bellevue to Clearview Cinema Group, Inc. ('Clearview').

     CJM received 62,500 shares of common stock of Clearview in exchange for certain furniture, fixtures, equipment, and personal property related to the operation of its Bellevue theater, a four-screen theater located in Upper Montclair, New Jersey and a leasehold interest in the real property on which that theater is located.

     Pursuant to three separate asset purchase agreements, CJM sold the respective leasehold interests and furniture, fixtures, equipment and personal property related to the operation of its eight-screen Kin-Mall theater located in Kinnelon, New Jersey; its five-screen theater located in Cedar Grove, New Jersey; and its ten-screen Middlebrook theater located in Ocean Township, New Jersey. The aggregate purchase price of these three acquisitions totaled $8.75 million; $7.25 million in cash and the right to receive 1,500 shares of Clearview's Class B Non-Voting Cumulative Redeemable Preferred Stock (the 'Class B Preferred Stock'). CJM will receive cash of $1.5 million (plus interest accrued at 10 1/2%) in lieu of the Class B Preferred Stock if Clearview consummates a specified debt offering by certain prescribed dates. In addition, the right to receive 750 of the 1,500 shares of Clearview's Class B Preferred Stock will also terminate if, prior to December 12, 1999, any other party receives all material governmental approvals for the construction of a new theater complex in a specified location.

================================================================================
     No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Shares offered hereby nor does it constitute an offer to sell, or a solicitation of an offer to buy, any of the Shares to any person in any jurisdiction in which it would be unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                             ---------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          1
Risk Factors...................................          8
Use of Proceeds................................         13
Price Range of Common Stock....................         13
Dividend Policy................................         13
Capitalization.................................         14
Unaudited Pro Forma Combined Financial
  Information..................................         15
Selected Financial Data........................         26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         28
Business.......................................         35
Management.....................................         48
Certain Transactions...........................         52
Principal Stockholders.........................         55
Selling Stockholder............................         56
Plan of Distribution...........................         56
Description of Capital Stock...................         56
Description of New Credit Facility.............         61
Description of Notes...........................         62
Experts........................................         81
Index to Financial Statements..................        F-1


                                     [LOGO]

                             ---------------------

                                   SHARES OF
                                  COMMON STOCK

                               ------------------
                                   PROSPECTUS
                               ------------------

================================================================================

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is hereby made to Section 145 of the General Corporation Law of the State of Delaware (the 'DCL'), which provides that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a 'proceeding'), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, with respect to the payment of certain amounts under certain circumstances.

     Article V ('Article V') of the Amended and Restated By-laws of Clearview Cinema Group, Inc. (the 'Company') provides that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or is or was a director or officer of the Company and is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans.

     Any indemnification pursuant to Article V (unless ordered by a court) will be made by the Company only upon a determination that indemnification is proper in the circumstances because the director or officer, as the case may be, has met the applicable standard of conduct set forth in Article V. Such determination will be made (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders. to the extent, however, that a director or officer of the Company has been successful on the merits or otherwise in defense of a proceeding, or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in the specific case. Except for proceedings to enforce rights to indemnification (which are governed by Section 5.5 of Article V), the Company is not obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by that person unless that proceeding was authorized or consented to by the Board of Directors of the Company.

     Expenses (including attorneys' fees) incurred by a director or officer in defending or investigating any threatened or pending civil, criminal, administrative or investigative action, suit or proceeding will be paid by the Company in advance of the final disposition of such Action, suit or proceeding upon receipt of an undertaking by or on behalf of that director or officer to repay those amounts if it ultimately is determined that he or she is not entitled to be indemnified by the Company as authorized in Article V, if such an undertaking is required at the time by the DCL. In addition, the board of Directors of the Company, without approval from the stockholders, may borrow money on behalf of the Company form time to time to discharge the Company's obligations with respect to indemnification, the advancement and reimbursement of expenses, and the purchase and maintenance of insurance on behalf of any person, whether or not the Company would have the power or the obligation to indemnify him or her against such liability under the provisions of Article V.

     Article V provides that the rights to indemnification and advancement of expenses conferred by Article V are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may otherwise be entitled. Article V further provides that the Board of Directors of the Company is authorized to provide rights to indemnification and the advancement of expenses to employees and agents of the Company similar to those conferred in
Article V on directors and officers of the Company. Nothing in Article V precludes the indemnification of any person whom the Company has the power or obligation to indemnify under the provisions of the DCL, including without limitation, the provisions of Section 145 thereof, or otherwise.

     Article V states that any repeal or modification of the Article will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. Further, the rights conferred by
Article V, unless otherwise
provided when authorized or ratified, continue as to any person who has ceased to be a director of the Company and inure to the benefit of the heirs, executors and administrators of such person.

     Article IX ('Article IX') of the Amended and Restated Certificate of Incorporation of the Company provides that the personal liability of a director of the Company is eliminated to the fullest extent permitted by Section 102(b)(7) of the DCL, as the same may be amended and supplemented. Article IX states that, without limiting the generality of the foregoing, no director will be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions no in good faith or which involve misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DCL, (relating to unlawful distributions and redemption's of shares), or (iv) for any transaction from which the director derived an improper personal benefit.

     The rights conferred by Article IX are presumed to have been relied upon by directors of the Company in serving or continuing to serve the Company and are enforceable as contract rights. Those rights are not exclusive of any other rights to which the directors of the Company may otherwise be entitled. The Company may enter into contracts to provide the directors of the Company with rights to indemnification to the maximum extent permitted by the DCL. The Company may create trust funds, grant security interests in the assets of the Company, obtain letters of credit or use other means to ensure payment of such amounts as may be necessary to perform the obligations provided for in Article IX, the Amended and Restated By-laws of the Company or any such contract.

     The rights conferred by Article IX continue as to any person who has ceased to be a director of the Company and inure to the benefit of the heirs, executors and administrators of such person. Any repeal or modification of Article IX by the stockholders of the Company will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees payable to the Securities and Exchange Commission and other estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee....................................   $   [      ]
Listing Fee............................................................................       [      ]
Printing and Engraving Expenses........................................................       [      ]
Accounting Fees and Expenses...........................................................       [      ]
Legal Fees and Expenses................................................................       [      ]
Blue Sky Qualification Fees and Expenses...............................................       [      ]
Transfer Agent Fees and Expenses.......................................................       [      ]
Miscellaneous..........................................................................       [      ]
                                                                                          ------------
     Total.............................................................................   $   [      ]
                                                                                          =============

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     Pursuant to an Investment and Stockholders Agreement dated December 21, 1994, the Company sold 250 shares of its common stock, $.01 par value (the 'Common Stock'), to CMNY Capital II, L.P. ('CMNY') for an aggregate purchase price of $500,000 in cash. Concurrently, the Company, pursuant to a Contribution and Exchange Agreement dated December 21, 1994, issued to A. Dale Mayo ('Mayo') and Brett E. marks ('Marks') 550 and 200 shares of Common Stock, respectively, in exchange for (i) all of the outstanding shares of capital stock of Clearview Theater Group, Inc., CCC Madison Triple Cinema Corp., CCC Chester Twin Cinema Corporation and CCC Manasquan Cinema Corporation (collectively, the 'Subsidiaries') and (ii) promissory notes of certain Subsidiaries with an aggregate principal amount of $250,000.

     On June 20, 1995, Michael C. Rush ('Rush') purchased (i) 20 shares of Common Stock, pursuant to a Stock Purchase Agreement, for an aggregate purchase price of $40,000 in cash from Mayo and (ii) a convertible promissory note in the principal amount of $80,000 from the Company. The terms of the convertible promissory note provided Rush with the right to convert that note at any time on or prior to June 20, 1996 into 20 shares of Common Stock, and Rush exercised that right on May 15, 1996.

     On August 31, 1995, the Company issued three 8% Subordinated Promissory Notes with the principal amounts of $300,000, $50,000 and $50,000 (each a 'Subordinated Note') to CMNY, CMCO, Inc. ('CMCO') and Robert G. Davidoff ('Davidoff'), respectively. The principal of these Subordinated Notes is payable in one installment on August 31, 1997. With each Subordinated Note sold, the Company issued one Common Stock Purchase Warrant A ('Warrant A') and one Common Stock Purchase Warrant B ('Warrant B'; Warrants A and Warrants B being collectively referred to herein as the 'Warrants'). Each of these Warrants entitles its holder for a five-year period to purchase a specified number of shares of Common Stock at an exercise price of $2,000 per share, subject to adjustment as set forth in each Warrant. Each Warrant is exercisable from September 1, 1996 through August 31, 2001, and each Warrant B is exercisable from August 31, 1995 through August 31, 2000.

     On October 11, 1995, the Company issued two additional Subordinated Notes with a principal amount of $50,000 each to Davidoff and CMCO. The principal of these Subordinated Notes is payable in one installment on October 11, 1997. With each Subordinated Note sold, the Company issued one Warrant A and one Warrant B. Each of these Warrants entitles its holder for a five-year period to purchase a specified number of shares of Common Stock at an exercise price of $2,000 per share, subject to adjustment as set forth in each Warrant. Each of these Warrants is the same as the Warrants previously issued with an exercise price of $2,000 per share, except that these Warrant A's are exercisable from October 11, 1996 through October 11, 2001, and these Warrant B's are exercisable from October 11, 1995 through October 11, 2000.

     On December 13, 1996, the Company issued two more Subordinated Notes with a principal amount of $300,000 each to Davidoff and CMCO. The principal of these Subordinated Notes is payable in one installment on December 13, 1998. With each Subordinated Note sold, the Company issued one Warrant A and one Warrant B. Each of these Warrants entitles its holder for a five-year period to purchase a specified number of shares of Common Stock at an exercise price of $4,000 per share, subject to adjustment as set forth in each Warrant. However, each Warrant A is cancelable and non-exercisable if the Company repays the corresponding Subordinated Note in full prior to December 13, 1997. These Warrant A's are exercisable from December 13, 1997 through December 13, 2002, and these Warrant B's are exercisable from December 13, 1996 through December 13, 2001.

     The holders of the Subordinated Notes received Warrants exercisable for the number of shares of Common Stock set forth below:

                                                     AUGUST 31, 1995    OCTOBER 11, 1995    DECEMBER 13, 1996
                                                      SUBORDINATED        SUBORDINATED        SUBORDINATED
                                                          NOTES              NOTES                NOTES
                                                     ---------------    ----------------    -----------------
CMNY..............................................            75                 --                   --
CMCO..............................................          12.5               12.5                 37.5
Davidoff..........................................          12.5               12.5                 37.5

     The Company acquired the assets of Emerson Cinema, Inc. in exchange for 347 shares of Common Stock pursuant to the Agreement and Plan of Reorganization dated May 29, 1996 ('Plan of Reorganization').

     In connection with an Asset Purchase Agreement dated December 31, 1996, the Company, as purchaser, issued on that same date a Senior Subordinated Note (the 'Senior Note') to the seller, Magic Cinemas, L.L.C. in the principal amount of $600,000. The principal of the Senior Note is payable in full on the earlier of
(i) December 13, 2001 and (ii) the date of the closing of an initial public offering of the Company's debt or equity securities.

     Pursuant to a Subscription Agreement dated July 31, 1996, Rush purchased another 5 shares of Common Stock at $4,000 per share for an aggregate purchase price of $20,000. Also on that date, Paul and Cindy Kay purchased 16 shares of Common Stock from the Company at $3,124 per share for an aggregate purchase price of $50,000.

     The Company sold a total of 779 shares of its Class A Preferred Stock to MidMark Capital, L.P. ('MidMark'). Pursuant to a Preferred Stock and Warrant Purchase Agreement dated May 29, 1996 and for a purchase price of $1,750,000, MidMark purchased 684 shares of Class A Preferred Stock. Pursuant to a Preferred Stock and Warrant Purchase Agreement dated July 2, 1996 and for a purchase of $750,000, MidMark purchased another 95 shares of Class A Preferred Stock.

     In connection with the Company's Common Stock offering, the Common Stock split 600 to 1. Since the Company's Common Stock Offering, the Company has issued 196,002 unregistered shares of its Common Stock, and 1,350 shares of its Class B Preferred Stock, of which 750 shares of Class B Preferred Stock remain outstanding. On November 21, 1997, the Company issued a total of 41,797 shares of its Common Stock, which represented the number of shares with an aggregate average market value of $500,000 for the ten trading days prior to November 21, 1997, to F&N Cinema, Inc. ('F&N') and Roxbury Cinema, Inc. ('Roxbury'), as a portion of the purchase price under an Asset Purchase Agreement dated as of November 21, 1997, by and among the Company, its wholly-owned subsidiaries CCC Succasunna Cinema Corp. and CCC Parsippany Cinema Corp., and F&N, Roxbury, John Nelson, Pamela Ferman and Seth Ferman; pursuant to which the Company's subsidiaries acquired leasehold interests and certain furniture, fixtures, equipment and personal property related to the operation of two theaters with a total of 22 screens in Parsippany and Succasunna, New Jersey.

     On December 12, 1997, the Company issued 62,500 shares of its Common Stock, which represented the number of shares with an aggregate average market value of $703,125 calculated on the last trading day immediately prior to December 12, 1997, to The New Bellevue Theater Corp. in exchange for (i) the transfer of certain furniture, fixtures, equipment and personal property related to the operation of a four-screen theater located in Upper Montclair, New Jersey, and
(ii) the acquisition of a leasehold interest in the real property on which the theater is located; pursuant to an Agreement and Plan of Reorganization dated as of November 14, 1997, by and among the Company, its wholly-owned subsidiary CCC Bellevue Cinema Corp., The New Bellevue Theater Corp., and Jesse Sayegh ('Mr. Sayegh').

     In December 1997, the Company issued 600 shares of Class B Preferred Stock to Mr. Davidoff and CMCO in exchange for the 8% subordinated promissory notes. The Company repurchased such shares in June 1998 with the proceeds of the Notes Offering.

     During the quarter ended March 31, 1998, the Company issued a total of 14,782 shares of its Common Stock and 750 shares of its Class B Preferred Stock. On February 13, 1998, the Company issued 14,782 shares of its Common Stock, which represented the number of shares with an aggregate average market value of $200,000 for the ten trading days prior to February 13, 1998, to Clairidge Cinemas, Inc. ('Clairidge') as a portion of the purchase price under an Asset Purchase Agreement dated as of February 13, 1998, by and among the Company, its wholly-owned subsidiary CCC Clairidge Cinema Corp., and Clairidge, pursuant to which the Company's subsidiary acquired a leasehold interest and certain furniture, fixtures, equipment and personal property related to the operation of six-screen theater in Montclair, New Jersey.

     On March 31, 1998, the Company issued 540 shares of its Class B Preferred Stock to Middlebrook Galleria Cinemas, Inc. ('Middlebrook'), as a portion of the purchase price under an Asset Purchase Agreement dated November 14, 1997, by and among the Company, its wholly-owned subsidiary CCC Middlebrook Cinema Corp., and Middlebrook and Mr. Sayegh, as amended by an Amendment No. 1 dated as of December 12, 1997 (the 'Middlebrook Amendment No. 1'); pursuant to which the Company's subsidiary acquired a leasehold interest and certain furniture, fixtures, equipment and personal property related to the operation of a ten-screen theater in Middlebrook, New Jersey. Under the Middlebrook Amendment No. 1, the Company and Middlebrook agreed to issue the 540 shares of the Company's Class B Preferred Stock to replace a promissory note made by the Company in favor of Middlebrook in the amount of $540,000.

     On March 31, 1998, the Company issued 210 shares of its Class B Preferred Stock to C.J.M. Enterprises, Inc. ('CJM'), as a portion of the purchase price under an Asset Purchase Agreement dated November 14, 1997, by and among the Company, its wholly-owned subsidiary CCC Cedar Grove Cinema Corp., and CJM and Mr. Sayegh, as amended by an Amendment No. 1 dated December 12, 1997 (the 'Cedar Grove Amendment No. 1'); pursuant to which the Company's subsidiary acquired a leasehold interest and certain furniture, fixtures, equipment and personal property related to the operation of a five-screen theater in Cedar Grove, New Jersey. Under the Cedar Grove Amendment No. 1, the Company and CJM agreed to issue the 210 shares of the Company's Class B Preferred Stock to replace a promissory note made by the Company in favor of CJM in the amount of $210,000.

     On April 30, 1998, the Company issued 76,923 shares of its Common Stock to John Nelson, Seth Ferman, Pamela Ferman and Martin Drescher in connection with an Agreement and Plan of Merger dated April 30, 1998, by and between the Company's subsidiary, CCC Mansfield Cinema Corp., and Warren County Cinemas, Inc., a Delaware Corporation ('Warren Cinemas'), pursuant to which Warren Cinemas was merged into the Company's subsidiary.

     In connection with the above-described sales of securities the Company relied upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended (the 'Securities Act'), as construed by the United States Supreme Court in Securities and Exchange Commission v. Ralston Purina Co., (1953).

     Each of the transactions was the result of arm's length negotiations with purchasers who were knowledgeable about the Company due to their relationships with the Company or otherwise had access to the same kinds of information required by the Act to be disclosed in the form of a registration statement. In addition, each purchaser possessed the experience and skills necessary to evaluate the risks involved with the purchase of securities of the Company.

     At the time of their purchases, Mayo and Marks were both directors and officers and Paul Kay was an officer of the Company. MidMark and CMNY are small business investment companies licensed by the Small Business Administration under the Small Business Investment Act of 1958, as amended. In addition, Davidoff, a managing director of CMCO and a general partner of CMNY, was a director of the Company at the time CMCO purchased securities of the Company. Emerson Cinema, Inc. and Magic Cinema, L.L.C. had been involved in the movie exhibition industry for several years. A former chief executive officer of Home Unity Savings Bank, a $900,000,000 asset savings bank and a former managing director of Lehman Brothers, New York, Rush is a sophisticated investor with a net income in excess of $200,000 in each year during the period 1993-1996.

ITEM 27. EXHIBITS.

     The following exhibits are filed as part of this registration statement:

EXHIBIT                                                                                 PRIOR FILING OR
NUMBER                               DESCRIPTION                                      SEQUENTIAL PAGE NO.
------   --------------------------------------------------------------------  -----------------------------------------
  2.01   Agreement of Purchase and Sale by and among United Artists Theatre    Exhibit 2.01 to Registration
         Circuit, Inc., United Artists Properties I Corp., Mamaroneck          Statement on Form SB-2 filed May 27, 1997
         Playhouse Holding Corporation and CCC Bronxville Cinema Corp., CCC
         Mamaroneck Cinema Corp., CCC Wayne Cinema Corp., CCC BC Realty
         Corp., CCC Cinema 304 Corp., CCC Larchmont Cinema Corp. and the
         Company, dated July 21, 1997

EXHIBIT                                                                                 PRIOR FILING OR
NUMBER                               DESCRIPTION                                      SEQUENTIAL PAGE NO.
------   --------------------------------------------------------------------  -----------------------------------------
  3.01   Amended and Restated Certificate of Incorporation of Clearview        Exhibit 3.01 to Quarterly Report
         Cinema Group, Inc.                                                    on Form 10-QSB for the Quarter
                                                                               ended June 30, 1997

  3.02   Amended and Restated By-laws of Clearview Cinema Group, Inc.          Exhibit 3.02 to Quarterly Report
                                                                               on Form 10-QSB for the Quarter
                                                                               ended June 30, 1997

  4.01   Specimen Common Stock Certificate                                     Exhibit 4.01 to Registration
                                                                               Statement on Form SB-2 filed May 27, 1997


  4.02   Certificate of Designations, Preferences, Rights and Limitations of   Exhibit 4.02 to Annual Report on
         Class B Nonvoting Cumulative Redeemable Preferred Stock of Clearview  Form 10-KSB for the year ended
         Cinema Group, Inc.                                                    December 21, 1998

  4.03   Certificate of Designation of Class C Convertible Preferred Stock of  Exhibit 4.01 to Current Report on
         Clearview Cinema Group, Inc., dated April 23, 1998                    Form 8-K filed April 23, 1998

  4.04   Indenture dated as of June 12, 1998 by and among Clearview Cinema     Filed Herewith
         Group, Inc., its subsidiaries as guarantors, and The Bank of New
         York

  5.01   Opinion of Kirkpatrick & Lockhart LLP as to the validity of the       Filed Herewith
         securities being registered

  9.01   Voting Trust Agreement by and between Brett E. Marks and A. Dale      Exhibit 9.01 to Registration
         Mayo as Voting Trustee, dated December 21, 1994                       Statement on Form SB-2 filed May 27, 1997

  9.02   Voting Trust Agreement by and between Michael C. Rush and A. Dale     Exhibit 9.02 to Registration
         Mayo as Voting Trustee, dated June 20, 1995                           Statement on Form SB-2 filed May 27, 1997

  9.03   Voting Trust Agreement by and between Emerson Cinema, Inc. and A.     Exhibit 9.03 to Registration
         Dale Mayo as Voting Trustee, dated May 29, 1996                       Statement on Form SB-2 filed May 27, 1997

  9.04   Voting Trust Agreement by and among Paul Kay, Cindy Kay and A. Dale   Exhibit 9.04 to Registration
         Mayo as Voting Trustee, dated July 31, 1996                           Statement on Form SB-2 filed May 27, 1997

  9.05   Voting Trust Agreement by and between Louis G. Novick and A. Dale     Exhibit 9.05 to Registration
         Mayo as Voting Trustee, dated August 30, 1996                         Statement on Form SB-2 filed May 27, 1997

  9.06   Voting Trust Agreement dated as of November 21, 1997 by and among     Exhibit 9.01 to Current Report on
         F&N Cinema, Inc., Roxbury Cinema, Inc. and A. Dale Mayo, as Trustee   Form 8-K filed November 21, 1997

  9.07   Voting Trust Agreement dated as of December 12, 1997 by and among     Exhibit 9.01 to Current Report on
         The New Bellevue Theater Corp., Jesse Sayegh and A. Dale Mayo, as     Form 8-K filed December 12, 1997
         Trustee

  9.08   Voting Trust Agreement dated as of February 13, 1998 by and between   Filed Herewith
         Clairidge Cinemas, Inc. and A. Dale Mayo, as Trustee

  9.09   Voting Trust Agreement dated as of April 30, 1998 by and among John   Filed Herewith
         Nelson, Seth Ferman, Pamela Ferman, Martin Drescher and A. Dale
         Mayo, as Trustee

EXHIBIT                                                                                 PRIOR FILING OR
NUMBER                               DESCRIPTION                                      SEQUENTIAL PAGE NO.
------   --------------------------------------------------------------------  -----------------------------------------
 10.01   Employment Agreement by and between the Company and A. Dale Mayo,     Exhibit 10.08 to Registration
         dated May 29, 1996                                                    Statement on Form SB-2 filed May 27, 1997

 10.02   Collective Agreement by and among Cinema Grand Avenue, Inc., Triplex  Exhibit 10.36 to Registration
         Movies at Port Washington, Inc. and the Company, CCC Grand Avenue     Statement on Form SB-2 filed May 27, 1997
         Cinema Corp., CCC Port Washington Cinema Corp., dated September 8,
         1995

 10.03   Management Agreement by and among Cinema Herricks, Inc., the          Exhibit 10.37 to Registration
         Company, and CCC Herricks Cinema Corp. dated September 8, 1995        Statement on Form SB-2 filed May 27, 1997

 10.04   Letter modifying Management Agreement and Collective Agreement dated  Exhibit 10.38 to Registration
         November 17, 1995                                                     Statement on Form SB-2 filed May 27, 1997

 10.05   Escrow Agreement by and among Cinema Grand Avenue, Inc., Triplex      Exhibit 10.39 to Registration
         Movies at Port Washington, Inc., the Company, CCC Grand Avenue        Statement on Form SB-2 filed May 27, 1997
         Cinema Corp. and CCC Port Washington Cinema Corp., dated
         September 8, 1995

 10.06   Escrow Agreement by and among Cinema Herricks, Inc., the Company and  Exhibit 10.40 to Registration
         CCC Cinema Herricks Corp., dated September 8, 1995                    Statement on Form SB-2 filed May 27, 1997

 10.07   Non-Competition Agreement, by and among the Company, CCC Emerson      Exhibit 10.46 to Registration
         Cinema, Inc., and John Nelson, Pamela Ferman and Seth Ferman, dated   Statement on Form SB-2 filed May 27, 1997
         May 29, 1996

 10.08   Asset Purchase Agreement among Magic Cinemas L.L.C., CCC Tenafly      Exhibit 10.47 to Registration
         Cinema Corp., CCC Bergenfield Cinema Corp., CCC Closter Cinema Corp.  Statement on Form SB-2 filed May 27, 1997 and the Company, dated December 13, 1996

 10.09   Assignment of Real Estate Lease, by and between Allwood Clifton       Exhibit 10.48 to Registration
         Cinema, Inc. and CCC Allwood Cinema Corp., dated May 29, 1996,        Statement on Form SB-2 filed May 27, 1997
         assigning that certain lease dated November 5, 1986 by and between
         96 Market Associates, as lessor and Assignor, as amended pursuant to the Lease Modification Agreement dated October 10, 1989

 10.10   Assignment of Real Estate Lease by and between New City Cinemas,      Exhibit 10.49 to Registration
         Inc. and CCC New City Cinema Corp., dated May 29, 1996, assigning     Statement on Form SB-2 filed May 27, 1997
         that certain lease dated January 18, 1965, by and between Bridon
         Realty Co., as lessor, and Irving Sherman and David Sanders, as assigned by Irving Sherman and David Sanders to New City Town
         Theatre, Inc. pursuant to an Assignment Agreement dated February 10,
         1981, as further amended pursuant to an Addendum to Lease dated
         November 14, 1990, as further assigned by New City Town Theatre,
         Inc. to Assignor pursuant to an Assignment and Assumption of Lease dated November 14, 1990

EXHIBIT                                                                                 PRIOR FILING OR
NUMBER                               DESCRIPTION                                      SEQUENTIAL PAGE NO.
------   --------------------------------------------------------------------  -----------------------------------------
 10.11   Assignment of Real Estate Lease by and between Emerson Cinema, Inc.   Exhibit 10.50 to Registration
         and CCC Emerson Cinema Corp., dated May 29, 1996, assigning that      Statement on Form SB-2 filed May 27, 1997
         certain lease by and between Robert Nelson, Bernat Nelson and Leo
         Zucker doing business as Robert Lee Realty Co., a partnership and
         Irving Sherman, David Sanders and Albert Margulies, dated January
         18, 1965, as further amended by Lessor and Emerson Town Theatre,
         Inc. pursuant to an Extension and Modification of Lease dated July
         12, 1982, as further amended by Lessor and Emerson Town Theatre,
         Inc. pursuant to an Addendum to Lease dated June 1, 1986, and further amended and assigned by Emerson Town Theatre, Inc. to
         Emerson Cinema, Inc. pursuant to an Addendum to Lease dated November
         18, 1988 among Lessor, Emerson Town Theatre, Inc. and Assignor

 10.12   Form of Lock-up Agreement                                             Exhibit 10.52 to Registration
                                                                               Statement on Form SB-2 filed May 27, 1997

 10.13   Consent and Waiver Agreement dated May 23, 1997 by and among the      Exhibit 10.53 to Registration
         Company, CMNY Capital II, L.P., MidMark Capital, L.P., Emerson        Statement on Form SB-2 filed May 27, 1997
         Cinema, Inc., A. Dale Mayo, Brett E. Marks, Michael C. Rush, Paul
         and Cindy Kay and Louis G. Novick

 10.14   Termination Agreement for Stockholders and Registration Rights        Exhibit 10.54 to Registration
         Agreement dated May 23, 1997 by and among the Company, CMNY Capital   Statement on Form SB-2 filed May 27, 1997
         II, L.P., MidMark Capital, L.P., A. Dale Mayo, Brett E. Marks,
         Michael C. Rush, Emerson Cinema, Inc., Paul and Cindy Kay and Louis
         G. Novick

 10.15   Exchange and Termination Agreement dated May 23, 1997 by and among    Exhibit 10.55 to Registration
         the Company, MidMark Capital, L.P., and A. Dale Mayo                  Statement on Form SB-2 filed May 27, 1997

 10.16   Exchange and Termination Agreement dated May 23, 1997 by and among    Exhibit 10.56 to Registration
         the Company, CMNY Capital II, L.P., CMCO, Inc., Robert G. Davidoff,   Statement on Form SB-2 filed May 27, 1997
         A. Dale Mayo, Brett E. Marks and Michael C. Rush

 10.17   Registration Rights Agreement dated May 23, 1997 by and among the     Exhibit 10.58 to Registration
         Company, CMNY Capital II, L.P., MidMark Capital, L.P., Emerson        Statement on Form SB-2 filed May 27, 1997
         Cinema, Inc., A. Dale Mayo, Brett E. Marks, Michael C. Rush, Paul
         and Cindy Kay and Louis G. Novick

 10.18   Form of Consulting Agreement by and between the Company and MidMark   Exhibit 10.59 to Registration
         Associates, Inc.                                                      Statement on Form SB-2 filed May 27, 1997

 10.19   Clearview Cinema Group, Inc. 1997 Stock Incentive Plan                Exhibit 10.63 to Registration
                                                                               Statement on Form SB-2 filed May 27, 1997

 10.20   Consulting and Confidentiality Agreement by and between the Company   Exhibit 10.64 to Registration
         and Brett E. Marks                                                    Statement on Form SB-2 filed May 27, 1997

 10.21   Second Amended and Restated Credit Agreement by and between           Filed Herewith
         Clearview Cinema Group, Inc. and The Provident Bank, dated June 12,
         1998

EXHIBIT                                                                                 PRIOR FILING OR
NUMBER                               DESCRIPTION                                      SEQUENTIAL PAGE NO.
------   --------------------------------------------------------------------  ----------------------------------
 10.22   Agreement, dated as of September 1, 1997, by among Clearview Cinema   Exhibit 10.02 to Quarterly Report
         Group, Inc., First New York Reality Co. Inc., and Brett Marks         on Form 10-QSB for the Quarter
                                                                               ended June 30, 1997

 10.23   Registration Rights Agreement dated as of November 21, 1997 by and    Exhibit 10.03 to Current Report on
         among Clearview Cinema Group, Inc., F&N Cinema, Inc. and Roxbury      Form 8-K filed November 21, 1997
         Cinema, Inc.

 10.24   Assignment by F&N Cinema, Inc. dated November 7, 1997 assigning to    Exhibit 10.04 to Current Report on
         CCC Parsippany Cinema Corp. that certain Ground Lease between The     Form 8-K filed November 21, 1997
         Trustees of Net Realty Holding Trust and F&N Cinema, Inc. dated May
         12, 1993, as amended by the First Amendment to Ground Lease dated
         July 11, 1994, and as further amended by Second Amendment to Ground
         Lease dated December 19, 1994

 10.25   Assignment, Acceptance of Assignment and Consent to Assignment of     Exhibit 10.05 to Current Report on
         Lease between Roxbury Cinema Inc. and CCC Succasunna Cinema Corp.,    Form 8-K filed November 21, 1997
         dated November 21, 1997, assigning that certain Lease between First
         Roxbury Company and Roxbury Cinema Inc. dated May 24, 1989, as amended by Lease Modification Agreement dated May 2, 1990, and as further amended by Second Lease Modification Agreement dated
         December 20, 1994

 10.26   Lease dated December 1997 between Jesse Y. Sayegh and CCC Bellevue    Exhibit 10.01 to Current Report on
         Cinema Corp. together with Rider to Lease, as amended by Rider        Form 8-K filed December 12, 1997
         Attachment to Lease dated December 12, 1997

 10.27   Registration Rights Agreement dated as of December 12, 1997 by and    Exhibit 10.02 to Current Report on
         among Clearview Cinema Group, Inc., The New Bellevue Theater Corp.    Form 8-K filed December 12, 1997
         and Jesse Sayegh

 10.28   Assignment and Assumption and Consent to Assignment of Lease dated    Exhibit 10.03 to Current Report on
         December 12, 1997 by and among Jesse Sayegh, CCC Cedar Grove Cinema   Form 8-K filed December 12, 1997
         Corp., Clearview Cinema Group, Inc. and Leonard Diener Investment
         Company, assigning that certain Lease Agreement by and between
         Beatrice Diener d/b/a/ Leonard Diener Investment Company and Jesse
         Sayegh dated May 29, 1990, as amended by letter dated March 26, 1997

 10.29   Assignment and Assumption and Consent to Assignment of Lease dated    Exhibit 10.04 to Current Report on
         December 12, 1997 by and among Jesse Sayegh, CCC Kin Mall Cinema      Form 8-K filed December 12, 1997
         Corp., Clearview Cinema Group, Inc. and C.J.M. Enterprises, Inc.,
         assigning that certain Lease by and between Lester M. Entin
         Associates and C.J.M. Enterprises, Inc. dated December 17, 1991, as amended by First Amendment to lease dated December 31, 1996

 10.30   Assignment and Assumption and Consent to Assignment of Lease dated    Exhibit 10.05 to Current Report on
         December 12, 1997 by and among Jesse Sayegh, CCC Middlebrook Cinema   Form 8-K filed December 12, 1997
         Corp., Clearview Cinema Group, Inc., Westwood Oaks, Inc. and
         Westwood Oaks Associates, assigning that certain Lease by and between Westwood Oaks, Inc. and Jesse Sayegh dated September 28,
         1993, together with Rider LC to Lease

EXHIBIT                                                                                 PRIOR FILING OR
NUMBER                               DESCRIPTION                                      SEQUENTIAL PAGE NO.
------   --------------------------------------------------------------------  ----------------------------------
 10.31   Securities Purchase Agreement dated as of April 23, 1998, by and      Exhibit 10.01 to Current Report on
         between Clearview Cinema Group, Inc. and Proprietary Convertible      Form 8-K filed April 23, 1998
         Investment Group, Inc.

 10.32   Registration Rights Agreement dated as April 23, 1998, by and         Exhibit 10.02 to Current Report on
         between Clearview Cinema Group, Inc., and Proprietary Convertible     Form 8-K filed April 23, 1998
         Investment Group, Inc. (n/k/a Marshall Capital Management, Inc.)

 10.33   Registration Rights Agreement dated as of February 13, 1998 by and    Filed Herewith
         between Clairidge Cinemas, Inc. and Clearview Cinema Group, Inc.

 10.34   Registration Rights Agreement dated as of April 30, 1998 by and       Filed Herewith
         among John Nelson, Seth Ferman, Pamela Ferman, Martin Drescher and
         Clearview Cinema Group, Inc.

 10.35   Registration Rights Agreement dated as of June 12, 1998 by and among  Filed Herewith
         Clearview Cinema Group, Inc., its subsidiaries as guarantors, and
         Lehman Brothers, Inc.

 16.02   Letter regarding change in certifying accountants                     Exhibit 16.01 to Current Report on
                                                                               Form 8-K filed December 16, 1997

 21.01   Significant Subsidiaries                                              Exhibit 10.39 to Annual Report on
                                                                               Form 10-KSB for the year ended
                                                                               December 31, 1998

 23.01   Consent of PricewaterhouseCoopers LLP                                 Filed Herewith

 23.02   Consent of Wiss & Company LLP                                         Filed Herewith

 24.01   Powers of Attorney (included on signature page of this registration   Filed Herewith
         statement)

ITEM 28. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this its registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chatham, State of New Jersey, on June __, 1998.

                                      CLEARVIEW CINEMA GROUP, INC.

                                      By: _____________________________________
                                          A. Dale Mayo
                                          Chairman of the Board,
                                          President and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. Dale Mayo, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                        CAPACITY                                DATE
---------------------------------------  -------------------------------------------------------   --------------

                                         Chairman of the Board, President, Chief                    June __, 1998
---------------------------------------    Executive Officer (Principal Executive Officer) and
A. Dale Mayo                               Director

                                         Treasurer and Chief Financial Officer (Principal           June __, 1998
---------------------------------------    Financial and Accounting Officer)
Joan M. Romine

                                         Director                                                   June __, 1998
---------------------------------------
Sueanne H. Mayo

                                         Director                                                   June __, 1998
---------------------------------------
Wayne Clevenger

                                         Director                                                   June __, 1998
---------------------------------------
Robert Davidoff

                                         Director                                                   June __, 1998
---------------------------------------
Brett E. Marks

                                         Director                                                   June __, 1998
---------------------------------------
Denis Newman

                                         Director                                                   June __, 1998
---------------------------------------
Philip M. Getter

                                 EXHIBIT INDEX



EXHIBIT                                                                                 PRIOR FILING OR
NUMBER                               DESCRIPTION                                      SEQUENTIAL PAGE NO.
------   --------------------------------------------------------------------  -----------------------------------------
  2.01   Agreement of Purchase and Sale by and among United Artists Theatre    Exhibit 2.01 to Registration
         Circuit, Inc., United Artists Properties I Corp., Mamaroneck          Statement on Form SB-2 filed May 27, 1997
         Playhouse Holding Corporation and CCC Bronxville Cinema Corp., CCC
         Mamaroneck Cinema Corp., CCC Wayne Cinema Corp., CCC BC Realty
         Corp., CCC Cinema 304 Corp., CCC Larchmont Cinema Corp. and the
         Company, dated July 21, 1997

  3.01   Amended and Restated Certificate of Incorporation of Clearview        Exhibit 3.01 to Quarterly Report
         Cinema Group, Inc.                                                    on Form 10-QSB for the Quarter
                                                                               ended June 30, 1997

  3.02   Amended and Restated By-laws of Clearview Cinema Group, Inc.          Exhibit 3.02 to Quarterly Report
                                                                               on Form 10-QSB for the Quarter
                                                                               ended June 30, 1997

  4.01   Specimen Common Stock Certificate                                     Exhibit 4.01 to Registration
                                                                               Statement on Form SB-2 filed May 27, 1997


  4.02   Certificate of Designations, Preferences, Rights and Limitations of   Exhibit 4.02 to Annual Report on
         Class B Nonvoting Cumulative Redeemable Preferred Stock of Clearview  Form 10-KSB for the year ended
         Cinema Group, Inc.                                                    December 21, 1998

  4.03   Certificate of Designation of Class C Convertible Preferred Stock of  Exhibit 4.01 to Current Report on
         Clearview Cinema Group, Inc., dated April 23, 1998                    Form 8-K filed April 23, 1998

  4.04   Indenture dated as of June 12, 1998 by and among Clearview Cinema     Filed Herewith
         Group, Inc., its subsidiaries as guarantors, and The Bank of New
         York

  5.01   Opinion of Kirkpatrick & Lockhart LLP as to the validity of the       Filed Herewith
         securities being registered

  9.01   Voting Trust Agreement by and between Brett E. Marks and A. Dale      Exhibit 9.01 to Registration
         Mayo as Voting Trustee, dated December 21, 1994                       Statement on Form SB-2 filed May 27, 1997

  9.02   Voting Trust Agreement by and between Michael C. Rush and A. Dale     Exhibit 9.02 to Registration
         Mayo as Voting Trustee, dated June 20, 1995                           Statement on Form SB-2 filed May 27, 1997

  9.03   Voting Trust Agreement by and between Emerson Cinema, Inc. and A.     Exhibit 9.03 to Registration
         Dale Mayo as Voting Trustee, dated May 29, 1996                       Statement on Form SB-2 filed May 27, 1997

  9.04   Voting Trust Agreement by and among Paul Kay, Cindy Kay and A. Dale   Exhibit 9.04 to Registration
         Mayo as Voting Trustee, dated July 31, 1996                           Statement on Form SB-2 filed May 27, 1997

  9.05   Voting Trust Agreement by and between Louis G. Novick and A. Dale     Exhibit 9.05 to Registration
         Mayo as Voting Trustee, dated August 30, 1996                         Statement on Form SB-2 filed May 27, 1997

  9.06   Voting Trust Agreement dated as of November 21, 1997 by and among     Exhibit 9.01 to Current Report on
         F&N Cinema, Inc., Roxbury Cinema, Inc. and A. Dale Mayo, as Trustee   Form 8-K filed November 21, 1997

  9.07   Voting Trust Agreement dated as of December 12, 1997 by and among     Exhibit 9.01 to Current Report on
         The New Bellevue Theater Corp., Jesse Sayegh and A. Dale Mayo, as     Form 8-K filed December 12, 1997
         Trustee

  9.08   Voting Trust Agreement dated as of February 13, 1998 by and between   Filed Herewith
         Clairidge Cinemas, Inc. and A. Dale Mayo, as Trustee

  9.09   Voting Trust Agreement dated as of April 30, 1998 by and among John   Filed Herewith
         Nelson, Seth Ferman, Pamela Ferman, Martin Drescher and A. Dale
         Mayo, as Trustee

EXHIBIT                                                                                 PRIOR FILING OR
NUMBER                               DESCRIPTION                                      SEQUENTIAL PAGE NO.
------   --------------------------------------------------------------------  -----------------------------------------
 10.01   Employment Agreement by and between the Company and A. Dale Mayo,     Exhibit 10.08 to Registration
         dated May 29, 1996                                                    Statement on Form SB-2 filed May 27, 1997

 10.02   Collective Agreement by and among Cinema Grand Avenue, Inc., Triplex  Exhibit 10.36 to Registration
         Movies at Port Washington, Inc. and the Company, CCC Grand Avenue     Statement on Form SB-2 filed May 27, 1997
         Cinema Corp., CCC Port Washington Cinema Corp., dated September 8,
         1995

 10.03   Management Agreement by and among Cinema Herricks, Inc., the          Exhibit 10.37 to Registration
         Company, and CCC Herricks Cinema Corp. dated September 8, 1995        Statement on Form SB-2 filed May 27, 1997

 10.04   Letter modifying Management Agreement and Collective Agreement dated  Exhibit 10.38 to Registration
         November 17, 1995                                                     Statement on Form SB-2 filed May 27, 1997

 10.05   Escrow Agreement by and among Cinema Grand Avenue, Inc., Triplex      Exhibit 10.39 to Registration
         Movies at Port Washington, Inc., the Company, CCC Grand Avenue        Statement on Form SB-2 filed May 27, 1997
         Cinema Corp. and CCC Port Washington Cinema Corp., dated
         September 8, 1995

 10.06   Escrow Agreement by and among Cinema Herricks, Inc., the Company and  Exhibit 10.40 to Registration
         CCC Cinema Herricks Corp., dated September 8, 1995                    Statement on Form SB-2 filed May 27, 1997

 10.07   Non-Competition Agreement, by and among the Company, CCC Emerson      Exhibit 10.46 to Registration
         Cinema, Inc., and John Nelson, Pamela Ferman and Seth Ferman, dated   Statement on Form SB-2 filed May 27, 1997
         May 29, 1996

 10.08   Asset Purchase Agreement among Magic Cinemas L.L.C., CCC Tenafly      Exhibit 10.47 to Registration
         Cinema Corp., CCC Bergenfield Cinema Corp., CCC Closter Cinema Corp.  Statement on Form SB-2 filed May 27, 1997 and the Company, dated December 13, 1996

 10.09   Assignment of Real Estate Lease, by and between Allwood Clifton       Exhibit 10.48 to Registration
         Cinema, Inc. and CCC Allwood Cinema Corp., dated May 29, 1996,        Statement on Form SB-2 filed May 27, 1997
         assigning that certain lease dated November 5, 1986 by and between
         96 Market Associates, as lessor and Assignor, as amended pursuant to the Lease Modification Agreement dated October 10, 1989

 10.10   Assignment of Real Estate Lease by and between New City Cinemas,      Exhibit 10.49 to Registration
         Inc. and CCC New City Cinema Corp., dated May 29, 1996, assigning     Statement on Form SB-2 filed May 27, 1997
         that certain lease dated January 18, 1965, by and between Bridon
         Realty Co., as lessor, and Irving Sherman and David Sanders, as assigned by Irving Sherman and David Sanders to New City Town
         Theatre, Inc. pursuant to an Assignment Agreement dated February 10,
         1981, as further amended pursuant to an Addendum to Lease dated
         November 14, 1990, as further assigned by New City Town Theatre,
         Inc. to Assignor pursuant to an Assignment and Assumption of Lease dated November 14, 1990

EXHIBIT                                                                                 PRIOR FILING OR
NUMBER                               DESCRIPTION                                      SEQUENTIAL PAGE NO.
------   --------------------------------------------------------------------  -----------------------------------------
 10.11   Assignment of Real Estate Lease by and between Emerson Cinema, Inc.   Exhibit 10.50 to Registration
         and CCC Emerson Cinema Corp., dated May 29, 1996, assigning that      Statement on Form SB-2 filed May 27, 1997
         certain lease by and between Robert Nelson, Bernat Nelson and Leo
         Zucker doing business as Robert Lee Realty Co., a partnership and
         Irving Sherman, David Sanders and Albert Margulies, dated January
         18, 1965, as further amended by Lessor and Emerson Town Theatre,
         Inc. pursuant to an Extension and Modification of Lease dated July
         12, 1982, as further amended by Lessor and Emerson Town Theatre,
         Inc. pursuant to an Addendum to Lease dated June 1, 1986, and further amended and assigned by Emerson Town Theatre, Inc. to
         Emerson Cinema, Inc. pursuant to an Addendum to Lease dated November
         18, 1988 among Lessor, Emerson Town Theatre, Inc. and Assignor

 10.12   Form of Lock-up Agreement                                             Exhibit 10.52 to Registration
                                                                               Statement on Form SB-2 filed May 27, 1997

 10.13   Consent and Waiver Agreement dated May 23, 1997 by and among the      Exhibit 10.53 to Registration
         Company, CMNY Capital II, L.P., MidMark Capital, L.P., Emerson        Statement on Form SB-2 filed May 27, 1997
         Cinema, Inc., A. Dale Mayo, Brett E. Marks, Michael C. Rush, Paul
         and Cindy Kay and Louis G. Novick

 10.14   Termination Agreement for Stockholders and Registration Rights        Exhibit 10.54 to Registration
         Agreement dated May 23, 1997 by and among the Company, CMNY Capital   Statement on Form SB-2 filed May 27, 1997
         II, L.P., MidMark Capital, L.P., A. Dale Mayo, Brett E. Marks,
         Michael C. Rush, Emerson Cinema, Inc., Paul and Cindy Kay and Louis
         G. Novick

 10.15   Exchange and Termination Agreement dated May 23, 1997 by and among    Exhibit 10.55 to Registration
         the Company, MidMark Capital, L.P., and A. Dale Mayo                  Statement on Form SB-2 filed May 27, 1997

 10.16   Exchange and Termination Agreement dated May 23, 1997 by and among    Exhibit 10.56 to Registration
         the Company, CMNY Capital II, L.P., CMCO, Inc., Robert G. Davidoff,   Statement on Form SB-2 filed May 27, 1997
         A. Dale Mayo, Brett E. Marks and Michael C. Rush

 10.17   Registration Rights Agreement dated May 23, 1997 by and among the     Exhibit 10.58 to Registration
         Company, CMNY Capital II, L.P., MidMark Capital, L.P., Emerson        Statement on Form SB-2 filed May 27, 1997
         Cinema, Inc., A. Dale Mayo, Brett E. Marks, Michael C. Rush, Paul
         and Cindy Kay and Louis G. Novick

 10.18   Form of Consulting Agreement by and between the Company and MidMark   Exhibit 10.59 to Registration
         Associates, Inc.                                                      Statement on Form SB-2 filed May 27, 1997

 10.19   Clearview Cinema Group, Inc. 1997 Stock Incentive Plan                Exhibit 10.63 to Registration
                                                                               Statement on Form SB-2 filed May 27, 1997

 10.20   Consulting and Confidentiality Agreement by and between the Company   Exhibit 10.64 to Registration
         and Brett E. Marks                                                    Statement on Form SB-2 filed May 27, 1997

 10.21   Second Amended and Restated Credit Agreement by and between           Filed Herewith
         Clearview Cinema Group, Inc. and The Provident Bank, dated June 12,
         1998

EXHIBIT                                                                                 PRIOR FILING OR
NUMBER                               DESCRIPTION                                      SEQUENTIAL PAGE NO.
------   --------------------------------------------------------------------  ----------------------------------
 10.22   Agreement, dated as of September 1, 1997, by among Clearview Cinema   Exhibit 10.02 to Quarterly Report
         Group, Inc., First New York Reality Co. Inc., and Brett Marks         on Form 10-QSB for the Quarter
                                                                               ended June 30, 1997

 10.23   Registration Rights Agreement dated as of November 21, 1997 by and    Exhibit 10.03 to Current Report on
         among Clearview Cinema Group, Inc., F&N Cinema, Inc. and Roxbury      Form 8-K filed November 21, 1997
         Cinema, Inc.

 10.24   Assignment by F&N Cinema, Inc. dated November 7, 1997 assigning to    Exhibit 10.04 to Current Report on
         CCC Parsippany Cinema Corp. that certain Ground Lease between The     Form 8-K filed November 21, 1997
         Trustees of Net Realty Holding Trust and F&N Cinema, Inc. dated May
         12, 1993, as amended by the First Amendment to Ground Lease dated
         July 11, 1994, and as further amended by Second Amendment to Ground
         Lease dated December 19, 1994

 10.25   Assignment, Acceptance of Assignment and Consent to Assignment of     Exhibit 10.05 to Current Report on
         Lease between Roxbury Cinema Inc. and CCC Succasunna Cinema Corp.,    Form 8-K filed November 21, 1997
         dated November 21, 1997, assigning that certain Lease between First
         Roxbury Company and Roxbury Cinema Inc. dated May 24, 1989, as amended by Lease Modification Agreement dated May 2, 1990, and as further amended by Second Lease Modification Agreement dated
         December 20, 1994

 10.26   Lease dated December 1997 between Jesse Y. Sayegh and CCC Bellevue    Exhibit 10.01 to Current Report on
         Cinema Corp. together with Rider to Lease, as amended by Rider        Form 8-K filed December 12, 1997
         Attachment to Lease dated December 12, 1997

 10.27   Registration Rights Agreement dated as of December 12, 1997 by and    Exhibit 10.02 to Current Report on
         among Clearview Cinema Group, Inc., The New Bellevue Theater Corp.    Form 8-K filed December 12, 1997
         and Jesse Sayegh

 10.28   Assignment and Assumption and Consent to Assignment of Lease dated    Exhibit 10.03 to Current Report on
         December 12, 1997 by and among Jesse Sayegh, CCC Cedar Grove Cinema   Form 8-K filed December 12, 1997
         Corp., Clearview Cinema Group, Inc. and Leonard Diener Investment
         Company, assigning that certain Lease Agreement by and between
         Beatrice Diener d/b/a/ Leonard Diener Investment Company and Jesse
         Sayegh dated May 29, 1990, as amended by letter dated March 26, 1997

 10.29   Assignment and Assumption and Consent to Assignment of Lease dated    Exhibit 10.04 to Current Report on
         December 12, 1997 by and among Jesse Sayegh, CCC Kin Mall Cinema      Form 8-K filed December 12, 1997
         Corp., Clearview Cinema Group, Inc. and C.J.M. Enterprises, Inc.,
         assigning that certain Lease by and between Lester M. Entin
         Associates and C.J.M. Enterprises, Inc. dated December 17, 1991, as amended by First Amendment to lease dated December 31, 1996

 10.30   Assignment and Assumption and Consent to Assignment of Lease dated    Exhibit 10.05 to Current Report on
         December 12, 1997 by and among Jesse Sayegh, CCC Middlebrook Cinema   Form 8-K filed December 12, 1997
         Corp., Clearview Cinema Group, Inc., Westwood Oaks, Inc. and
         Westwood Oaks Associates, assigning that certain Lease by and between Westwood Oaks, Inc. and Jesse Sayegh dated September 28,
         1993, together with Rider LC to Lease

EXHIBIT                                                                                 PRIOR FILING OR
NUMBER                               DESCRIPTION                                      SEQUENTIAL PAGE NO.
------   --------------------------------------------------------------------  ----------------------------------
 10.31   Securities Purchase Agreement dated as of April 23, 1998, by and      Exhibit 10.01 to Current Report on
         between Clearview Cinema Group, Inc. and Proprietary Convertible      Form 8-K filed April 23, 1998
         Investment Group, Inc.

 10.32   Registration Rights Agreement dated as April 23, 1998, by and         Exhibit 10.02 to Current Report on
         between Clearview Cinema Group, Inc., and Proprietary Convertible     Form 8-K filed April 23, 1998
         Investment Group, Inc. (n/k/a Marshall Capital Management, Inc.)

 10.33   Registration Rights Agreement dated as of February 13, 1998 by and    Filed Herewith
         between Clairidge Cinemas, Inc. and Clearview Cinema Group, Inc.

 10.34   Registration Rights Agreement dated as of April 30, 1998 by and       Filed Herewith
         among John Nelson, Seth Ferman, Pamela Ferman, Martin Drescher and
         Clearview Cinema Group, Inc.

 10.35   Registration Rights Agreement dated as of June 12, 1998 by and among  Filed Herewith
         Clearview Cinema Group, Inc., its subsidiaries as guarantors, and
         Lehman Brothers, Inc.

 16.02   Letter regarding change in certifying accountants                     Exhibit 16.01 to Current Report on
                                                                               Form 8-K filed December 16, 1997

 21.01   Significant Subsidiaries                                              Exhibit 10.39 to Annual Report on
                                                                               Form 10-KSB for the year ended
                                                                               December 31, 1998

 23.01   Consent of PricewaterhouseCoopers LLP                                 Filed Herewith

 23.02   Consent of Wiss & Company LLP                                         Filed Herewith

 24.01   Powers of Attorney (included on signature page of this registration   Filed Herewith
         statement)

